Exhibit 2.2

Disclosure Statement, dated December 15, 2004

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEW JERSEY
Caption in Compliance with D.N.J. LBR 9004-2(c)

Robert A. Klyman
LATHAM & WATKINS LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Telephone: (213) 485-1234
Telecopy: (213) 891-8763
Email: robert.klyman@lw.com

Mark A. Broude
John W. Weiss (JW 5164)
LATHAM & WATKINS LLP
885 Third Avenue, Suite 1000
New York, NY 10022-4802
Telephone: (212) 906-1200
Telecopy: (212) 751-4864
Email: mark.broude@lw.com john.weiss@lw.com

-and-
Chapter 11
Charles A. Stanziale, Jr. (CS 1227)
William N. Stahl (WS 0397)	(Jointly Administered)
Jeffrey T. Testa (JT 1127)
SCHWARTZ, TOBIA, STANZIALE, SEDITA &	Case Nos.: 04-46898-All
CAMPISANO	through 04-46925-All
Kip’s Castle
22 Crestmount Road	Disclosure Statement Hearing
Montclair, NJ 07042	Date: January 21, 2005
Telephone: (973) 746-6000	Time: 10:00 a.m.
Telecopy: (973) 655-0699 Email: stanch@kipslaw.com	Place: 401 Market Street Camden, NJ 08101

Proposed Counsel for	Judge: The Honorable
Debtors and Debtors-in-Possession	Judith H. Wizmur

DISCLOSURE STATEMENT
In Re:	ACCOMPANYING JOINT
PLAN OF REORGANIZATION
THCR/LP CORPORATION, et al.,	DATED AS OF DECEMBER 15, 2004

Debtors.

THIS IS NOT A SOLICITATION OF ACCEPTANCES OF ANY PLAN OF REORGANIZATION FOR THCR/LP CORPORATION AND THE OTHER ABOVE-CAPTIONED DEBTORS (LISTED ON EXHIBIT D HERETO). ACCEPTANCES OR REJECTIONS OF SUCH PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF NEW JERSEY. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL, BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

SUBJECT TO BANKRUPTCY COURT APPROVAL

DISCLAIMER

[THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF NEW JERSEY HAS APPROVED THIS DISCLOSURE STATEMENT FOR THE PLAN OF REORGANIZATION OF THCR/LP CORPORATION AND ITS AFFILIATED DEBTORS. THE APPROVAL OF THIS DISCLOSURE STATEMENT MEANS THAT THE BANKRUPTCY COURT HAS FOUND THAT THIS DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE. SUCH APPROVAL DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT ON THE MERITS OF THE PLAN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.]

ALL HOLDERS OF CLAIMS AND INTERESTS AND OTHER PARTIES-IN-INTEREST ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE ACCOMPANYING PLAN OF REORGANIZATION IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED HERETO AND THERETO AND OTHER DOCUMENTS REFERENCED AS FILED OR TO BE FILED WITH THE BANKRUPTCY COURT PRIOR TO OR CONCURRENT WITH THE FILING OF THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC“), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF ANY OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

THIS DISCLOSURE STATEMENT CONTAINS CERTAIN PROJECTED FINANCIAL INFORMATION RELATING TO THE REORGANIZED DEBTORS, AS WELL AS CERTAIN OTHER STATEMENTS THAT CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH PROJECTIONS AND STATEMENTS ARE BASED ON CERTAIN ESTIMATES AND ASSUMPTIONS MADE BY, AND ON INFORMATION AVAILABLE TO, THE DEBTORS. WHEN USED IN THIS DOCUMENT, THE WORDS “ANTICIPATE,” “BELIEVE,” “ESTIMATE,” “EXPECT,” “INTEND,” “PLAN,” “PROJECT,” “FORECAST,” “MAY,” “PREDICT,” “TARGET,” “POTENTIAL,” “PROPOSED,” “CONTEMPLATED,” “WILL,” “SHOULD,” “COULD,” “WOULD” AND SIMILAR EXPRESSIONS, AS THEY RELATE TO THE DEBTORS, THE REORGANIZED DEBTORS AND THEIR MANAGEMENT, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE DEBTORS INTEND FOR SUCH FORWARD-LOOKING STATEMENTS TO BE COVERED BY THE SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE FEDERAL PRIVATE SECURITIES

i

LITIGATION REFORM ACT OF 1995, AND THE DEBTORS SET FORTH THIS STATEMENT AND THE RISK FACTORS CONTAINED IN EXHIBIT B HERETO IN ORDER TO COMPLY WITH SUCH SAFE HARBOR PROVISIONS. SUCH PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS REFLECT THE CURRENT VIEWS OF THE DEBTORS AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. MANY FACTORS COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY SUCH PROJECTED FINANCIAL INFORMATION AND FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, THE RISKS DISCUSSED IN EXHIBIT B TO THIS DISCLOSURE STATEMENT ENTITLED “RISK FACTORS” AND RISKS, UNCERTAINTIES AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN FILINGS MADE BY CERTAIN OF THE DEBTORS WITH THE SEC AND OTHER REGULATORY AUTHORITIES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL INFORMATION OR OTHER FORWARD-LOOKING STATEMENTS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED OR EXPECTED. THE DEBTORS DO NOT INTEND, AND DO NOT ASSUME ANY DUTY OR OBLIGATION, TO UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS, WHETHER AS THE RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN. NO PERSON OR ENTITY MAY USE ANYTHING IN THIS DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE. THE FACTUAL INFORMATION CONTAINED HEREIN, INCLUDING THE DESCRIPTION OF THE DEBTORS, THEIR BUSINESSES AND EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES, HAS BEEN OBTAINED FROM VARIOUS DOCUMENTS, AGREEMENTS AND OTHER WRITINGS RELATING TO THE DEBTORS, AND FROM DISCUSSIONS WITH AND VARIOUS WRITINGS PREPARED BY THE DEBTORS, THE TAC NOTEHOLDER COMMITTEE, THE TCH NOTEHOLDER COMMITTEE, DONALD J. TRUMP AND THEIR RESPECTIVE LEGAL COUNSEL AND FINANCIAL ADVISORS.

THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES CONTAINED HEREIN. ALL EXHIBITS HERETO AND TO THE PLAN ARE INCORPORATED INTO, AND ARE A PART OF, THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION OR WAIVER BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS. THIS DISCLOSURE STATEMENT SHALL NOT BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER, AND SHALL NOT BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR THE REORGANIZED DEBTORS OR ANY OTHER PARTY-IN-INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES LAW OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS.

v

LIST OF EXHIBITS

Exhibit	Name
Exhibit A	The Plan

Exhibit B	Risk Factors

Exhibit C	The Disclosure Statement Order

Exhibit D	List of Debtors

Exhibit E	Charts Depicting the Pre-Reorganization Corporate Structure of the Debtors and Post-Reorganization Corporate Structure of the Reorganized Debtors

Exhibit F	Liquidation Analysis

Exhibit G	Unaudited Pro Forma Balance Sheet

Exhibit H	Projections for the Reorganized Debtors

Exhibit I	Valuation of the Reorganized Debtors

Exhibit J	Restructuring Support Agreement

Exhibit K	Form of DJT Investment Agreement

Exhibit L	Form of DJT Voting Agreement

Exhibit M	Form of DJT Services Agreement

Exhibit N	Form of DJT New Trademark License Agreement

Exhibit O	Form of DJT ROFO Agreement

Exhibit P	Form of Miss Universe Assignment Agreement

Exhibit Q	Form of World’s Fair Assignment Agreement

Exhibit R	Form of Exit Facility Commitment Letter

Exhibit S	THCR’s Annual Report on Form 10-K for the year ended December 31, 2003 (excluding exhibits)

Exhibit T	THCR’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004

Exhibit U	THCR’s Current Reports on Form 8-K filed on October 21, 2004, October 29, 2004, November 1, 2004, November 4, 2004 and November 24, 2004

Exhibit V	THCR’s 2004 Annual Proxy Statement

INDEX OF DEFINED TERMS

338 Approach	112
Accrued OID	115
AHYDO	115
AMT	113
AMTI	113
Ballot	8
Bankruptcy Exception	111
Bar Date	37
Bar Date Order	37
Beal Bank	38
Bondholder Side Letter	32
Borgata	29
Casino Services and Products	102
Cause	99
Chanin	32
COI	111
Company Property	103
Confirmation Hearing	7
Delaware RULPA	95
DIP Agreement	38
Disabling Event	97
Disclosure Statement Order	7
DJT Investment	56
DLJMB	29
DLJMB Escrow Agreement	31
DLJMB Expense Letter	31
DLJMB Tail	30
Exchange Act	25
Exclusivity Agreement	30
Exit Facility Commitment Letter	104
FIRPTA	118
First Priority Leverage Ratio	27
Good Reason	99
Guarantors	87
Holders	110
Houlihan	31
Initial Restructuring Support Agreement	32
Joint Director	52
Letter Agreements	30
License Termination Event	103
Licensed Marks	101
Loss Corporation	111
Master Ballot	72
Milbank	32
Morgan Stanley	104
New Notes Collateral	88
New Warrant Agent	93
New Warrants	93
NOLs	111
NYSE	17
OID	114
Optionee	97
Petition	7
Professional Claims Reserve	43
Projections	78
Reorganized THCR Funding	87
Revolving Credit Facility	105
SEC	i
Second Exclusivity Agreement	30
Section 382 Limitation	112
Securities	110
Securities Act	86
Service	110
Special Committee	29
TAC	8
TAC Noteholders	30
Tax Code	110
TCH	8
TCH First Priority Noteholders	30
TCH Noteholders	30
TCH Notes	27
TCH Second Priority Noteholders	30
Term Loans	105
THCR Holdings Senior Notes	22
THCR Management Services	19
TIN	117
Tranche B-1 Term Loan Facility	104
Tranche B-2 Term Loan Facility	105
Tribal Gaming Authority	20
Tribe	19
Trump 29 Gaming License	20
Trump 29 Management Agreement	19
Trump Atlantic City Properties	18
Trump Indiana Casino	19
Trump Marina Casino	18
Trump Plaza Casino	18
Trump Taj Mahal Casino	18
UBS	104
UBS Engagement Letter	37
USRPHC	118
Voting Agent	8
Voting Deadline	74
Voting Record Date	8
Voting Securities	72
Weil	31

Unless otherwise defined herein, each capitalized term contained herein has the meaning ascribed thereto in the Plan, the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, as the case may be.

SUMMARY OF THE PLAN

The Debtors Filed petitions for relief under chapter 11 of the Bankruptcy Code on November 21, 2004. On December 15, 2004, the Debtors Filed the Disclosure Statement and the Plan, which sets forth the treatment of Claims against and Interests in the Debtors following their emergence from chapter 11. This Disclosure Statement describes the Plan, the Debtors’ current and future business operations, significant events expected to occur in the Chapter 11 Cases, the proposed reorganization of the Debtors upon consummation of the Plan and related matters. This summary does not contain all the information included in this Disclosure Statement or that may be important to you in making a decision to vote for, or to reject, the Plan. For a more complete understanding of the Plan, you should read this Disclosure Statement, the Plan and the documents and exhibits attached hereto and thereto and incorporated by reference herein and therein. The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by the Plan itself and the documents and exhibits attached hereto and thereto and incorporated by reference herein and therein.

General

The Plan contemplates a restructuring of the Debtors’ debt obligations and a recapitalization of the Debtors’ capital structure. As summarized below, the Plan includes, among other things:

•	an exchange of the TAC Notes and TCH Notes for New Common Stock, Cash and/or New Notes;

•	a distribution of New Class A Warrants to existing beneficial owners of Old THCR Common Stock (excluding DJT), with an aggregate purchase price of $50 million ($14.60 per share), and a distribution of New Class A Warrants Proceeds to TAC Noteholders on or as soon as reasonably practicable after the first anniversary of the Effective Date;

•	a $55 million cash equity investment by DJT (or a controlled affiliate of DJT) and the contribution of the TCH Second Priority Notes beneficially owned by him to the Reorganized Debtors, and material modifications to existing arrangements between the Debtors and DJT;

•	a Reverse Stock Split whereby 1000 shares of Old THCR Common Stock will be consolidated into one share of New Common Stock on the Effective Date;

•	a reorganized board of directors of Reorganized THCR initially consisting of nine members, five of whom will initially be Class A Directors acceptable to the TAC Noteholder Committee and three of whom will initially be appointed by DJT (including DJT himself, as Chairman), with DJT’s power to appoint future directors dependent on DJT’s percentage ownership of New Common Stock, and the continued election of Class A Directors for the Nomination Period;

•	repayment of a DIP Facility of up to $100 million secured by a first priority priming Lien on substantially all the assets of the Debtors during the pendency of the Chapter 11 Cases; and

•	an Exit Facility of up to $500 million secured by a first priority security interest in substantially all the assets of the Reorganized Debtors upon the Effective Date, with a portion of such Exit Facility to be used to repay the DIP Facility in full.

Debt Restructuring

The Plan involves a restructuring of the TAC Notes, the TCH First Priority Notes and the TCH Second Priority Notes:

•	The holders of TAC Notes will exchange their notes for (i) $777.3 million in aggregate principal face amount of New Notes, (ii) 26,325,562 shares of New Common Stock, and (iii) the TAC Cash Distribution, which shall equal an amount in Cash equal to simple interest accrued on $777.3 million of New Notes at the rate of 8.5% per annum from the last scheduled date for which interest was paid on the TAC Notes to the Effective Date. TAC Noteholders may elect a non-Pro Rata allocation of New Notes and New Common Stock on the applicable Election Form, pursuant to which such noteholders may elect to maximize the distribution of New Notes or New Common Stock to such noteholders. In addition, on or as soon as reasonably practicable after the first anniversary of the Effective Date, TAC Noteholders will receive, on a Pro Rata basis, the New Class A Warrants Proceeds, consisting of (a) Cash proceeds from the exercise of New Class A Warrants (plus any interest accrued thereon) and (b) if any of the New Class A Warrants are not exercised, any remaining Reserve Shares.

•	The holders of TCH First Priority Notes will exchange their notes for (i) $425.0 million aggregate principal face amount of New Notes, (ii) $21.25 million in Cash, (iii) 582,283 shares of New Common Stock, and (iv) the TCH First Cash Distribution, which shall equal an amount in Cash equal to simple interest accrued on $425.0 million at the rate of 12.625% per annum from the last scheduled date for which interest was paid with respect to the TCH First Priority Notes to the Effective Date (such payments to be made on the regularly scheduled interest payment dates for the TCH First Priority Notes). TCH First Priority Noteholders may elect a non-Pro Rata allocation of Cash and New Common Stock on the applicable Election Form, pursuant to which such noteholders may elect to maximize the distribution of Cash or New Common Stock to such noteholders.

•	The holders of TCH Second Priority Notes (excluding DJT) will exchange their notes for (i) $47.7 million aggregate principal amount of New Notes,

(ii) $2.3 million in Cash, (iii) 145,116 shares of New Common Stock, and (iv) the TCH Second Cash Distribution, which shall equal an amount in Cash equal to simple interest accrued on (A) $54.6 million at the rate of 18.625% per annum from the last scheduled date for which interest was paid with respect to the TCH Second Priority Notes to the earlier of the Effective Date or ninety (90) days after the Petition Date and (B) $47.7 million at the annual rate of 8.5% per annum from the ninety-first (91st) day after the Petition Date through the Effective Date, but only in the event the Effective Date occurs more than ninety (90) days after the Petition Date. The foregoing distribution will be made to TCH Second Priority Noteholders on a Pro Rata basis on or as soon as reasonably practicable after the Effective Date.

The New Notes will be issued by Reorganized THCR Holdings and Reorganized THCR Funding, bear interest at a rate of 8.5% per annum and have a 10-year maturity. The New Notes will be secured by a second priority security interest in substantially all the Reorganized Debtors’ real property and incidental personal property and certain other assets of the Reorganized Debtors (except for certain excluded assets). The Liens securing the New Notes will be junior to the Liens securing the Exit Facility. See Section 5.11(i) of the Plan – “Restructuring Transactions – Cancellation of Old Notes.” See also Section 5.11(j) of the Plan – “Restructuring Transactions – Issuance of New Notes.”

New Class A Warrants

Under the Plan, existing holders of Old THCR Common Stock (excluding DJT) will receive one-year New Class A Warrants to purchase an aggregate of up to 3,425,193 shares of New Common Stock with an aggregate purchase price of $50 million ($14.60 per share). Proceeds from the exercise of the New Class A Warrants, as well as any remaining Reserve Shares reserved for issuance of the New Class A Warrants, will be distributed to TAC Noteholders on a Pro Rata basis on or as soon as reasonably practicable after the first anniversary of the Effective Date. Prior to distribution, Cash proceeds received upon exercise of the New Class A Warrants shall be held in a segregated account, and interest accrued thereon shall be distributed equally and ratably to TAC Noteholders upon distribution of the New Class A Warrants Proceeds on or as soon as reasonably practicable after the first anniversary of the Effective Date. See Section 5.11(f) of the Plan – “Restructuring Transactions – New Warrants.”

DJT Investment and Material Modifications to Existing Arrangements with DJT

Pursuant to the Plan, DJT will, among other things, invest $55 million in Cash and contribute the TCH Second Priority Notes beneficially owned by him to Reorganized THCR Holdings on the Effective Date, upon the terms and subject to the conditions set forth in the DJT Investment Agreement, a copy of which is attached hereto as Exhibit K.

Pursuant to the DJT Investment Agreement and the Plan, on the Effective Date, DJT will receive:

•	[ ]% of the New THCR Holdings Class A Interests (which are exchangeable for 3,767,713 shares of New Common Stock) in exchange for contributing $55 million in Cash to Reorganized THCR Holdings on the Effective Date,

•	[ ]% of the New THCR Holdings Class A Interests (which are exchangeable for 1,043,867 shares of New Common Stock) in exchange for contributing all Claims under the TCH Second Priority Notes (including interest accrued thereon) beneficially owned by him to Reorganized THCR Holdings on the Effective Date,

•	New THCR Holdings Class B Interests (which are exchangeable for 4,554,197 shares of New Common Stock),

•	the New DJT Warrant,

•	THCR’s 25% beneficial ownership interests in Miss Universe, L.P., LLLP, and

•	the parcels of land and appurtenances in Atlantic City, described specifically on Exhibit Q hereto, constituting the former World’s Fair site, which shall be transferred subject to a perpetual negative covenant preventing DJT or any transferee, assignee or lessee from developing any gaming activities on, or associated with, such property as provided in the World’s Fair Assignment Agreement and other operative transaction documents under which the property is transferred to DJT.

In addition, DJT shall retain the shares of Old THCR Common Stock and the Old THCR Holdings Interests beneficially owned by him, subject to the dilution from the Reverse Stock Split and the issuance of the New Common Stock and New THCR Holdings Interests.

Under the Plan, DJT will continue to serve as Chairman of the board of directors of Reorganized THCR. DJT will also enter into the DJT Services Agreement, which will have a three-year rolling term and provide for the reimbursement of certain expenses incurred by DJT in his capacity as Chairman, and the DJT New Trademark License Agreement, which will grant Reorganized THCR Holdings a perpetual, exclusive, royalty-free license to use his name and likeness in connection with the Debtors’ casino and gaming activities. Reorganized THCR and Reorganized THCR Holdings will also enter into a three-year right of first offer agreement with the Trump Organization LLC pursuant to which the Trump Organization LLC will be granted a right of first offer to serve as project manager, construction manager and/or general contractor (to the extent the Trump Organization LLC is reasonably qualified to perform such duties) with respect to construction and development projects for casinos, casino hotels and related lodging to be performed by third parties on the Debtors’ existing and future properties. See Section 5.11(k) of the Plan – “Restructuring Transactions – Transactions with DJT.”

Reverse Stock Split

As part of the Plan, THCR will implement an approximately 1000 for 1 Reverse Stock Split of the Old THCR Common Stock, such that each 1000 shares of Old THCR Common Stock immediately prior to the Reverse Stock Split shall, following the Reverse Stock

Split (and subject to adjustment for fractional entitlements), be consolidated into one share of New Common Stock. See Section 5.11(b) of the Plan – “Restructuring Transactions – Reverse Stock Split.” The aggregate fractional share interests of each holder of Old THCR Common Stock shall be rounded up to the nearest whole number. See Section 5.11(c) of the Plan – “Restructuring Transactions – Fractional Entitlements.” On the Effective Date or as soon as practicable thereafter, Reorganized THCR expects to apply to have the New Common Stock listed on the New York Stock Exchange or, if Reorganized THCR is unable to have the New Common Stock listed on the NYSE, the national market system or small cap system of the National Association of Securities Dealers’ Automated Quotation System or other national securities exchange. See Section 5.11(g) of the Plan – “Restructuring Transactions – Listing.” All existing options to purchase existing shares of Old THCR Common Stock will be extinguished upon consummation of the Plan. The Plan also contemplates that THCR will amend and restate its certificate of incorporation to provide for, among other things, a change in its corporate name from “Trump Hotels & Casino Resorts, Inc.” to “Trump Entertainment Resorts, Inc.”

Board of Directors of Reorganized THCR

Reorganized THCR will have a board of directors consisting of nine members. The five Class A Directors must be acceptable to the TAC Noteholder Committee. DJT will have the right to appoint three directors (one of whom shall be DJT, as Chairman). The ninth director shall be acceptable to both DJT and the TAC Noteholder Committee. After the Effective Date, DJT will have the right to designate up to three directors, subject to adjustment based upon his ownership interests in Reorganized THCR on a going-forward basis. The Plan and the DJT Voting Agreement will provide for the continued nomination for election of the initial Class A Directors and any Person selected by a majority of Class A Directors then serving as directors of Reorganized THCR to fill any vacancy, regardless of the amount of New Common Stock beneficially owned by DJT, for the Nomination Period, which will begin on the Effective Date and terminate on [    ]. The Debtors do not currently know all individuals who will serve as directors of Reorganized THCR or any of the Reorganized Debtors from and after the Effective Date. Prior to the hearing on confirmation of the Plan, THCR shall submit to the Bankruptcy Court the names of nine individuals as proposed directors of the initial board of directors of Reorganized THCR. See Section 5.04 of the Plan – “Board of Directors and Management.”

DIP Facility and Exit Facility

On November 22, 2004, the Debtors entered into a DIP Facility providing for up to $100 million of borrowings during the pendency of the Chapter 11 Cases, secured by a first priority priming Lien on substantially all of the assets of the Debtors, including the assets securing the TAC Notes and TCH Notes. On the Effective Date, the Reorganized Debtors expect to enter into the Exit Facility, which will provide for borrowings of up to $500 million and will be secured by a first priority security interest on substantially all of the Debtors’ assets, senior to the Liens securing the New Notes. The Reorganized Debtors expect to use the proceeds from the Exit Facility, among other uses, to repay the DIP Facility, as well as to fund deferred capital expenditures, to pay transaction expenses in connection with the restructuring and to finance future expansion of the Reorganized Debtors’ properties. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the funds received under the DJT Investment Agreement, the Exit Facility, the Reorganized Debtors’ Cash balances and the other borrowings and operations of the Reorganized Debtors, as applicable.

Restructuring Support Agreement and Plan Confirmation

The Plan, Disclosure Statement and related documents are the product of negotiations among the Debtors, DJT, the TAC Noteholder Committee, the TCH Noteholder Committee and certain beneficial owners (or investment advisors or managers for the beneficial owners) of the Debtors’ publicly traded indebtedness. On October 20, 2004, certain of the Debtors, DJT and certain TAC Noteholders and TCH Noteholders executed the Restructuring Support Agreement attached hereto as Exhibit J, which provides, among other things, that such parties will support and pursue the Plan on the terms and conditions set forth therein. Pursuant to the Restructuring Support Agreement and in connection with the Plan, holders of approximately 57% of the aggregate principal face amount of the TAC Notes, approximately 68% of the aggregate principal face amount of the TCH First Priority Notes, approximately 75% of the aggregate principal face amount of the TCH Second Priority Notes (excluding DJT) and DJT, as the beneficial owner of approximately $16.4 million aggregate principal face amount of the TCH Second Priority Notes and approximately 56.4% of the Old THCR Common Stock, have agreed to vote in favor of the Plan in exchange for the consideration set forth therein. The Debtors believe that the acceptance of the Plan by the holders who executed the Restructuring Support Agreement makes it likely that the Debtors will receive the acceptances necessary to confirm the Plan. If the Plan is consummated, the Debtors believe the restructuring transactions contemplated in the Plan and described in this Disclosure Statement will improve their financial position, help preserve relationships with suppliers, customers, employees and other parties, fund deferred capital expenditures and provide liquidity for future growth.

SECTION I.

INTRODUCTION

A.	General

The Debtors hereby submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code (i) for use in the solicitation of votes on the Plan and (ii) in connection with the hearing to consider confirmation of the Plan by the Bankruptcy Court (such hearing, as it may be adjourned from time to time, the “Confirmation Hearing”) scheduled for [March     ], 2005 at              a.m.

On the Petition Date, the Debtors Filed with the clerk of the Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code, under case numbers 04-46898 through 04-46925 (each such petition, a “Petition,” and collectively, the “Petitions”). The Debtors have also Filed the Plan, which sets forth the manner in which Claims against, and Interests in, the Debtors will be treated. The Plan is attached to this Disclosure Statement as Exhibit A. The purpose of this Disclosure Statement is to provide information to holders of Claims against, and Interests in, the Debtors who are entitled to vote on the Plan to enable them to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operating and financial history, the Debtors’ need to seek chapter 11 protection, significant events that are expected to occur during the Chapter 11 Cases and the anticipated organization, operations and financing of the Reorganized Debtors upon successful emergence from chapter 11, among other things. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, effects of confirmation of the Plan, risk factors associated with securities to be issued under the Plan (attached as Exhibit B hereto) and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement describes the confirmation process and the voting procedures that holders of Claims and Interests entitled to vote under the Plan must follow for their votes to be counted. Unless otherwise defined herein, each capitalized term contained herein has the meaning ascribed thereto in the Plan, the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, as the case may be. See also “Index of Defined Terms.”

THE PLAN IS THE PRODUCT OF NEGOTIATIONS AMONG THE DEBTORS, DJT, THE TAC NOTEHOLDER COMMITTEE AND THE TCH NOTEHOLDER COMMITTEE. THE FOREGOING PARTIES SUPPORT THE PLAN AND URGE HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS TO VOTE IN FAVOR OF THE PLAN.

On January     , 2005, after notice and a hearing, the Bankruptcy Court entered an order (the “Disclosure Statement Order”) approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of holders of Claims against, and Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan. Approval of this Disclosure Statement does not constitute a determination by the Bankruptcy Court as to the fairness or merits of the Plan. The Disclosure Statement Order is attached to this Disclosure Statement as Exhibit C.

The Disclosure Statement Order sets forth in detail the deadlines, procedures and/or instructions for, inter alia, voting to accept or reject the Plan and filing objections to confirmation of the

Plan by the Bankruptcy Court. The Disclosure Statement Order also establishes                     , 2004, as the voting record date for voting to accept or reject the Plan (the “Voting Record Date“) and sets forth the applicable standards for tabulating votes. In addition, detailed voting instructions accompany each ballot distributed with this Disclosure Statement to each holder of an Impaired Claim or Impaired Interest (other than to holders of Impaired Claims and Impaired Interests deemed to have rejected the Plan or otherwise not entitled to vote on the Plan), upon which is to be indicated, among other things, acceptance or rejection of the Plan (each such ballot, a “Ballot“).

* * * * *

All holders of Claims against, and Interests in, the Debtors are encouraged to read this Disclosure Statement, the Plan and the documents attached hereto and thereto and incorporated by reference herein and therein in their entirety before voting to accept or reject the Plan. No materials, other than this Disclosure Statement and the Exhibits attached hereto or referenced herein, have been approved by the Debtors for use in soliciting acceptances or rejections of the Plan.

* * * * *

B.	Solicitation Package

Attached to this Disclosure Statement are copies of the documents set forth on the “List of Exhibits,” above. In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with this Disclosure Statement submitted to the holders of Claims and Interests that the Debtors believe are entitled to vote to accept or reject the Plan.

C.	Where You Can Find Additional Information About the Debtors

If you did not receive a copy of the Exhibits to this Disclosure Statement, you may obtain the Exhibits by logging on to the Debtors’ website for the Chapter 11 Cases, www.THCRrecap.com, or by contacting the Debtors’ counsel in writing as follows: Robert A. Klyman, Esq., Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071; (213) 891-8763 (facsimile).

You may also obtain a Ballot by logging onto www.THCRrecap.com or contacting The Trumbull Group, LLC (the “Voting Agent”), at:

THCR/LP Corporation, et al.

c/o The Trumbull Group, LLC

P.O. Box 721

Windsor, CT 06095

Phone: 860-687-3948

Fax: 860-683-8697

For further information about THCR and the other Debtors, please refer to the Plan, the information below and to the Exhibits that are a part of the Plan and this Disclosure Statement.

THCR, Trump Atlantic City Associates (“TAC”) and Trump Casino Holdings, LLC (“TCH”) file annual, quarterly and current reports, proxy statements and/or other information with the SEC. Should you want more information regarding THCR, TAC or TCH, please refer to the annual, quarterly and current reports and proxy statements, as applicable, filed with the SEC regarding those entities. Specifically, you are encouraged to read the following documents:

•	Annual Reports on Form 10-K for the year ended December 31, 2003 for each of THCR, TAC and TCH;

•	Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004 for each of THCR, TAC and TCH; and

•	THCR’s Current Reports on Form 8-K filed on October 21, 2004, October 29, 2004, November 1, 2004, November 4, 2004 and November 24, 2004.

You may read and copy any document THCR, TAC or TCH files with the SEC at the SEC’s public reference room located at: 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. SEC filings for THCR, TAC or TCH are also available to the public on the SEC’s website at www.sec.gov.

SECTION II.

OVERVIEW OF THE PLAN

The following is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan, including the Exhibits attached hereto and thereto and incorporated by reference herein and therein. All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan, the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, as the case may be. A copy of the Plan is attached hereto as Exhibit A.

The following table summarizes the classification and treatment of Claims and Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Interests.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified (but are nonetheless described below). A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest that is not an Allowed Claim or an Allowed Interest.

A.	Summary of Classification and Treatment of Claims Against, and Interests In, the Debtors

Class	Type of Allowed Claim or Interest	Treatment	Estimated Recovery
–	Administrative Claims	Paid in full in Cash on the Effective Date or as soon as practicable thereafter (unless the holder of a particular Claim and such Debtor agree in writing to less favorable treatment), or in accordance with the terms and conditions of transactions or agreements relating to obligations incurred in the ordinary course of business during the pendency of the Chapter 11 Cases.	100%

–	Priority Tax Claims	At the Debtors’ option, paid in full in Cash on the Effective Date or over a period not exceeding six (6) years from the date of assessment of such Claim, plus interest on the unpaid portion of such Claim accrued from the Effective Date at the rate of 4% per annum or as otherwise established by the Bankruptcy Court. The Debtors will make the foregoing election and provide notice of such election to the applicable holder of a Priority Tax Claim no later than ten (10) days prior to the Voting Deadline.	100%

	Secured Claims:

1	TAC Notes Claims	Impaired; the distribution to holders of Claims in Class 1 includes the TAC Cash Distribution, the New Class A Warrants Proceeds, $777.3 million in aggregate principal face amount of New Notes and 26,325,562 shares of New Common Stock. On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed TAC Notes Claim will receive a Pro Rata share of the TAC Cash Distribution. In addition, by timely submitting an Election Form, each holder of an Allowed TAC Notes Claim may elect to (i) receive a Pro Rata share of New Notes and New Common Stock, (ii) maximize the distribution of New Notes to be received by such holder or (iii) maximize the distribution of New Common Stock to be received by such holder. Holders that do not submit a timely and properly completed Election Form will receive a Pro Rata share of New Notes and New Common Stock. On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed TAC Notes Claim will also receive a Pro Rata share of the New Class A Warrants Proceeds (plus any interest accrued thereon).	%

2	TCH First Priority Notes Claims	Impaired; the distribution to holders of Claims in Class 2 includes the TCH First Cash Distribution,	%

Class	Type of Allowed Claim or Interest	Treatment	Estimated Recovery
$425.0 million in aggregate principal face amount of New Notes, additional Cash in the amount of $21.25 million and 582,283 shares of New Common Stock. On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed TCH First Priority Notes Claim will receive a Pro Rata share of (i) the TCH First Cash Distribution and (ii) $425.0 million aggregate principal face amount of New Notes. In addition, by timely submitting an Election Form, each holder of an Allowed TCH First Priority Notes Claim may elect to (i) receive a Pro Rata share of $21.25 million of Cash and New Common Stock, (ii) maximize the distribution of Cash to be received by such holder or (iii) maximize the distribution of New Common Stock to be received by such holder. Holders that do not submit a timely and properly completed Election Form will receive a Pro Rata share of $21.25 million of Cash and New Common Stock.

3	TCH Second Priority Notes Claims	Impaired; on the Effective Date or as soon as practicable thereafter, holders of an Allowed TCH Second Priority Notes Claim shall receive, on a Pro Rata basis, (i) the TCH Second Cash Distribution, (ii) $47.7 million aggregate principal face amount of New Notes, (iii) $2.3 million of additional Cash and (iv) 145,116 shares of New Common Stock.	___%

4	DJT Secured Notes Claim	Impaired; on the Effective Date, the holder of the Allowed DJT Secured Notes Claim shall receive New THCR Holdings Interests exchangeable for 1,043,867 shares of New Common Stock.	___%

5	Other Secured Claims	Unimpaired under subsections (i) and (v) of this paragraph; Impaired under subsection (ii), (iii), (iv) and (vi) of this paragraph; each holder of an Allowed Class 5 Claim shall, in the discretion of the Debtors, receive any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 5 Claim; (ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 5 Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Debtors’ property securing the Allowed Class 5 Claim; (iii) the Debtors’ property securing such holder’s Allowed Class 5 Claim;	100%

Class	Type of Allowed Claim or Interest	Treatment	Estimated Recovery
		(iv) payments or Liens amounting to the indubitable equivalent of the value of such holder’s interest in the Debtors’ property securing the Allowed Class 5 Claim; (v) Reinstatement of such Class 5 Claim; or (vi) such other treatment as the Debtor and such holder shall have agreed upon in writing. The Debtors will make the foregoing election and provide notice of such election to the applicable holder of an Allowed Class 5 Claim no later than ten (10) days prior to the Voting Deadline.

	Unsecured Claims:

6	Priority Claims	Unimpaired; each holder of an Allowed Priority Claim in Class 6 will be paid the Allowed amount of such Claim in full in Cash by such Debtor on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with the terms and conditions of any agreements or understandings relating thereto between such Debtor and the holder of such Claim.	100%

7	General Unsecured Claims	Unimpaired; unless otherwise agreed to by the applicable Debtor and the applicable holder of a Claim, each holder of an Allowed General Unsecured Claim in Class 7 will be paid the Allowed amount of such Claim in full in Cash by such Debtor on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtor and the holder of such Claim.	100%

8	Intercompany Claims	Unimpaired; each holder of an Allowed Class 8 Intercompany Claim shall be Reinstated on the Effective Date.	100%

9	Old Equity Interests of Other Subsidiaries	Unimpaired; each holder of an Allowed Class 9 Interest shall be Reinstated on the Effective Date.	100%

Class	Type of Allowed Claim or Interest	Treatment	Estimated Recovery
10	Old THCR Holdings Interests	Impaired; each holder of an Allowed Class 10 Interest shall retain its existing Old THCR Holdings Interests, subject to the terms of the New THCR Partnership Agreement.	__%

11	Old THCR Common Stock Interests	Impaired; each holder of an Allowed Class 11 Interest shall retain its existing shares of Old THCR Common Stock, subject to the Reverse Stock Split and dilution upon issuance of the New Common Stock, on a Pro Rata basis. Each such holder of an Allowed Old THCR Common Stock Interest (except for DJT) as of the New Class A Warrants Record Date shall receive, on a Pro Rata basis, New Class A Warrants.	__%

12	Old THCR Class B Common Stock Interests	Impaired; each holder of an Allowed Class 12 Interest shall receive shares of New Class B Common Stock, on a one-for-one basis based on such holder’s ownership of Old THCR Class B Common Stock, on the Effective Date.	__%

13	Interests of holders of Old THCR Stock Rights and Claims Arising out of such Old THCR Stock Rights	Impaired; each holder of an Allowed Class 13 Interest shall not receive or retain any Cash or property on account of such Claims and Interests.	0%

14	Securities Claims Against THCR	Impaired; each holder of an Allowed Class 14 Claim shall not receive or retain any Cash or property on account of such Claims.	0%

B.	Holders of Claims and Interests Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of Allowed Claims and Allowed Interests in Classes of Claims and Interests, respectively, that are Impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Holders of Claims and Interests in Classes that are Unimpaired under a chapter 11 plan are deemed to have accepted the Plan and are not entitled to vote. Holders of Claims and Interests in Classes that will receive no Cash or property under the Plan are deemed to have rejected the Plan and are not entitled to vote.

Claims in Class 1 (TAC Notes Claims), Class 2 (TCH First Priority Notes Claims), Class 3 (TCH Second Priority Notes Claims), Class 4 (DJT Secured Notes Claim), certain Claims in Class 5 (Other Secured Claims), Class 10 (Old THCR Holdings Interests), Class 11 (Old THCR Common Stock Interests) and Class 12 (Old THCR Class B Common Stock Interests) are Impaired and

will receive distributions under the Plan. To the extent Claims and Interests in such Classes are Allowed Claims and Allowed Interests, the holders of such Claims and Interests are entitled to vote to accept or reject the Plan.

Claims in Class 5 (Certain Other Secured Claims), Class 6 (Priority Claims), Class 7 (General Unsecured Claims), Class 8 (Intercompany Claims) and Class 9 (Old Equity Interests of Other Subsidiaries) are Unimpaired and, accordingly, are deemed to have accepted the Plan and are not entitled to be solicited on, or to vote on, the Plan.

Holders of Claims and Interests in Class 13 (Interests of holders of Old THCR Stock Rights and Claims Arising out of such Old THCR Stock Rights) and Class 14 (Securities Claims Against THCR) will not receive any distributions under the Plan and, therefore, are deemed to have rejected the Plan and are not entitled to be solicited on, or to vote on, the Plan.

Generally, for the Plan to be confirmed by the Bankruptcy Court with respect to each Debtor, two-thirds in dollar amount, and one-half in number of the Allowed Claims, or with respect to the Allowed Interests, two-thirds of the Allowed Interests, in each Impaired Class of Claims or Interests, that actually vote on the Plan must vote to accept the Plan. The Plan may be confirmed under certain circumstances, despite dissent by one or more Impaired Classes, and the Debtors reserve the right to seek such non-consensual confirmation of the Plan. However, a holder of a Claim or Interest will be deemed to have rejected the Plan and is not entitled to vote if such Plan provides that the Claims or Interests of such Class do not entitle such holders to receive or retain any Cash or property under the Plan. For voting and distribution purposes, the Plan contemplates separate Classes for each of the Debtors. Accordingly, the voting and other confirmation requirements of the Bankruptcy Code must be satisfied for each Debtor.

If a Class of Claims or Interests rejects the Plan, the Plan may be confirmed by the Bankruptcy Court pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of the plan by one or more impaired classes of claims or interests, so long as a bankruptcy court finds that the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

C.	Voting Procedures, Ballots and Voting Deadline

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you are entitled to vote Claims or Interests in more than one Class, you will receive a separate Ballot for each such Class of Claims or Interests. Each Ballot has been coded to reflect the Class of Claims and Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement. Please complete and sign your original Ballot (copies, facsimiles and oral votes will not be accepted), and return it to the Voting Agent at the address set forth on the Ballot.

TO BE COUNTED, YOUR COMPLETED BALLOT MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M., EASTERN TIME, ON                         , 2005, UNLESS EXTENDED BY BANKRUPTCY COURT ORDER. ANY EXECUTED BALLOT RECEIVED BY THE VOTING AGENT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, OR ANY BALLOT THAT IS NOT COMPLETELY FILLED IN, SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

Any Claim or Interest in an Impaired Class that otherwise is entitled to vote on the Plan, and as to which an objection or request for estimation is pending or that is scheduled by the Debtors as unliquidated, disputed or contingent, is not entitled to vote on the Plan unless the holder of such Claim or Interest has obtained an order from the Bankruptcy Court temporarily allowing such Claim or Interest for the purpose of voting on the Plan.

Pursuant to the Disclosure Statement Order, the Bankruptcy Court set                     , 2004 as the Voting Record Date. Accordingly, only holders of record as of                     , 2004 that otherwise are entitled to vote under the Plan, will receive a Ballot and may vote on the Plan.

If you are the holder of a Claim or Interest entitled to vote on the Plan, but did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions regarding the procedures for voting your Claims or Interests, please access the Debtors’ website for the Chapter 11 Cases at www.THCRrecap.com or contact the Voting Agent at:

THCR/LP Corporation, et al.

c/o The Trumbull Group, LLC

P.O. Box 721

Windsor, CT 06095

Phone: 860-687-3948

Fax: 860-683-8697

D.	Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing has been scheduled for [March     ], 2005 at              a.m., Eastern Time, before the Honorable Judith H. Wizmur in the United States Bankruptcy Court for the District of New Jersey, 401 Market Street, Camden, NJ 08101. The Bankruptcy Court may adjourn the Confirmation Hearing from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing.

Objections to confirmation of the Plan by the Bankruptcy Court must be Filed and served upon the following parties so as to be received by such parties before 4:00 p.m., Eastern Time, on [February     ], 2005:

Counsel for the Debtors: Latham & Watkins LLP Attorneys for the Debtors 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 Fax: (213) 891-8763 Attn: Robert A. Klyman, Esq.	Local Counsel for the Debtors: Schwartz, Tobia, Stanziale, Sedita & Campisano Kip’s Castle 22 Crestmount Road Montclair, NJ 07042 Fax: (973) 655-0699 Attn: Charles A. Stanziale, Jr., Esq.

Counsel for DJT: Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Fax: (212) 728-8111 Attn: Thomas M. Cerabino, Esq.	United States Trustee: Office of the United States Trustee Raymond Blvd. One Newark Center, Suite 2100 Newark, NJ 07102-5504 Fax: (973) 645-5993 Attn: Anthony Sodono Donald MacMaster

Counsel for the TAC Noteholder Committee: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Fax: (212) 310-8007 Attn: Michael F. Walsh, Esq. John J. Rapisardi, Esq.

Counsel for the TCH Noteholder Committee:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Fax: (213) 629-5063

Attn: Paul S. Aronzon, Esq.

          Thomas R. Kreller, Esq.

Counsel for the DIP Lender:

Jenkens & Gilchrist, a professional corporation 1445 Ross Avenue Suite 3200 Dallas, TX 75202 Fax: (214) 855-4300 Attn: Gregory G. Hesse, Esq.

THE DEBTORS, THE TAC NOTEHOLDER COMMITTEE, THE TCH NOTEHOLDER COMMITTEE AND DJT SUPPORT THE PLAN AND URGE HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS TO VOTE IN FAVOR OF THE PLAN.

E.	Person to Contact for More Information Regarding the Plan

Any interested party desiring more information about the Plan should contact (IN WRITING) counsel to the Debtors:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

Attn: Robert A. Klyman, Esq.

Fax: (213) 891-8763

SECTION III.

OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business and capital structure for the benefit of its estate, creditors and stockholders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate containing all of the debtor’s property as of the filing date. Generally, the debtor remains in possession of its property and continues to operate its business as a “debtor-in-possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for treating claims against, and interests in, a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any Person acquiring property under the plan and any creditor or interest holder of the debtor. Subject to certain limited exceptions, an order of a bankruptcy court confirming a plan of reorganization discharges the debtor from any debt that arose prior to the date of confirmation of the plan, and substitutes therefor the obligations specified under the confirmed plan.

A claim or interest is impaired under a plan of reorganization if the plan provides that such claim will not be repaid in full or that the legal, equitable or contractual rights of the holder of such claim or interest are altered. A holder of an impaired claim or interest that is receiving a distribution under a plan is entitled to vote to accept or reject the plan of reorganization. Chapter 11 does not require that every holder of a claim or interest vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. However, the bankruptcy court must find that the plan meets a number of statutory tests before it may confirm the plan. Many of these tests are designed to protect the interests of holders of claims or interests who do not vote to accept the plan, but who nonetheless will be bound by the plan’s provisions if it is confirmed by a bankruptcy court.

Before soliciting acceptances of the proposed plan, a plan proponent must prepare and distribute to its creditors and interest holders entitled to vote on the plan a detailed disclosure statement. Section 1125 of the Bankruptcy Code requires that the disclosure statement contain adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors have prepared this Disclosure Statement in accordance with the requirements of section 1125 of the Bankruptcy Code.

SECTION IV.

DESCRIPTION OF THE DEBTORS’ BUSINESS

A.	Overview

THCR was formed in Delaware in March 1995 and has been a public company since June 1995. The Old THCR Common Stock formerly traded on the New York Stock Exchange (the “NYSE”) under the symbol “DJT,” and was delisted from the NYSE on September 27, 2004. The Old THCR Common Stock currently trades on the OTC Bulletin Board under the symbol “DJTCQ.OB.” THCR’s principal assets consist of its general and limited partnership interests in THCR Holdings, which holds through its subsidiaries substantially all of the assets of the business. THCR Holdings is currently owned approximately 63.4% by THCR, as both general and limited partner, and approximately 36.6% by DJT and his controlled affiliates, as limited partners. The Old THCR Holdings Interests held by DJT are exchangeable at his option for 13,918,723 shares of Old THCR Common Stock which, if exchanged, would give DJT and his controlled affiliates beneficial ownership of approximately 56.4% of the Old THCR Common Stock (as of September 30, 2004, assuming currently exercisable options held by DJT were exercised). As the sole general partner of THCR Holdings, THCR generally has the exclusive rights, responsibilities and discretion as to the management and control of THCR Holdings and its subsidiaries. THCR and its subsidiaries are the exclusive vehicle through which DJT, the current Chairman of THCR’s board of directors, THCR’s existing Chief Executive Officer and a limited partner of THCR Holdings, engages in gaming activities. THCR’s business is separate and distinct from DJT’s other holdings and business activities. An organizational chart of THCR and its subsidiaries is attached hereto as Exhibit E.

THCR’s business activities are conducted primarily by the following five casino/hotel properties, which properties are owned and/or managed by THCR through THCR Holdings and its wholly owned subsidiaries:

(1)	Trump Taj Mahal Casino Resort

The Trump Taj Mahal Casino Resort (the “Trump Taj Mahal Casino“) is a destination resort located on the northern end of Atlantic City’s boardwalk. The Trump Taj Mahal Casino opened in 1990 and THCR acquired the Trump Taj Mahal Casino in April 1996. The Trump Taj Mahal Casino features approximately 1,250 hotel rooms, including 242 suites, 19 dining and 12 beverage locations, parking for approximately 6,950 cars, a 14-bay bus terminal and approximately 140,000 square feet of ballroom, meeting room and pre-function area space. The Trump Taj Mahal Casino also features approximately 157,395 square feet of gaming space that includes 193 table games, 4,670 slot machines and an approximately 12,000 square-foot poker, keno and race simulcasting room and an Asian-themed table game area offering popular Asian table games. The Trump Taj Mahal Casino also features an approximately 20,000 square-foot multi-purpose entertainment complex known as the “Xanadu Theater,” with seating capacity for up to approximately 1,200 persons, which can be used as a theater, concert hall, boxing arena or exhibition hall, the “Casbah,” a New York-style nightclub, and the Mark G. Etess Arena, which features approximately 63,000 square feet of exhibition and entertainment space accommodating up to approximately 5,200 persons. If the Plan is consummated, the Reorganized Debtors may construct a new hotel tower at the Trump Taj Mahal Casino. The Debtors contemplate using proceeds from the Exit Facility to fund construction of the tower, among other uses. However, plans for construction of such a tower remain at a preliminary stage, and there is no assurance that such construction will take place, or that, if constructed, the new tower would be profitable.

(2)	Trump Plaza Hotel and Casino

The Trump Plaza Hotel and Casino (the “Trump Plaza Casino”) is a resort located at the center of Atlantic City’s boardwalk and adjacent to Atlantic City’s renovated Boardwalk Hall (an entertainment venue accommodating up to approximately 13,000 people). The Trump Plaza Casino opened in 1984 and features 904 hotel rooms, including 143 suites, approximately 91,181 square feet of casino space with 2,906 slot machines and 90 table games. Amenities and services include approximately 36,000 square feet of conference space, an 800-seat cabaret theater, two cocktail lounges, five restaurants, two player clubs, a seasonal beach bar, health spa, an indoor pool, arcade, tennis courts and six retail outlets. The Trump Plaza Casino is connected by an enclosed pedestrian walkway to a ten-story parking garage that can accommodate 14 buses and approximately 2,800 cars.

(3)	Trump Marina Hotel Casino

The Trump Marina Hotel Casino (the “Trump Marina Casino,” together with the Trump Taj Mahal Casino and the Trump Plaza Casino, the “Trump Atlantic City Properties“) opened in 1985 and was acquired by THCR in October 1996. The Trump Marina Casino is located in Atlantic City’s marina district and consists of a 27-story hotel with 728 guest rooms, including 153 suites, 97 of which are luxury suites. The casino offers approximately 79,700 square feet of gaming space, 2,501 slot machines, 75 table games, a simulcast racetrack facility and approximately 58,000 square feet of convention, ballroom and meeting space. The Trump Marina Casino also features a 540-seat cabaret-style theater, a nightclub, two player clubs, two retail stores, seven restaurants, a cocktail lounge and a pool-side snack bar. To facilitate access to the property, the Trump Marina Casino has a nine-story parking garage capable of accommodating approximately 3,000 cars. The Trump Marina Casino also has 11 bus bays and a rooftop helipad.

(4)	Trump Indiana Casino Hotel

The Trump Indiana Casino Hotel (the “Trump Indiana Casino”) is a riverboat casino located approximately twenty-five (25) miles from downtown Chicago, catering primarily to the northwest Indiana and Chicago markets. The Trump Indiana Casino opened in June 1996, and is located conveniently near I-80/95 and I-90 on a 280-foot gaming vessel with approximately 43,000 square feet of gaming space, approximately 1,600 slot machines, 42 table games (which include 12 poker tables) and the capacity to accommodate approximately 2,700 passengers. The Trump Indiana Casino operates in Buffington Harbor, an approximately 100-acre site in Gary, Indiana. THCR’s docking facility and land-based pavilion, which are shared with THCR’s joint venture partner, Majestic Star Casino, LLC, include an approximately 40,000 square-foot pavilion housing meeting space, a buffet, a steakhouse restaurant, several restaurant kiosks, bars and lounges, gift shops, staging and ticketing areas, surface parking for approximately 2,300 automobiles and a 300-room hotel. Through another joint venture with an affiliate of Majestic Star Casino, LLC, THCR also owns the site immediately adjacent to the Trump Indiana Casino, which includes a parking garage that accommodates up to approximately 2,000 cars.

(5)	Trump 29 Casino

Trump 29 Casino is located in Coachella, California, near Palm Springs, and features a desert-style floor setting. THCR manages the Trump 29 Casino pursuant to a management agreement (the “Trump 29 Management Agreement“) between THCR Management Services, LLC (“THCR Management Services“) and the Twenty-Nine Palms Band of Luiseno Mission Indians of California (the “Tribe”). Trump 29 Casino is owned by the Tribe through its 100% ownership of the Twenty-Nine Palms Enterprises Corporation. Trump 29 Casino has approximately 80,000 square feet of gaming space, approximately 1,997 slot machines and 35 table games. Trump 29 Casino also features an approximately 5,000 square-foot ballroom, a 2,200 seat theater-type showroom, a fine-dining steakhouse and a food court.

THCR Management Services operates Trump 29 Casino pursuant to the Trump 29 Management Agreement. The term of the Trump 29 Management Agreement is five (5) years and expires during April 2007. Commencing in April 2005, an affiliate of the Tribe has the option of buying out THCR Management Services from the Trump 29 Management Agreement for an early termination fee. Pursuant to the Trump 29 Management Agreement, in consideration for the management services it provides, THCR Management Services receives an annual fee based on a percentage of net revenues (as defined in the Trump 29 Management Agreement) for each year of the term. Subject to the rights of the Tribe’s lenders and payment of certain priority amounts under the Trump 29 Management Agreement, the management fee is payable monthly in an amount equal to the accrued management fee for the preceding month plus any accrued, unpaid amounts.

In the spring of 2004, THCR Management Services applied to the Gaming Commission of the Tribe (the “Tribal Gaming Authority”) for the renewal of THCR Management Services’ gaming license (the “Trump 29 Gaming License”), which is required to be renewed every two years. The Tribal Gaming Authority has expressed concerns regarding the renewal of the Trump 29 Gaming License, and is currently conducting a hearing regarding such renewal. THCR believes that the Tribal Gaming Authority’s concerns are unfounded, especially in light of the Plan. However, there can be no assurances that the Trump 29 Gaming License, which is required under the Trump 29 Management Agreement for THCR Management Services’ management of the day-to-day operations of Trump 29 Casino, will be renewed. In the event that the Trump 29 Management Agreement were terminated for any reason, including the failure to renew the Trump 29 Gaming License, THCR Management Services would cease to receive the revenues from such agreement, which would adversely affect the liquidity and operating performance of the Reorganized Debtors.

(6)	Hotel-Casino Resort Properties

Provided below is certain information regarding the properties described in subparagraphs (1) through (5) above as of December 31, 2003. THCR wholly owns and operates these properties, other than Trump 29 Casino, which THCR Management Services manages pursuant to the Trump 29 Management Agreement.

Location/Name	Number of Rooms/Suites	Approximate Casino Square Footage	Slot Machines	Gaming Tables[1]

Atlantic City, NJ Trump Taj Mahal Casino	1,250	157,395	4,670	193

Trump Plaza Casino	904	91,181	2,906	90

Trump Marina Casino	728	79,700	2,501	75

Subtotal	2,882	328,276	10,077	358
Buffington Harbor, IN
Trump Indiana Casino	300	43,000	1,662	42

Coachella, CA
Trump 29 Casino[2]	—	80,000	1,997	35

Total	3,182	451,276	13,736	435

[1]	Generally includes blackjack, baccarat, craps, pai gow poker, Caribbean stud poker, roulette and poker.

[2]	THCR manages Trump 29 Casino pursuant to the Trump 29 Management Agreement.

The Debtors believe that their properties derive substantial benefit from the widespread recognition of the “Trump” name and its association with high-quality amenities and first-class service. THCR’s properties use the “Trump” name to attract business at each site where they seek to provide an exciting gaming and entertainment experience tailored to the primary patrons in each of its markets.

B.	Selected Consolidated Historical Financial Data

(1)	Trump Hotels and Casino Resorts, Inc.

The following selected consolidated historical financial data should be read in conjunction with THCR’s consolidated financial statements and related notes included in this Disclosure Statement and in THCR’s annual reports, THCR’s quarterly reports and other financial information included in THCR’s filings with the SEC. See Section I.C. – “Introduction – Where You Can Find Additional Information About the Debtors.” The selected consolidated historical financial data shown below as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 are derived from THCR’s respective audited consolidated financial statements. The selected consolidated historical financial data shown below for the nine months ended September 30, 2003 and 2004 are derived from THCR’s unaudited condensed consolidated financial statements.

	Year Ended December 31,					Nine Months Ended September 30,
Income Statement data:	1999	2000	2001	2002	2003	2003	2004
	(in thousands except per share data)
Revenues:
Gaming	$1,275,829	$245,014	$1,239,530	$1,276,301	$1,218,318	$938,471	$921,661
Other(a)	300,054	258,659	250,763	252,442	246,614	190,060	199,831

Gross Revenues	1,575,883	1,503,673	1,490,293	1,528,743	1,464,932	1,128,531	1,121,492
Less: Promotional Allowances	345,668	323,865	314,002	299,708	303,486	233,839	242,740

Net Revenues	1,230,215	1,179,808	1,176,291	1,229,035	1,161,446	894,692	878,752

Costs and Expenses:
Gaming	627,607	598,447	588,745	578,776	570,825	437,292	432,252
Other	88,256	78,172	75,229	78,627	76,982	58,539	57,186
General and administrative	292,288	282,194	258,953	277,249	276,860	205,978	205,050
Depreciation and amortization	83,323	77,231	73,870	83,734	94,406	69,952	77,603
Debt renegotiation costs(b)	—	—	—	3,282	2,951	2,951	2,857
Trump World’s Fair closing costs(c)	123,959	814	—	—	—	—	—

Total costs and expenses	1,215,433	1,036,858	996,797	1,021,668	1,022,024	774,712	774,948

Income from operations	14,782	142,950	179,494	207,367	139,422	119,980	103,804
Interest expense, net	(215,566)	(212,890)	(216,861)	(220,782)	(226,990)	(168,551)	(170,690)
Gain on debt purchase/refinancing, net(d)	—	14,903	—	—	2,892	2,892	—
Other non-operating (expense) income(e)	(1,501)	(653)	420	1,962	25	(20)	2,089
Loss in joint venture	(3,008)	(3,134)	(2,808)	(2,448)	(2,396)	(1,855)	(1,430)
Provision for Income Taxes	—	—	(150)	(4,968)	(5,305)	(3,935)	(25,272)
Minority interest(f)	75,076	21,512	14,593	6,900	5,061	5,061	—
Cumulative effect of change in accounting principle(g)	(3,565)	—	—	—	—	—	—

Net loss	$(133,782)	$(37,312)	$(25,312)	$(11,969)	$(87,291)	$(46,428)	$(91,499)

Basic loss per common share(h)	$(6.03)	$(1.69)	$(1.15)	$(0.54)	$(3.39)	$(1.90)	$(3.06)

Weighted average Shares Outstanding	22,178,878	22,041,048	22,010,027	22,010,027	25,773,545	24,381,340	29,904,764

	At December 31,					At September 30,
Balance Sheet data:	1999	2000	2001	2002	2003	2004
	(in thousands)
Cash and Cash equivalents	$104,026	$95,429	$119,173	$116,072	$95,672	$124,047
Property and equipment, net	1,860,596	1,815,068	1,797,489	1,786,056	1,755,734	1,724,570
Total assets	2,267,242	2,199,313	2,219,119	2,196,129	2,031,433	2,037,624
Total long-term debt, net of current maturities	1,855,327	1,827,023	1,881,636	1,913,026	1,796,923	1,804,429
Minority interest	48,409	26,897	12,167	5,061	—	—
Total stockholders’ equity (Deficit)	152,664	115,149	89,602	77,273	5,577	(85,922)

(a)	On September 15, 1999, an agreement was reached between Trump Taj Mahal Associates, All Star Café and Planet Hollywood International, Inc. to terminate, effective September 24, 1999, All Star Café’s lease of certain space at the Trump Taj Mahal Casino. Upon termination of All Star Café’s lease, all property, improvements, alterations and All Star Café’s personal property, with the exception of specialty trade fixtures, became the property of Trump Taj Mahal Associates. Trump Taj Mahal Associates recorded the $17.2 million estimated fair market value of these assets in other revenue based on an independent appraisal.

(b)	Debt renegotiation costs represent costs incurred relating to refinancing efforts unsuccessfully completed or no longer pursued. Debt renegotiation costs in 2004 represent costs incurred in connection with the proposed recapitalization of THCR by the DLJ Merchant Banking Partners III, L.P. proposed investment, which was terminated on September 22, 2004. Debt renegotiation costs in 2003 include transactional fees earned upon the successful completion of debt refinancing in 2003.

(c)	On October 4, 1999, THCR closed Trump World’s Fair. The estimated cost of closing Trump World’s Fair was approximately $124.0 million, including $97.2 million for the writedown of the net book value of the assets and $26.7 million of costs incurred in connection with the closing and demolition of the building. For the year ended December 31, 2000, an additional $0.8 million was charged to operations. The World’s Fair site is expected to be transferred to DJT on the Effective Date pursuant to the Plan.

(d)	The gain on debt purchase for the year ended December 31, 2000 relates to the repurchase by THCR Enterprises, LLC of $35.5 million of the 15.5% Senior Notes due June 15, 2005 issued by THCR Holdings and Trump Hotels & Casino Resorts Funding, Inc. (the “THCR Holdings Senior Notes”), net of the writedown of unamortized loan costs. The gain on debt refinancing for the year ended December 31, 2003 includes the net gain on the retirement of the 11.75% First Mortgage Notes due November 1, 2003, issued by Trump Marina Associates, L.P. and Trump’s Castle Funding, Inc. and the notes issued as payment-in-kind thereon, the call premium on the retirement of the THCR Holdings Senior Notes and the settlement of Trump Indiana, Inc.’s interest rate swap and the write-off of unamortized loan costs in connection with the offering of the TCH Notes on March 25, 2003.

(e)	Other non-operating expense for the years ended December 31, 1999 and 2000 includes $1.5 million and $0.2 million, respectively, of costs associated with certain litigation. For the year ended December 31, 2002, $1.3 million was reversed and recorded as non-operating income as a result of a favorable final judgment on behalf of the Debtors. In April 2004, THCR settled an insurance claim for a warehouse at Trump Plaza Casino, which collapsed due to an unusual amount of snowfall in February 2003. The insurance settlement resulted in a gain of approximately $2.1 million. Additionally, other non-operating income in 2004 includes a charge of $0.7 million for the sale of property in Atlantic City.

(f)	Minority interest represents the approximately 37% interest held by DJT. During 2003, the minority interest liability was completely eliminated through past losses.

(g)	The cumulative effect of change in accounting principle results from the adoption of the American Institute of Certified Public Accountants Statement of Position 98-5 “Reporting on the Costs of Start-Up Activities,” whereby THCR wrote off development costs of $3.6 million, net of minority interest of $2.1 million.

(h)	Basic earnings (loss) per share is based on the weighted average number of shares of Old THCR Common Stock outstanding. Diluted earnings per share includes the impact of common stock options using the treasury stock method unless such options are anti-dilutive. The shares of Old THCR Class B Common Stock owned by DJT have no economic interest and therefore are not considered in the calculation of weighted average shares outstanding. The 13,918,723 shares of Old THCR Common Stock issuable upon the conversion of DJT’s Old THCR Holdings Interests are excluded in the calculation of earnings (loss) per share since they would be anti-dilutive.

(2)	Trump Casino Holdings, LLC

The following selected consolidated historical financial data should be read in conjunction with TCH’s consolidated financial statements and related notes included in TCH’s annual reports, TCH’s quarterly reports and other financial information included in TCH’s filings with the SEC. See Section I.C. – “Introduction – Where You Can Find Additional Information About the Debtors.” The selected consolidated historical financial data shown below as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 are derived from TCH’s respective audited consolidated financial statements. The selected consolidated historical financial data shown below for the nine months ended September 30, 2003 and 2004 are derived from TCH’s unaudited condensed consolidated financial statements.

	Year Ended December 31,					Nine Months Ended September 30,
Income Statement data:	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
Gross revenue	$477,721	$456,788	$459,685	$483,126	$466,112	$356,693	$368,586
Less-promotional allowances	98,063	88,867	85,863	86,165	83,345	64,010	65,510

Net Revenues	379,658	367,921	373,822	396,961	382,767	292,683	303,076

Costs and Expenses:
Gaming	200,011	190,377	189,712	190,455	190,922	146,121	147,308
Other	22,011	21,559	20,316	21,102	21,001	16,275	16,043
General and administrative	99,579	100,265	94,551	99,544	100,442	71,964	71,046
Debt renegotiation costs(a)	—	—	—	1,629	401	401	857
Depreciation and amortization	24,407	25,149	24,137	27,606	29,823	22,086	22,108

Total costs and expenses	346,008	337,350	328,716	340,336	342,589	256,847	257,362

Income from operations	33,650	30,571	45,106	56,625	40,178	35,836	45,714
Interest Income	1,397	2,075	1,382	867	735	657	158
Interest Expense	(61,225)	(62,450)	(65,685)	(70,728)	(72,188)	(55,530)	(54,310)
Gain on debt refinancing(b)	—	—	—	—	7,931	7,931	—
Other non-operating income (expense)(c)	(1,917)	(218)	100	1,219	(20)	(20)	609

Loss before equity in loss from joint venture and income taxes	(28,095)	(30,022)	(19,097)	(12,017)	(23,364)	(11,126)	(7,829)
Equity in loss from joint venture	(3,008)	(3,134)	(2,808)	(2,448)	(2,396)	(1,855)	(1,430)
Provision for income taxes	—	—	(150)	(1,200)	(1,375)	(988)	(22,073)

Net loss	$(31,103)	$(33,156)	$(22,055)	$(15,665)	$(27,135)	$(13,969)	$(31,332)

	At December 31,					At September 30,
Balance Sheet data:	1999	2000	2001	2002	2003	2004
	(in thousands)
Cash and Cash equivalents	$28,335	$27,662	$39,091	$33,917	$34,817	$49,713
Property and equipment, net	537,286	524,234	520,447	517,854	508,166	498,459
Total assets	645,841	638,895	649,666	628,064	633,160	637,998
Total long-term debt, net of current maturities	407,502	414,504	464,493	487,242	479,680	467,110
Total capital	108,409	82,985	61,008	45,853	80,305	48,973

(a)	Debt renegotiation costs represent costs incurred relating to refinancing efforts unsuccessfully completed or no longer pursued. Debt renegotiation costs in 2004 represent costs incurred in connection with the proposed recapitalization of THCR by the DLJ Merchant Banking Partners III, L.P. proposed investment which was terminated on September 22, 2004. Debt renegotiation costs in 2003 include transactional fees earned upon the successful completion of debt refinancing in 2003.

(b)	The gain on debt refinancing for the year ended December 31, 2003 includes the net gain on the retirement of the 11.75% First Mortgage Notes due November 1, 2003, issued by Trump Marina Associates, L.P. and THCR’s Castle Funding, Inc. and the notes issued as payment-in-kind thereon, the settlement of Trump Indiana, Inc.’s interest rate swap and the write-off of unamortized loan costs in connection with the offering of the TCH Notes on March 25, 2003.

(c)	Other non-operating expense for the years ended December 31, 1999 and 2000 includes $1.5 million and $0.2 million, respectively, of costs associated with certain litigation. For the year ended December 31, 2002, $1.3 million was reversed and recorded as non-operating income as a result of a favorable final judgment on behalf of the Debtors.

(3)	Trump Atlantic City Associates

The following selected consolidated historical financial data should be read in conjunction with TAC’s consolidated financial statements and related notes included in TAC’s annual reports, TAC’s quarterly reports and other financial information included in TAC’s filings with the SEC. The selected consolidated historical financial data shown below as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 are derived from TAC’s respective audited consolidated financial statements. The selected consolidated historical financial data shown below for the nine months ended September 30, 2003 and 2004 are derived from TAC’s unaudited condensed consolidated financial statements.

	Year Ended December 31,					Nine Months Ended September 30,
Income Statement data:	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
Revenues:
Gaming	$867,556	$858,473	$849,426	$865,656	$825,068	$638,541	$613,848
Other(a)	230,606	188,412	181,182	179,961	173,752	133,297	139,058

Gross revenues	1,098,162	1,046,885	1,030,608	1,045,617	998,820	771,838	752,906
Less-promotional allowances	247,605	234,998	228,139	213,543	220,141	169,829	177,230

Net Revenues	850,557	811,887	802,469	832,074	778,679	602,009	575,676

Costs and Expenses:
Gaming	427,571	408,070	399,033	388,321	379,903	291,171	284,944
Other	66,231	56,613	54,913	57,525	55,981	42,264	41,143
General and Administrative	173,578	174,125	161,457	176,215	170,699	130,094	128,788
Depreciation and Amortization	58,615	51,924	49,448	56,104	64,555	47,845	55,449
Debt Renegotiation Costs(b)	—	—	—	1,570	300	300	2,000
Trump World’s Fair Closing Costs(c)	123,959	814	—	—	—	—	—

Total Costs and Expenses	849,954	691,546	664,851	679,735	671,438	511,674	512,324

Income from Operations(d)	603	120,341	137,618	152,339	107,241	90,335	63,352
Interest and Other Non-Operating Income	3,813	4,145	2,633	1,152	819	532	1,881
Interest Expense	(153,759)	(153,664)	(154,283)	(153,144)	(158,026)	(115,921)	(116,940)

Income (Loss) Before Income Tax Provision	(149,343)	(29,178)	(14,032)	347	(49,966)	(25,054)	(51,707)
Income Tax Provision	—	—	—	(3,768)	(3,930)	(2,947)	(3,199)

Net loss	$(149,343)	$(29,178)	$(14,032)	$(3,421)	$(53,896)	$(28,001)	$(54,906)

Balance Sheet data:	At December 31,					At September 30,
	1999	2000	2001	2002	2003	2004
	(in thousands)
Cash and Cash equivalents	$75,061	$67,205	$70,909	$79,007	$59,727	$74,251
Property and equipment, net	1,322,599	1,290,638	1,277,004	1,268,125	1,247,472	1,225,700
Total assets	1,570,866	1,542,446	1,540,121	1,438,127	1,396,507	1,397,316
Total long-term debt, net of current maturities	1,302,824	1,303,019	1,307,643	1,316,284	1,317,243	1,321,431
Total capital	123,416	94,238	80,206	(28,065)	(86,394)	(144,768)

(a)	On September 15, 1999, an agreement was reached between Trump Taj Mahal Associates, All Star Café and Planet Hollywood International, Inc. to terminate, effective September 24, 1999, All Star Café’s lease of certain space at the Trump Taj Mahal Casino. Upon termination of All Star Café’s lease, all property, improvements, alterations and All Star Café’s personal property, with the exception of specialty trade fixtures, became the property of Trump Taj Mahal Associates. Trump Taj Mahal Associates recorded the $17.2 million estimated fair market value of these assets in other revenue based on an independent appraisal.

(b)	Debt renegotiation costs represent costs incurred relating to refinancing efforts unsuccessfully completed or no longer pursued. Debt renegotiation costs in 2004 represent costs incurred in connection with the proposed recapitalization of THCR by the DLJ Merchant Banking Partners III, L.P. proposed investment, which was terminated on September 22, 2004.

(c)	On October 4, 1999, THCR closed Trump World’s Fair. The estimated cost of closing Trump World’s Fair was approximately $124.0 million, including $97.2 million for the writedown of the net book value of the assets and $26.7 million of costs incurred in connection with the closing and demolition of the building. For the year ended December 31, 2000, an additional $0.8 million was charged to operations. The World’s Fair site is expected to be transferred to DJT on the Effective Date pursuant to the Plan.

(d)	In April 2004, THCR settled an insurance claim for a warehouse at Trump Plaza Casino, which collapsed due to an unusual amount of snowfall in February 2003. The insurance settlement resulted in a gain of approximately $2.1 million. Additionally, other non-operating income in 2004 includes a charge of $0.7 million for the sale of property in Atlantic City.

For more information on the Debtors, see THCR’s Annual Report on Form 10-K for 2003 annexed to this Disclosure Statement as Exhibit S, THCR’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2004, annexed to this Disclosure Statement as Exhibit T, and refer to the information contained in Section I.C. – “Introduction – Where You Can Find Additional Information About the Debtors.”

C.	Current Directors and Executive Officers of THCR

The following table sets forth THCR’s current executive officers and directors:

Name	Age	Position
Donald J. Trump	58	Chairman of the Board and Chief Executive Officer

Scott C. Butera	38	President and Chief Operating Officer

Mark A. Brown	43	President and Chief Executive Officer of the Casino Operations Group

Robert M. Pickus	50	Executive Vice President, Secretary and General Counsel

Francis X. McCarthy, Jr.	52	Executive Vice President of Corporate Finance and Chief Financial Officer

John P. Burke	57	Executive Vice President and Corporate Treasurer

Joseph A. Fusco	60	Executive Vice President of Government Affairs

Wallace B. Askins	74	Director

Don M. Thomas	74	Director

Robert J. McGuire	68	Director

D.	Description of Existing Outstanding Securities of THCR

(1)	Old THCR Common Stock

As of September 30, 2004, there were 29,904,764 shares of Old THCR Common Stock outstanding and 1,652 record holders of Old THCR Common Stock (not including beneficial ownership of shares held in “street” name through a nominee). On September 27, 2004, the NYSE delisted the Old THCR Common Stock from trading pursuant to Section 12(d) of the Exchange Act of 1934, as amended (the “Exchange Act“), and Rule 12d-2 thereunder, in response to THCR’s announcement that it intended to implement the restructuring transactions contemplated in the Plan through a voluntary chapter 11 proceeding, which constitutes a basis for seeking delisting and deregistration of common stock under NYSE rules. Prior to its delisting, the Old THCR Common Stock had traded on the NYSE under the symbol “DJT.” The Old THCR Common Stock currently trades under on the OTC Bulletin Board under the symbol “DJTCQ.OB.” Holders of Old THCR Common Stock are entitled to one vote for each share held and the holders of Old THCR Common Stock and Old THCR Class B Common Stock together generally have the exclusive right to vote for the election of directors and on all other matters requiring the approval of stockholders, voting as a single class.

Under the Plan, each holder of Old THCR Common Stock will retain its rights held therein as further described under Section X.C(3) – “The Future Business of the Reorganized Debtors – Securities to be Issued by the Reorganized Debtors – Issuance of New Common Stock.” In addition, each holder of Old THCR Common Stock (excluding DJT) will receive one-year New Class A Warrants to purchase an aggregate of up to 3,425,193 shares of New Common Stock at a purchase price of $14.60 per share, as further described under Section X.C(4)a below – “The Future Business of Reorganized Debtors – Securities to be Issued by the Reorganized Debtors – New Warrants – New Class A Warrants.”

(2)	Old THCR Class B Common Stock

As of the Petition Date, 1,000 shares of Old THCR Class B Common Stock were issued and outstanding, all of which are beneficially owned by DJT, 850 shares of which are held directly by DJT, 50 shares of which are held indirectly through TCI and 100 of which are held indirectly through TCI 2 (for convenience, all shares or other interests beneficially owned directly or indirectly by DJT shall be referred to in the Disclosure Statement as held by DJT). No established trading market exists for Old THCR Class B Common Stock. Holders of Old THCR Class B Common Stock are not permitted to receive any dividends or distributions (other than certain distributions upon liquidation) with respect to the equity of THCR, and generally vote on all matters with the holders of Old THCR Common Stock as a single class. The Old THCR Class B Common Stock held by DJT has the voting equivalency of 13,918,723 shares of Old THCR Common Stock and represents the shares of Old THCR Common Stock issuable upon the exchange of DJT’s Old THCR Holdings Interests in THCR Holdings. The shares of Old THCR Class B Common Stock are redeemable at par to the extent the limited partnership interests in THCR Holdings are exchanged by DJT. If exchanged, such limited partnership interests in THCR Holdings would give DJT ownership of approximately 54.5% of the Old THCR Common Stock (including his current personal share ownership) or approximately 56.4% assuming currently exercisable options held by DJT were exercised, as of September 30, 2004. Under the Plan, TCI 2 shall be merged into a wholly owned subsidiary of THCR prior to the Effective Date, the shares of Old THCR Class B Common Stock held by TCI 2 shall thereupon be held by such subsidiary of THCR (and later, Reorganized THCR) and 1,000 shares of New Class B Common Stock will be issued and outstanding as of the Effective Date. The New THCR Class B Stock shall have the voting equivalency of the shares of New Common Stock issuable upon exchange of DJT’s New THCR Holdings Interests in Reorganized THCR Holdings. See Section X.C(3)b – “The Future Business of the Reorganized Debtors – Securities to be Issued by the Reorganized Debtors – Issuance of New Common Stock – Description of the New Class B Common Stock.”

(3)	TAC Notes

General. TAC’s debt consists primarily of $1.3 billion aggregate principal amount of TAC Notes.1 Interest is payable on the TAC Notes on May 1 and November 1 of each year.

Redemption. The TAC Notes are redeemable in whole or in part, at any time upon not fewer than thirty (30) but not more than sixty (60) days’ notice. Since May 1, 2004, the redemption price has been 100.0% of the outstanding principal amount of the TAC Notes redeemed, plus accrued interest.

Guarantees and Collateral. The TAC Notes are secured on a senior basis by substantially all of the real and personal property owned or leased by Trump Plaza Associates and Trump Taj Mahal Associates. The obligations under the TAC Notes are jointly and severally guaranteed

[1]	The indenture governing the $1.2 billion aggregate principal amount of 11.25% First Mortgage Notes due 2006 of TAC and Trump Atlantic City Funding, Inc. was filed as an exhibit to THCR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; the indenture governing the $75 million aggregate principal amount of 11.25% First Mortgage Notes due 2006 of TAC and Trump Atlantic City Funding II, Inc. was filed as an exhibit to the S-4 Registration Statement filed by TAC on March 16, 1998; and the indenture governing the $25 million aggregate principal amount of 11.25% First Mortgage Notes due 2006 of TAC and Trump Atlantic City Funding III, Inc. was filed as an exhibit to TAC's Annual Report on Form 10-K for the year ended December 31, 1997.

by Trump Taj Mahal Associates, Trump Plaza Associates, TAC and all future subsidiaries of TAC (other than Trump Atlantic City Funding, Inc., Trump Atlantic City Funding II, Inc. and Trump Atlantic City Funding III, Inc., the respective co-issuers of such notes). The TAC Notes are not guaranteed by THCR, TCH or any of TCH’s subsidiaries, and none of such entities are obligated to, or are in a position to, provide funds to TAC or TAC’s subsidiaries for any purpose (other than certain amounts payable under a casino services agreement, pursuant to which Trump Taj Mahal Associates provides managerial, financial, accounting, purchasing, legal and other services incidental to running a casino and hotel for THCR’s properties, and is reimbursed for the costs and expenses incurred by Trump Taj Mahal Associates in providing such services).

Negative Covenants. The indentures governing the TAC Notes contain certain restrictions on the ability of TAC (and almost all of its subsidiaries) to incur additional debt, pay dividends, issue stock or repurchase stock, make capital expenditures or merge with another entity, among other restrictions.

(4)	TCH Notes

General. TCH’s debt consists primarily of (i) $425.0 million aggregate principal face amount of TCH First Priority Notes and (ii) $65.0 million aggregate principal face amount of TCH Second Priority Notes, plus approximately $5.9 million aggregate principal face amount of such notes that have been issued as payments-in-kind thereon (collectively, the “TCH Notes”).2

Redemption. Except in connection with a public or private equity offering, the TCH Notes are not redeemable until March 15, 2007. Until March 15, 2006, TCH and Trump Casino Funding, Inc. may redeem up to 35.0% of the aggregate principal face amount of the TCH First Priority Notes and the TCH Second Priority Notes with the net proceeds of one or more public or private equity offerings. The TCH Second Priority Notes are not redeemable while the TCH First Priority Notes are outstanding. For the 12-month period commencing March 15, 2007, the TCH Notes are redeemable at 108.719% of their outstanding principal amount. For the 12-month period commencing March 15, 2008, the redemption price decreases to 104.359% of the outstanding principal amount. For the 12-month period commencing March 15, 2009, the redemption price is 100.0% of the outstanding principal amount.

Interest Rate. The interest rate on the TCH First Priority Notes will increase by 0.5% per annum if TCH’s First Priority Leverage Ratio (as defined below) for any fiscal year, commencing with the year ended December 31, 2003, exceeds 4.8 to 1.0, and by 1.0% per annum if the First Priority Leverage Ratio exceeds 5.3 to 1.0. Similarly, the rate of interest payable in cash on the TCH Second Priority Notes will increase by 0.5% per annum or 1.0% per annum if the First Priority Leverage Ratio for any fiscal year, commencing with the year ended December 31, 2003, exceeds 4.8 to 1.0 or 5.3 to 1.0, respectively. For these purposes, the term “First Priority Leverage Ratio” for any year is defined generally as the ratio of (a) the total outstanding principal amount of the TCH First Priority Notes (plus other indebtedness, if any, ranking pari passu with the TCH First Priority Notes) as of December 31 of such year to (b) the Consolidated EBITDA of TCH, which equals (without duplication) the sum of consolidated net income, plus consolidated income tax expense, plus consolidated depreciation and

[2]	The indenture governing the TCH First Priority Notes and the indenture governing the TCH Second Priority Notes were filed as exhibits to the S-4 Registration Statement filed by TCH and Trump Casino Funding, Inc. on May 1, 2003.

amortization expense, plus consolidated fixed charges and non-cash charges related to regulatory write downs for the year.

The First Priority Leverage Ratio for the year ended December 31, 2003 resulted in an increase in the interest rates on the TCH Notes of 1.0%. Such increase is effective from and after March 15, 2004, to March 14, 2005, at which point the rates of interest payable on the TCH Notes would be restored to their original levels, unless the First Priority Leverage Ratio computation for fiscal 2004 were to result in an increase. The Debtors do not anticipate that TCH will be able to maintain a First Priority Leverage Ratio for the year ended December 31, 2004 below the levels set forth in the indenture governing the TCH First Priority Notes, which would result in the 1.0% increase in the interest rates on the TCH Notes to be imposed for the twelve (12) month period following March 15, 2005, if the Plan were not consummated by such date.

Guarantees and Collateral. The TCH Notes are guaranteed by each of the subsidiaries of TCH (other than Trump Casino Funding, Inc., the co-issuer of such notes) fully and unconditionally and on a senior secured basis. Substantially all of the assets of TCH and its subsidiaries are pledged as security on the TCH Notes. The TCH Notes are not guaranteed by THCR or by TAC or by any subsidiaries of TAC, and none of such entities is obligated to, or is in a position to, provide funds to TCH for any purpose.

Negative Covenants. The indentures governing the TCH Notes contain certain restrictions on the ability of TCH (and almost all of its subsidiaries) to incur additional debt, pay dividends, issue stock or repurchase stock, make capital expenditures or merge with another entity, among other restrictions.

(5)	Old Options and Other Rights.

As of the Petition Date, there were four million shares of Old THCR Common Stock authorized for issuance under the Old THCR Stock Incentive Plan. Pursuant to the Old THCR Stock Incentive Plan, certain directors, employees and consultants of THCR and its subsidiaries and affiliates are eligible to receive awards of various forms of equity-based incentive compensation, including options to purchase shares of Old THCR Common Stock. Under the Plan, all options issued under the Old THCR Stock Incentive Plan will be extinguished and the holders thereof will not be entitled to, and will not, receive or retain any property or interest in property on account of such options.

SECTION V.

KEY EVENTS LEADING TO THE

COMMENCEMENT OF THE CHAPTER 11 CASES

A.	Background

In recent years, the Debtors have not achieved desired results in operating performance, revenues and earnings. During this time, the Debtors have faced increased competition and other challenges in the markets in which they operate, while burdened by substantial debt service on their existing debt obligations. The Debtors’ cash flows have been sufficient to fund operations and make interest payments when due (although, with respect to the interest payments scheduled to be paid on the TAC Notes on May 1, 2004 and on the TCH Notes on September 15, 2004, the Debtors utilized the thirty (30)-day grace periods provided under the applicable indentures and delayed payment until May 27, 2004 and October 14, 2004, respectively, and after executing the Restructuring Support Agreement and in contemplation of Filing the Chapter 11 Cases, the Debtors did not make the interest payment scheduled to be paid on the TAC Notes on November 1, 2004). Nonetheless, the Debtors’ core businesses have not generated cash flows necessary to reinvest in the maintenance or expansion of their hotel and casino properties at levels consistent with those of their competitors.

To address the Debtors’ long-term financial needs, commencing in the third quarter of 2003 management began exploring ways to improve operating efficiencies and develop a more suitable capital structure. The Debtors considered several measures to meet these objectives, including: (i) reducing overhead costs and other expenses; (ii) selling one or more casino properties; (iii) increasing the productivity of existing labor resources; (iv) utilizing the latest technology with proven economies of scale; (v) restructuring the Debtors’ indebtedness through an out-of-court or in-court proceeding; and (vi) raising additional funds through new equity investments by one or more third parties.

During the second half of 2003, the Debtors continued to revise their business plans and projections in light of deteriorating operating results, due in large part to continued sluggishness in the local economy, high energy and gasoline prices and gains by competitors. The Debtors also faced diminishing market share in Atlantic City resulting from the July 2003 opening of the Borgata Casino Hotel and Spa (the “Borgata”), a casino resort complex in Atlantic City’s marina district operated through a joint venture between MGM Mirage, Inc. and Boyd Gaming Corporation. The Debtors’ liquidity situation became further constrained due to diminished cash flows, increased trade payables, limited capacity to raise additional capital, minimal cash reserves beyond those required to fulfill gaming regulatory requirements and lack of short-term borrowing capacity.

In light of these developments, it became clear to the Debtors that a restructuring of the Debtors, possibly in connection with a third-party equity investment, would be necessary to fund the operating expenses, capital expenditures and debt service required to achieve break-even cash flows. The Debtors’ senior management contacted approximately twenty-five (25) potential strategic and financial investors that had either invested in the gaming industry or had the financial capability to make a substantial investment in the Debtors, either on their own or with one or more partners. The Debtors also consulted with several investment banks regarding the Debtors’ prospects for obtaining additional capital required to fund their businesses. Extensive analysis and consultations with potential investors and investment banks confirmed that additional capital would likely not be available without a significant deleveraging of the Debtors’ balance sheet and a restructuring of the Debtors’ existing indebtedness.

In October 2003, the Debtors retained Latham & Watkins LLP as their legal advisor and, in January 2004, certain of the Debtors retained UBS Securities LLC as their financial advisor to advise the Debtors on their financial position and alternatives, including a possible restructuring of the Debtors’ capital structure. THCR’s board of directors also formed a special committee of independent directors (the “Special Committee”) to monitor, assist with and advise THCR’s board and management on the Debtors’ restructuring efforts, and the Special Committee retained Ropes & Gray LLP and Jefferies & Company, Inc., as the Special Committee’s respective legal and financial advisors.

B.	Prepetition Negotiations with DLJMB; Possible DLJMB Investment

Although the Debtors had contacted a number of prospective alternative investors, the only significant indication of interest or proposal from a third-party equity investor came from DLJ Merchant Banking Partners III, L.P. (“DLJMB”), the private equity arm of Credit Suisse First Boston. On September 29, 2003, THCR entered into a confidentiality agreement with DLJMB pursuant to which THCR agreed to make available certain confidential information to DLJMB in connection with a potential equity investment as part of a recapitalization of the Debtors. Preliminary due diligence activities by DLJMB followed, including discussions with the Debtors’ senior management, review of the Debtors’ operating strategies and other legal and financial due diligence. In addition, DLJMB and its financial and legal advisors held a series of meetings with the Debtors and their advisors concerning the terms and implementation of a possible restructuring of the Debtors’ debt obligations and a recapitalization of the Debtors’ capital structure.

Having received no other serious investment proposals from any other prospective investor at that time, on January 21, 2004, THCR entered into an exclusivity agreement with DLJMB (the “Exclusivity Agreement”), pursuant to which THCR agreed, on behalf of itself, its affiliates and representatives, that it would not, for a period of sixty (60) days, solicit, participate in negotiations with, or furnish nonpublic information to, any party other than DLJMB regarding a potential recapitalization of the Debtors, among other restrictions. THCR also agreed to provide DLJMB and its representatives access to the properties, books, records and documents of the Debtors, and agreed to reimburse DLJMB for certain transaction expenses were a recapitalization transaction to be consummated.

On February 12, 2004, THCR, THCR Holdings, TAC, TCH, Trump Taj Mahal Associates and Trump Plaza Associates entered into certain letter agreements with DLJMB (collectively, the “Letter Agreements”), under which the Debtors extended the nonsolicitation and exclusivity period granted to DLJMB under the Exclusivity Agreement until May 31, 2004. The Letter Agreements also provided for the reimbursement of up to $5 million of certain expenses incurred by DLJMB in connection with a potential transaction, regardless of whether the Debtors consummated such a transaction with DLJMB. In addition, the Debtors agreed to pay DLJMB a $25 million break-up fee under certain circumstances if the Debtors entered into an alternative transaction (including entering into a definitive agreement, filing a voluntary plan of reorganization with a court or filing an exchange offer registration statement with the SEC with respect to certain transactions) on or prior to December 1, 2004 and consummated such a transaction anytime thereafter (the “DLJMB Tail”).3

In connection with the Exclusivity Agreement and Letter Agreements, DLJMB submitted a draft term sheet that proposed a $400 million equity investment in the Debtors conditioned on a substantially deleveraged balance sheet and comprehensive recapitalization of the Debtors, among other conditions. Proceeds from the equity investment were to constitute part of the consideration provided to the holders of TAC Notes (the “TAC Noteholders”), TCH First Priority Notes (the “TCH First Priority Noteholders”) and the TCH Second Priority Notes (the “TCH Second Priority Noteholders,” together with the TCH First Priority Noteholders, the “TCH Noteholders”), as well as to fund the Debtors’ ongoing business operations and capital expenditures and to expand the Debtors’ business. DLJMB and the Debtors continued to discuss and negotiate the terms of DLJMB’s proposed investment throughout the second and third quarters of 2004, concurrently with the Debtors’ discussions with DJT, the TAC Noteholder Committee and the TCH Noteholder Committee, as described below.

On August 9, 2004, THCR and DLJMB entered into a second exclusivity agreement (the ”Second Exclusivity Agreement“) to replace the Exclusivity Agreement (which had expired on May 31, 2004) and an amendment to the Letter Agreements. The Second Exclusivity Agreement granted to DLJMB a nonsolicitation and exclusivity period until the earlier of December 31, 2004 and the date on which THCR filed for reorganization under chapter 11 of the Bankruptcy Code. The parties

[3]	The Letter Agreements and Exclusivity Agreements were filed as exhibits to THCR’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

also agreed on certain material terms of a restructuring of the Debtors were such a recapitalization to take place. DLJMB further agreed, in its capacity as a holder of TCH Second Priority Notes, to vote for any plan of reorganization proposed by THCR as well as to support the Debtors’ chapter 11 cases on such terms. The amendment to the Letter Agreements also extended the DLJMB Tail to June 30, 2005, among other provisions.4

On August 16, 2004, THCR entered into a letter agreement with DLJMB (the “DLJMB Expense Letter”) pursuant to which the Debtors agreed to deposit into a third-party escrow account, upon execution thereof and on a monthly basis thereafter, certain expenses incurred by DLJMB in connection with its potential equity investment. The Debtors also entered into an escrow agreement with DLJMB and U.S. Bank National Association, as escrow agent (the “DLJMB Escrow Agreement”), establishing, among other things, the circumstances under which the escrow agent could release the escrowed funds to DLJMB.

On September 22, 2004, DLJMB notified the Debtors that it was terminating discussions regarding a potential equity investment by DLJMB in connection with a potential restructuring of the Debtors, resulting in the termination of the Second Exclusivity Agreement and the release of the escrowed amounts under the DLJMB Escrow Agreement. Such termination also led to the termination of the Initial Restructuring Support Agreement, discussed below. The Debtors are no longer in negotiations with DLJMB regarding a proposed equity investment by DLJMB in connection with a potential restructuring of the Debtors. DLJMB may assert a Claim under the DLJMB Tail. The Debtors reserve all rights with respect thereto.

C.	Pre-Petition Negotiations Regarding Possible Sale of Trump Taj Mahal Casino

In late September 2004, THCR received an unsolicited indication of interest from an unaffiliated third party with respect to a potential purchase of Trump Taj Mahal Associates and/or the Trump Taj Mahal Casino. THCR held discussions and provided due diligence materials to such party in connection with a potential transaction. Despite the potential cash infusion that would result from a sale of Trump Taj Mahal Associates and/or the Trump Taj Mahal Casino, however, THCR believed that such a transaction would not lead to a sufficient deleveraging of the Debtors’ consolidated balance sheet and resulting reduction of interest expense necessary to improve the long-term financial prospects of the Debtors. Upon termination of discussions with respect to a potential transaction, THCR focused on negotiations with the TAC Noteholder Committee and the TCH Noteholder Committee, ultimately resulting in the execution of the Restructuring Support Agreement, as discussed below.

D.	Pre-Petition Negotiations with the TAC Noteholders

In the first quarter of 2004, certain TAC Noteholders formed the TAC Noteholder Committee to discuss the recapitalization of the Debtors. Concurrently with its formation, the TAC Noteholder Committee retained Weil Gotshal & Manges LLP (“Weil”) as its legal counsel and Houlihan Lokey Howard & Zukin Capital (“Houlihan”) as its financial advisor. In March 2004, the Debtors entered into an engagement letter with Houlihan pursuant to which the Debtors agreed to reimburse Houlihan for certain transaction expenses incurred in connection with Houlihan’s representation of the TAC Noteholder Committee and agreed to pay Houlihan certain fees if a recapitalization transaction were to take place. The Debtors also entered into confidentiality agreements with Houlihan and Weil

[4]	The Second Exclusivity Agreement and the amendments to the Letter Agreements were filed as exhibits to THCR’s Current Report on Form 8-K filed on August 10, 2004.

and agreed to reimburse Weil for billable fees and expenses incurred by Weil in connection with a potential restructuring.

In April 2004, the Debtors entered into confidentiality agreements with certain holders of TAC Notes pursuant to which the Debtors provided certain financial projections concerning the Debtors’ expected operating performance were a potential recapitalization to take place, and submitted a series of proposals in connection with a potential recapitalization of the Debtors. During the second and third quarters of 2004, Weil and Houlihan undertook extensive legal and financial due diligence with respect to the Debtors. During that time, the Debtors also held discussions with the TAC Noteholder Committee, Weil and Houlihan in an effort to develop the terms of a restructuring proposal that would be acceptable to such parties.

On August 9, 2004, certain TAC Noteholders, DJT and certain of the Debtors executed a restructuring support agreement (the “Initial Restructuring Support Agreement”), pursuant to which such TAC Noteholders agreed to support a restructuring of the Debtors based on the DLJMB equity investment and the terms and conditions set forth therein and the term sheet attached thereto. The Debtors also entered into a side letter agreement (the “Bondholder Side Letter”) with Weil and Houlihan, which clarified certain matters in connection with the Second Exclusivity Agreement, Initial Restructuring Support Agreement, DLJ Expense Letter and DLJMB Escrow Agreement. On September 24, 2004, upon DLJMB’s notification to THCR that DLJMB was terminating discussions in connection with a potential restructuring of the Debtors, the TAC Noteholders terminated the Initial Restructuring Support Agreement.

In light of DLJMB’s exit as a potential equity investor, and the termination of negotiations by the Debtors in connection with a potential sale of the Trump Taj Mahal Casino, the Debtors reopened negotiations with the TAC Noteholder Committee (through such committee’s advisors) in an effort to reach terms of a restructuring of the Debtors that would be acceptable to such parties. On October 18, 2004, the Debtors entered into confidentiality agreements with certain TAC Noteholders in order for such holders to review and evaluate a proposed term sheet with respect to the proposed restructuring of the Debtors. On October 20, 2004, the Debtors entered into the Restructuring Support Agreement with DJT, certain TCH Noteholders and certain TAC Noteholders representing approximately 57% of the aggregate principal face amount of the TAC Notes. In light of the execution of the Restructuring Support Agreement, and in contemplation of Filing the Chapter 11 Cases, the Debtors paid UBS Securities LLC a restructuring transaction fee of $8 million on November 19, 2004. While UBS Securities LLC is not being formally retained by the Debtors in the Chapter 11 Cases, UBS Securities LLC may perform certain services during the pendency of the Chapter 11 Cases contemplated by its engagement letter with certain of the Debtors without payment of any additional advisory fees (with the exception of the reimbursement of certain expenses). UBS Securities LLC and UBS Loan Finance LLC may also earn certain fees in connection with their role as joint lead arrangers and bookrunners for the Exit Facility. See Section X.E – “The Future Business of the Reorganized Debtors – Exit Facility.”

E.	Pre-Petition Negotiations with the TCH Noteholders

In April 2004, certain TCH Noteholders formed the TCH Noteholder Committee to discuss the recapitalization of the Debtors. Concurrently with its formation, the TCH Noteholder Committee retained Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) as its legal counsel and Chanin Capital Partners (“Chanin”) as its financial advisor. The Debtors also entered into an engagement letter with Chanin pursuant to which the Debtors agreed to reimburse Chanin for certain transaction expenses incurred in connection with Chanin’s representation of the TCH Noteholder Committee and agreed to pay Chanin certain fees if a recapitalization transaction were to take place.

In June 2004, the Debtors entered into confidentiality agreements with Chanin and Milbank and agreed to reimburse Milbank for billable fees and expenses incurred by Milbank in connection with the potential restructuring. The Debtors also entered into confidentiality agreements with certain holders of TCH Notes pursuant to which the Debtors provided certain financial projections concerning the Debtors’ expected operating performance were a potential recapitalization to take place, and submitted a series of proposals in connection with a potential recapitalization. In the second and third quarters of 2004, Milbank and Chanin undertook extensive legal and financial due diligence with respect to the Debtors. During that time, the Debtors held discussions with the TCH Noteholder Committee, Milbank and Chanin in an effort to develop the terms of a restructuring proposal that would be acceptable to such parties.

On August 9, 2004, the TCH Noteholder Committee informed THCR that such committee was not in agreement with the restructuring proposals otherwise agreed to among the Debtors, DJT and the TAC Noteholders signatory to the Initial Restructuring Support Agreement. As a result, the TCH Noteholders did not enter into the Initial Restructuring Support Agreement. However, in light of DLJMB’s exit as a potential equity investor in the Debtors and the resulting termination of the Initial Restructuring Support Agreement, the Debtors reopened negotiations with the TCH Noteholder Committee (through such committee’s advisors) in an effort to reach terms of a restructuring of the Debtors that would be acceptable to such parties.

On October 18, 2004, the Debtors entered into confidentiality agreements with certain TCH Noteholders in order for such holders to review and evaluate a proposed term sheet with respect to the proposed restructuring of the Debtors. On October 20, 2004, the Debtors entered into the Restructuring Support Agreement with DJT, certain TAC Noteholders and certain TCH Noteholders representing approximately 68% of the aggregate principal face amount of the TCH First Priority Notes and approximately 75% (excluding DJT) of the aggregate principal face amount of the TCH Second Priority Notes.

F.	Pre-Petition Negotiations with DJT

Concurrently with their discussions with the TAC Noteholder Committee, the TCH Noteholder Committee and their respective legal and financial advisors, the Debtors exchanged term sheets and participated in negotiations with DJT, in his capacity as a majority stockholder of THCR, beneficial owner of approximately $16.4 million aggregate principal face amount of TCH Second Priority Notes and licensor of the trademark of the “Trump” name. From the commencement of negotiations to the execution of the Restructuring Support Agreement, DJT was involved in discussions regarding the principal terms of the restructuring (including the terms, conditions and structure of DJT’s equity investment of $55 million in Cash and contribution of the TCH Second Priority Notes beneficially owned by him to Reorganized THCR Holdings and DJT’s role in the business of the Reorganized Debtors).

DJT participated in such negotiations solely in his capacity as a direct or indirect beneficial owner of debt and equity securities of certain of the Debtors and licensor of the trademark of the “Trump” name and not in his capacity as a director or officer of any of the Debtors. During this process, DJT retained Willkie Farr & Gallagher LLP as his independent legal counsel; the Special

Committee, as well as the Special Committee’s legal and financial advisors, also played an active role in such negotiations.

DJT is also a party to the Restructuring Support Agreement (as well as having been a party to the Initial Restructuring Support Agreement), in his capacity as a beneficial owner of debt and equity securities of certain of the Debtors (and not as an officer or director thereof) and licensor of the trademark of the “Trump” name. DJT entered into the Restructuring Support Agreement on October 20, 2004 and the DJT Investment Agreement on December     , 2004.

G.	Recommendation for the Restructuring

The Debtors’ boards of directors and the Special Committee considered a number of alternatives with respect to restructuring the Debtors’ capital structure, held lengthy meetings, discussed the restructuring with its advisors and, through senior management and advisors, engaged in extensive negotiations with representatives of the holders of TAC Notes and TCH Notes regarding the Plan and with DJT regarding the DJT Investment Agreement and the ancillary documents thereto. After considering the alternatives, and in light of these extensive negotiations, the Special Committee, in the first instance, and subsequently the board of directors of THCR and the other applicable Debtors, approved the Petitions and the Plan.

THE DEBTORS, BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, CREDITORS AND INTEREST HOLDERS. THE DEBTORS, DJT, THE TAC NOTEHOLDER COMMITTEE AND THE TCH NOTEHOLDER COMMITTEE URGE SUCH CREDITORS AND INTEREST HOLDERS TO VOTE TO ACCEPT THE PLAN.

SECTION VI.

THE CHAPTER 11 CASES

On November 21, 2004, the Debtors Filed Petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors continue to operate as Debtors in Possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. Under the Bankruptcy Code, the Debtors are required to comply with certain statutory reporting requirements, including the filing of monthly operating reports. As of the date hereof, the Debtors have complied with such requirements and the Debtors intend to continue to so comply. The Debtors are authorized to operate their business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

An immediate effect of the filing of the Debtors’ bankruptcy Petitions is the imposition of the automatic stay under the Bankruptcy Code, which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of Liens against property of the Debtors and the continuation of litigation against the Debtors. This relief provides the Debtors with the “breathing room” necessary to assess and reorganize its business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

A.	Disclosure Statement and Plan Confirmation Hearings

The Debtors Filed this Disclosure Statement and the Plan on December 15, 2004. The Bankruptcy Court considered the adequacy of this Disclosure Statement and the Plan at hearings on January 21, 2005. The Confirmation Hearing in respect of the Plan has been scheduled for [March    ], 2005 at              a.m., Eastern Time, before the Honorable Judge Judith H. Wizmur in the United States Bankruptcy Court for the District of New Jersey, 401 Market Street, Camden, NJ 08101.

B.	Significant Motions During the Chapter 11 Cases[5]

Simultaneous with the filing of their Petitions, the Debtors Filed numerous “first day” motions seeking orders from the Bankruptcy Court authorizing the Debtors to retain professionals and providing the Debtors certain relief from certain administrative requirements imposed by the Bankruptcy Code. On November 22, 2004, and at various dates thereafter as reflected on the docket in the Chapter 11 Cases maintained by the clerk of the Bankruptcy Court, the Bankruptcy Court entered orders granting the Debtors the various forms of relief requested.

The descriptions of the relief sought or obtained in the Chapter 11 Cases set forth below and throughout this Disclosure Statement are summaries only. All pleadings Filed in the Chapter 11 Cases and all orders entered by the Bankruptcy Court are publicly available and may be found, downloaded and printed from the Bankruptcy Court’s website located at www.njb.uscourts.gov.

In particular, the Debtors obtained orders from the Bankruptcy Court approving, inter alia, the following principal motions and applications:

(1)	Motions Relating to Administration of Cases

(a)	Motion for Order Directing the Joint Administration of the Chapter 11 Cases;

(b)	Debtors’ Motion Pursuant to Sections 327, 328, 363(c)(1) and 1108 of the Bankruptcy Code for an Order Authorizing the Employment of Professionals Utilized in the Ordinary Course of Business;

(c)	Debtors’ Motion for Order Under 11 U.S.C. §§ 105(a) and 331 Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals;

(d)	Motion of Debtors to Establish Notice Procedures; and

(e)	Debtors’ Motion for Order Establishing Bar Dates for Filing Proofs of Claim and Approving Form and Manner of Notice Thereof.

[5]	For copies of motions Filed by the Debtors, please log on to the Debtors’ website, wwwTHCRrecap.com.

(2)	Motions Relating to Financing

(a)	Emergency Motion of Debtors for Entry of Interim and Final Stipulation and Order Providing for Use of Cash Collateral and Providing Adequate Protection; and

(b)	Emergency Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Post-Petition Secured Superpriority Financing Pursuant to Bankruptcy Code Sections 105(a), 362, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d) and (II) Setting Final Hearing Pursuant to Bankruptcy Rule 4001(c).

(3)	Motions Relating to Employees and the Operation of the Business

(a)	Motion for Order (A) Authorizing Debtors to (1) Pay Prepetition Employee Wages, Salaries, Bonuses and Related Items, (2) Reimburse Prepetition Employee Business Expenses, (3) Make Payments for Which Payroll Deductions Were Made, (4) Make Prepetition Contributions and Pay Benefits Under Employee Benefit Plans and (5) Pay All Costs Incidental to the Foregoing Payments and Contributions, and (B) Authorizing and Directing Applicable Banks and Other Financial Institutions to Receive, Process, Honor and Pay Any and All Checks Drawn on Debtors’ Accounts for Such Purposes; and

(b)	Motion for Order (A) Authorizing Continued Use of Existing Business Forms and Records and Maintenance of Existing Corporate Bank Accounts and Cash Management Systems and (B) Approving Investment Guidelines.

(4)	Motions Relating to Vendors and Suppliers

(a)	Motion for Entry of an Order Authorizing the Debtors to Pay Undisputed Unimpaired Prepetition Claims Related to Debtors’ Operations in the Ordinary Course of Business; and

(b)	Motion for Order Under 11 U.S.C. §§ 105, 362, 366, 503(b) and 507(a) (A) Prohibiting Utilities from Altering, Refusing or Discontinuing Services on Account of Prepetition Claims and (B) Establishing Procedures for Determining Requests for Additional Adequate Assurance.

(5)	Motions Relating to Customers

(a)	Motion for Order Authorizing Payment of Certain Customer Related Claims and Obligations.

(6)	Other Motions

(a)	Debtors’ Motion for Order Authorizing Debtors to Pay Prepetition Trust Fund Taxes, Other Prepetition Priority Taxes and Gaming Taxes and Fees.

C.	Deadline to File Proof of Claims and Interests

On the Petition Date, the Debtors also Filed a motion seeking an order from the Bankruptcy Court (the “Bar Date Order“) requiring any Person (that is not a governmental entity) holding or asserting a Claim against, or Interest in, the Debtors to File a written proof of Claim or Interest with The Trumbull Group, LLC at the following address: P.O. Box 721, Windsor, CT 06095-3948, on or before 4:00 p.m. (Eastern Time) on or before January 18, 2005 (the “Bar Date”). The motion requested that any Person that fails to timely File a proof of Claim or Interest will be barred, estopped and enjoined forever from voting on, or receiving a distribution under, the Plan, and will be barred, estopped and enjoined forever from asserting a Claim against, or Interest in, the Debtors, their Estates, the Reorganized Debtors and any of their successors or assigns. On November 24, 2004, the Bankruptcy Court entered the Bar Date Order. The Bar Date for governmental entities was established by the Bankruptcy Court as February 18, 2004.

D.	Parties in Interest and Professionals

(1)	The Debtors’ Professionals

a. The Debtors’ Retained Professionals

During the course of the Chapter 11 Cases, the Bankruptcy Court has approved the Debtors’ retention of the following professionals to advise the Debtors in a variety of areas: Latham & Watkins LLP (Debtors’ bankruptcy counsel), Schwartz, Tobia, Stanziale, Sedita & Campisano (Debtors’ New Jersey local counsel) and Richards, Layton & Finger, P.A. (Debtors’ Delaware local counsel).

b. UBS Securities LLC

UBS Securities LLC is not being formally retained by the Debtors in the Chapter 11 Cases. Prior to the Petition Date, UBS Securities LLC was hired by certain of the Debtors as their financial advisor on the terms set forth in that certain Engagement Letter, dated January 28, 2004, as amended from time to time (the “UBS Engagement Letter”) among UBS Securities LLC, THCR, THCR Holdings, TAC and TCH. Pursuant to the UBS Engagement Letter, on November 19, 2004, the Debtors paid UBS a restructuring transaction fee in the amount of $8 million.

Other than its role as the prepetition financial advisor for certain of the Debtors, UBS Securities LLC also had the following prepetition relationships with the Debtors: (i) UBS Securities LLC acted as underwriter and joint book running manager of the TCH First Priority Notes and TCH Second Priority Notes in 2003; (ii) the Cayman Islands branch of an affiliate of UBS Securities LLC loaned DJT $11.7 million in 2003 to acquire the approximately $15.0 million aggregate principal face amount of TCH Second Priority Notes beneficially owned by him (the loan has been repaid); (iii) UBS Securities, LLC’s trading desk formerly held, but no longer holds approximately $2.9 million aggregate principal face amount of TCH Second Priority Notes; and (iv) Scott Butera, President and Chief Operating Officer of THCR, was formerly employed by UBS Securities LLC. In addition, UBS Securities LLC has certain other relationships unrelated to the Chapter 11 Cases, including as a lender, with DJT and certain non-Debtor affiliates of DJT.

It is also contemplated that UBS Securities LLC and UBS Loan Finance LLC will act as joint lead arrangers and bookrunners for the Exit Facility. See Section X.E – “The Future Business of the Reorganized Debtors – Exit Facility.”

(2)	The Committees and their Professionals

The TAC Noteholder Committee has retained Weil as legal counsel and Houlihan as financial advisor. The TCH Noteholder Committee has retained Milbank as legal counsel and Chanin as financial advisor. Pursuant to the Adequate Protection Order, the Debtors are authorized to pay the reasonable monthly fees and expenses of Weil, Houlihan, Milbank and Chanin.

(3)	Support for the Restructuring

Holders of TAC Notes holding $742,913,000 in aggregate principal amount of the TAC Notes (approximately 57% of Class 1 Claims) support the Plan and have executed the Restructuring Support Agreement, requiring them, subject to certain conditions, to vote in favor of a plan implementing the terms of the Plan.

Holders of TCH First Priority Notes holding $288,169,000 in aggregate principal face amount of the TCH First Priority Notes (approximately 68% of Class 2 Claims) support the Plan and have executed the Restructuring Support Agreement, requiring them, subject to certain conditions, to vote in favor of a plan implementing the terms of the Plan.

Holders of TCH Second Priority Notes (excluding DJT) holding $40,756,858 in aggregate principal face amount of the TCH Second Priority Notes (approximately 75% of Class 3 Claims) support the Plan and have executed the Restructuring Support Agreement, requiring them, subject to certain conditions, to vote in favor of a plan implementing the terms of the Plan.

DJT, as a beneficial owner of Old THCR Holdings Interests, Old THCR Class B Common Stock, Old THCR Common Stock and TCH Second Priority Notes, has agreed to support the Plan and has executed the Restructuring Support Agreement, requiring him, subject to certain conditions set forth in the Restructuring Support Agreement and DJT Investment Agreement, to vote in favor of a plan implementing the terms of the Plan.

E.	Financing During the Chapter 11 Cases – DIP Facility

On November 22, 2004, the Debtors entered into a loan and security agreement (the “DIP Agreement”) with Beal Bank, S.S.B. (“Beal Bank”).

General. The DIP Agreement provides for a DIP Facility in the aggregate principal amount of up to $100 million in the form of a senior secured revolving debtor-in-possession loan.

Term. The DIP Facility will expire upon the earlier to occur of November 22, 2005 or the Effective Date, unless otherwise terminated in accordance with the terms of the DIP Agreement. The Debtors have agreed to repay the outstanding principal balance under the DIP Facility, together with any other amounts due to Beal Bank or the other lenders under the DIP Agreement, on the termination date of the DIP Agreement.

Interest. Interest on the DIP Facility will accrue at the one (1)-year London Interbank Offered Rate plus one hundred and fifty (150) basis points, payable quarterly in arrears; provided that upon the occurrence of a default, at the election of Beal Bank, the loans under the DIP Facility shall bear interest at rates that are 2% per annum in excess of the rates otherwise payable with respect to the DIP Facility.

Fees. An unused line fee shall be payable monthly on the daily unutilized portion of the DIP Facility, in the amount of (i) fifty (50) basis points with respect to any unutilized amounts under the DIP Facility in excess of 67% of the maximum amount of the revolving loans under the DIP Facility and (ii) twenty-five (25) basis points with respect to any unutilized amounts under the DIP Facility less than or equal to 67% of the maximum amount of the revolving loans under the DIP Facility. In addition, upon the entry of an order by the Bankruptcy Court authorizing the DIP Facility on November 22, 2004, the Debtors paid Beal Bank a fully earned, non-refundable commitment fee in the amount of $375,000. The Debtors also paid Beal Bank a fully earned, non-refundable annual administrative fee of $50,000 upon entry of such order.

Security. Borrowings under the DIP Facility are secured by substantially all of the Debtors’ assets and rank senior to the Liens securing the TAC Notes and TCH Notes, subject to a carveout for the payment of certain fees and disbursements incurred by professionals appointed in the Chapter 11 Cases.

Prepayments. The Debtors may prepay the principal of the DIP Facility, in whole or in part, at any time. Mandatory prepayments of the DIP Facility will be required in amounts equal to 100% of (i) the net cash proceeds of any merger, reorganization, consolidation, transfer, sale, assignment, lease or other disposition outside the ordinary course of business, and (ii) the insurance or condemnation proceeds received in connection with a casualty event, condemnation or other loss in each case, in excess of $5 million for any single loss.

Use of Proceeds. Pursuant to the DIP Agreement approved by order of the Bankruptcy Court, dated November 22, 2004, proceeds will be used for general working capital purposes in the ordinary course of business (i) to fund expenses incident to the Debtors’ efforts to operate, maintain, reorganize or dispose of their business and assets, (ii) to fund payment of fees and expenses owing to professionals incurred during the Chapter 11 Cases, (iii) to pay all fees and expenses provided under the DIP Agreement (whether incurred before or after the date of the Petition Date) and (iv) as otherwise authorized by such orders, including permitted capital expenditures, priority employee wage claims and expenses associated with the assumption of executory contracts and unexpired leases.

This summary of the DIP Facility is qualified in its entirety by reference to the DIP Agreement filed with the Bankruptcy Court.

SECTION VII.

SUMMARY OF THE PLAN OF REORGANIZATION

A.	Introduction

The Plan is the product of diligent efforts and intense negotiations by the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee to formulate a plan that provides for a fair allocation of the Debtors’ assets in an orderly manner, consistent with the mandates of the Bankruptcy Code and other applicable law.

The Debtors believe that confirmation of the Plan by the Bankruptcy Court is critical to the Debtors’ continued survival, and that the Plan provides the best opportunity for maximum recoveries to the Debtors’ creditors. The Debtors believe, and intend to demonstrate to the Bankruptcy Court, that the holders of Claims against, and Interests in, the Debtors will receive significantly more value under the Plan than any available alternative.

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED HERETO AND THERETO AND INCORPORATED BY REFERENCE HEREIN AND THEREIN.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, REORGANIZED DEBTORS AND OTHER PARTIES-IN-INTEREST.

B.	Classification and Treatment of Administrative Claims, Claims and Interests Under the Plan

Only administrative expenses, claims and interests that are “allowed” may receive distributions under a chapter 11 plan. An administrative expense, claim or interest becomes “allowed” when a bankruptcy court determines that the administrative expense, claim or interest is a valid obligation of a debtor, including the amount. Section 502(a) of the Bankruptcy Code provides that a timely filed administrative expense, claim or interest is “allowed” automatically unless the debtor or another party-in-interest objects. Section 502(b) of the Bankruptcy Code, however, provides that certain claims may not be “allowed” in bankruptcy even if a proof of claim is filed. Such claims include, without limitation, claims that are unenforceable under a governing agreement or applicable non-bankruptcy law, claims for unmatured interests, claims for certain services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts and late-filed claims. In addition, Rule 3003(c)(2) of the Federal Rules of Bankruptcy Procedure prohibits the allowance of any claim or interest that either is not listed on the debtor’s schedules or is listed as disputed, contingent or unliquidated, if the holder of such claim or interest has not timely filed a proof of claim or interest.

The Bankruptcy Code also requires that, for the purposes of treatment and voting, a chapter 11 plan divide different types of claims and interests into separate classes, based upon their legal nature. Claims of a substantially similar nature generally are classified together, as are interests of a substantially similar nature. As a single entity may hold multiple claims and/or interests that give rise to different legal rights, a holder may be a member of multiple classes under a plan.

Under a chapter 11 plan, the separate classes of claims and interests must be designated as either “impaired” or “unimpaired.” If a class of claims or interests is “impaired” under a plan, the Bankruptcy Code affords certain rights to the holders in such class, including the right to vote on the plan (with the exception of classes of claims and interests that receive no distributions under the plan, and which therefore are deemed to have rejected the plan), and the right to receive an amount under the plan that is no less than the value that claim holder would receive in a chapter 7 liquidation. Under section 1124 of the Bankruptcy Code, a class is “impaired” if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity or by payment in full in cash. Typically, this means that the holder of an unimpaired claim will receive under the plan payment in full, in cash, with prepetition interest to the extent permitted and provided under the governing agreement between the parties (if applicable) or applicable non-bankruptcy law, and the remainder of the debtor’s obligations, if any, will be performed as they become due in accordance with their terms. Thus, other than the right to accelerate the debtor’s obligations, the holder of an unimpaired claim will be placed in the position in which it would have been if the debtor had not commenced a chapter 11 case.

Consistent with these requirements, the Plan divides the Claims against, and Interests in, the Debtors into separate Classes. The following sections designate the Classes of Claims and Interests and their respective treatment under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified (but are nonetheless described below). A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes, and only against the particular Debtor. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest that is not an Allowed Claim or an Allowed Interest.

A chart summarizing the classification and treatment of Claims and Interests under the Plan is set forth in Section II.A. – “Overview of the Plan – Summary of Classification and Treatment of Claims Against, and Interests In, the Debtors.”

For purposes of computing distributions under the Plan, Allowed Claims do not include post-Petition interest unless otherwise specified in the Plan.

If the Plan is confirmed, except for Disputed Claims and Disputed Interests, distributions made on the Effective Date or as soon as practicable thereafter (except for TAC Noteholders, which will receive the New Class A Warrants Proceeds on a Pro Rata basis on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date) will be deemed to have been made on the Effective Date. Distributions on account of Claims that become Allowed Claims and Interests that become Allowed Interests after the Effective Date will be made pursuant to Section 8.02 of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and Section 8.05 of the Plan (relating to distributions on account of Disputed Claims and Disputed Interests once they are Allowed).

(1)	Unclassified – Administrative Claims

Administrative Claims include the costs and expenses of administration of the Chapter 11 Cases of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code. Such costs include any actual and necessary costs and expenses of preserving the Estates of the Debtors, the Claims under the DIP Facility, any actual and necessary costs and expenses of operating the respective businesses of the Debtors, any indebtedness or obligations incurred or assumed by any of the Debtors in Possession in connection with the conduct of their respective businesses, including, without limitation, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

Pursuant to the Plan, Allowed Administrative Claims (i) will be paid Cash equal to the full unpaid portion of the Allowed Administrative Claim on the later of (A) thirty (30) days after such Administrative Claim becomes an Allowed Claim or (B) the Effective Date (or as soon thereafter as practicable), or (ii) will receive such other treatment as to which the applicable Debtor and the holder of an Allowed Administrative Claim agree in writing. Payment on an Administrative Claim that arose in the ordinary course of the Debtors’ business will not be made until such payment would have become due in the ordinary course of the Debtors’ business or under the terms of the legal obligation giving rise to the Claim in the absence of the Chapter 11 Cases.

The Debtors anticipate that, with the exception noted below, most Administrative Claims will be paid as they come due during the Chapter 11 Cases, and that the Administrative Claims to be paid on or after the Effective Date will mainly comprise the Allowed fees and expenses incurred by professionals providing services in the Chapter 11 Cases.

The Debtors estimate that the amount of Allowed Administrative Claims under the Bankruptcy Code, that are unpaid as of the Effective Date, will include the following: (a) professional fees of the Debtors, the TAC Noteholder Committee, the TCH Noteholder Committee and the Official Committee (if any) (approximately $             million), including the fees of Jefferies & Company, Inc. (approximately $             million), Houlihan (approximately $             million), Chanin (approximately $             million), Morgan Stanley Senior Funding, Inc., as joint lead arranger and bookrunner and sole administrative agent in connection with the Exit Facility (approximately $             million) and UBS Securities LLC and UBS Loan Finance LLC, as joint lead arrangers and bookrunners of the Exit Facility (approximately $             million); and (b) severance payments, if any.

On the Effective Date, the Official Committee (if any) shall be dissolved and the members of such committee shall be released and discharged from all further rights and duties arising from or related to the Chapter 11 Cases. The professionals retained by such committee and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date, except in connection with the preparation and prosecution of, and objections to, fee applications.

On the Effective Date, the Reorganized Debtors shall pay the reasonable expenses of (i) the TAC Noteholder Committee and the TCH Noteholder Committee, including the reasonable fees and reasonable expenses of Weil and Houlihan, as the respective legal and financial advisors to the TAC Noteholder Committee, and Milbank and Chanin, as the respective legal and financial advisors to the TCH Noteholder Committee, except to the extent such fees and expenses have already been paid pursuant to the terms of the Adequate Protection Order or otherwise and (ii) each of the indenture trustees for the TAC Notes, the TCH First Priority Notes and the TCH Second Priority Notes. In addition, pursuant to the DJT Investment Agreement, the Debtors will pay the reasonable fees and expenses incurred by DJT, including the reasonable fees and expenses of Willkie Farr & Gallagher LLP, as the legal advisors to DJT.

(2)	Unclassified – Claims by Professionals

All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of sections 327, 328, 330, 331, 363, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date (including, inter alia, any compensation requested by any professional or any other Person for making a substantial contribution in the Chapter 11 Cases) shall File and serve on each of the Reorganized Debtors and the Official Committee (if any) an application for final allowance of compensation and reimbursement of expenses no later than (i) sixty (60) days after the Effective Date or (ii) such later date as the Bankruptcy Court shall order upon application made prior to the end of such sixty (60)-day period.

Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the

Reorganized Debtors, the Official Committee (if any) and the professionals (or other Persons) to whose application the objections are addressed on or before (i) thirty (30) days after such application is Filed and served or (ii) such later date as the Bankruptcy Court shall order upon application made prior to the end of such thirty (30)-day period or upon agreement between the Reorganized Debtors and the affected professional (or other Person). On or prior to the Confirmation Date, each professional or other Person seeking compensation or reimbursement shall provide the Reorganized Debtors and the Official Committee (if any) with a non-binding, written estimate of the amount of its requested compensation and reimbursement through the Effective Date. On the Effective Date, the Reorganized Debtors shall establish a reserve for professionals (or other Persons) providing services to the Debtors other than THCR (the “Professional Claims Reserve”) in an amount equal to the aggregate amount of such estimated compensation or reimbursements, unless otherwise previously paid by the Debtors. The funds in the Professional Claims Reserve shall be used solely for the payment of Allowed professional fee Claims for professionals (or other Persons) providing services to Debtors other than THCR. If an applicable professional (or other Person) fails to submit an estimate of its fees in accordance with this section, the Reorganized Debtors shall not pay such professional’s (or other Person’s) Allowed professional fee Claim from the Professional Claims Reserve but rather shall pay such Claim from any other source available to such Reorganized Debtors. The foregoing notwithstanding, if an applicable professional (or other Person) submits a non-binding, written estimate of his or her fees and reimbursable expenses in accordance with this section, under no circumstances shall such submission be construed to limit the source of such professional’s (or other Person’s) compensation and reimbursement solely to the funds set aside in the Professional Claims Reserve, nor shall such submission be construed as a maximum or cap on the amount of compensation and expense reimbursement ultimately payable to such professional (or other Person). Any professional fees and reimbursements or expenses incurred by the Reorganized Debtors subsequent to the Confirmation Date may be paid by the Reorganized Debtors without application to, or order of, the Bankruptcy Court.

(3)	Unclassified – Priority Tax Claims

Except as otherwise agreed to by the Reorganized Debtors and the applicable taxing agency, the Reorganized Debtors, as appropriate, shall pay to each holder of an Allowed Priority Tax Claim deferred Cash payments, over a period not exceeding six (6) years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Priority Tax Claim (without penalty of any kind) at the rate prescribed below. Payment of the amount of each such Allowed Priority Tax Claim shall be made in equal semiannual installments payable on June 1 and December 1, with the first installment due on June 1 or December 1 after the latest of: (i) the Effective Date; (ii) thirty (30) days after the date on which an order of the Bankruptcy Court allowing such Priority Tax Claim becomes a Final Order; and (iii) such other time or times as may be agreed to by the holder of such Allowed Priority Tax Claim and the applicable Reorganized Debtor. Each installment shall include interest on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the rate of four (4)% per annum or as otherwise established by the Bankruptcy Court; provided, however, that the Reorganized Debtors, as appropriate, shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Allowed Priority Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty of any kind.

(4)	Unclassified __ DIP Facility Claims

On the Effective Date, all outstanding Claims under the DIP Facility shall be paid and satisfied, in full, by the Debtors.

(5)	Classified Claims Against and Interests in the Debtors

The timing and procedures for all distributions specified in this section are governed by Section 8.02 (Method of Distributions Under the Plan) of the Plan, as modified by Section 8.05 (Disputed Claims and Disputed Interests; Reserve and Estimations) of the Plan.

a. Class 1 – TAC Notes Claims.

Classification. Class 1 consists of Allowed TAC Notes Claims.

Allowance. For purposes of the Plan, the TAC Notes Claims are deemed Allowed in the amount of $1.3 billion, plus interest at the contract rate for such notes from May 1, 2004, through and including the Effective Date.

Election. The distribution to holders of Claims in Class 1 shall be made on the Effective Date or as soon as practicable thereafter, and shall include the TAC Cash Distribution, the New Class A Warrant Proceeds, $777.3 million in aggregate face amount of New Notes and 26,325,562 shares of New Common Stock. By timely submitting an Election Form, holders of TAC Notes Claims may elect to (i) receive a Pro Rata share of New Notes and New Common Stock, (ii) maximize their distribution of New Notes or (iii) maximize their distribution of New Common Stock. Holders that do not submit a timely and properly completed Election Form will receive a Pro Rata share of New Notes and New Common Stock.

Timing for Distribution of New Class A Warrant Proceeds. Pursuant to the Plan, Reorganized THCR will issue New Class A Warrants to holders of Old THCR Common Stock (other than DJT), which will entitle such holders to purchase up to 3,425,193 shares of New Common Stock for an aggregate purchase price of $50 million ($14.60 per share). Holders of Claims in Class 1 will receive the proceeds from the exercise of the New Class A Warrants (and interest accrued thereon, if any) and any portion of the Reserve Shares held by Reorganized THCR on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date. Distribution of such Cash proceeds or Reserve Shares will not take place until after the first (1st) anniversary of the Effective Date.

Treatment.

Pro Rata Election. A holder of TAC Notes that elects Pro Rata treatment shall receive:

(a)	its Pro Rata share of the TAC Cash Distribution;

(b)	its Pro Rata share of the New Class A Warrants Proceeds;

(c)	its Pro Rata share of $777.3 million in aggregate face amount of New Notes; and

(d)	its Pro Rata share of 26,325,562 shares of New Common Stock.

New Notes Election. A holder of TAC Notes that elects to maximize its recovery in New Notes shall receive:

(a)	its Pro Rata share of the TAC Cash Distribution;

(b)	its Pro Rata share of the New Class A Warrants Proceeds;

(c)	New Notes with a face amount equal to $893.56 per $1,000 principal amount of its TAC Notes, provided that if the aggregate amount of New Notes that would be allocated to all holders of TAC Notes making this election exceeds the Net Available New Notes, the aggregate face amount of New Notes distributed to all holders of TAC Notes making this election shall be equal to the Net Available New Notes, which shall be distributed Pro Rata based on the face amount of TAC Notes held by all such electing holders; and

(d)	one (1) share of New Common Stock for each $14.60 of the New Note Cut Back for such holder.

New Common Stock Election. A holder of TAC Notes that elects to maximize its recovery in New Common Stock shall receive:

(a)	its Pro Rata share of the TAC Cash Distribution;

(b)	its Pro Rata share of the New Class A Warrants Proceeds;

(c)	61.21 shares of New Common Stock per $1,000 of principal amount of its TAC Notes, provided that if the aggregate number of shares of New Common Stock that would be allocated to all holders of TAC Notes making this election exceeds the Net Available New Common Stock, the number of shares of New Common Stock distributed to all holders of TAC Notes making this election shall be equal to the Net Available New Common Stock, which shall be distributed Pro Rata based on the face amount of TAC Notes held by all such electing holders; and

(d)	New Notes in the face amount of $14.60 for each one (1) share of New Common Stock of the New Common Stock Cut Back for such holder.

Voting. Class 1 is Impaired and holders of Claims in Class 1 are entitled to vote to accept or reject the Plan.

Application of Payments under Adequate Protection Order. Except as otherwise provided in the Plan, the adequate protection provided or received by the holders of Claims in Class 1 under the Adequate Protection Order shall not change or diminish the distributions provided herein.

b. Class 2 – TCH First Priority Notes Claims.

Classification. Class 2 consists of Allowed TCH First Priority Notes Claims.

Allowance. For purposes of the Plan, the TCH First Priority Notes Claims are deemed Allowed in the amount of $454.8 million, plus interest at the contract rate for such notes from October 15, 2004, through and including the Effective Date.

Election. The distribution to holders of Claims in Class 2 shall be made on the Effective Date or as soon as practicable thereafter, and shall include the TCH First Cash Distribution, $425.0 million in aggregate face amount of New Notes, additional Cash in the amount of $21.25 million and 582,283 shares of New Common Stock. By timely submitting an Election Form, holders of TCH First Priority Notes Claims may elect to (i) receive a Pro Rata share of the $21.25 million of Cash and New Common Stock, (ii) maximize their distribution of Cash, or (iii) maximize their distribution of New

Common Stock. Holders that do not submit a timely and properly completed Election Form will receive a Pro Rata share of the $21.25 million of Cash and New Common Stock.

Treatment.

Pro Rata Election. A holder of TCH First Priority Notes that elects Pro Rata treatment shall receive:

(a)	its Pro Rata share of the TCH First Cash Distribution;

(b)	its Pro Rata share of $425.0 million in aggregate face amount of New Notes;

(c)	its Pro Rata share of $21.25 million of Cash; and

(d)	its Pro Rata share of 582,283 shares of New Common Stock.

Cash Election. A holder of TCH First Priority Notes that elects to maximize its recovery in Cash shall receive:

(a)	its Pro Rata share of the TCH First Cash Distribution;

(b)	its Pro Rata share of $425.0 million in aggregate face amount of New Notes;

(c)	$70 of Cash per $1,000 of principal amount of its TCH First Priority Notes, provided that if the aggregate amount of Cash that would be allocated to all holders of TCH First Priority Notes making this election exceeds the Net Available Cash, the Cash distributed to all holders of TCH First Priority Notes making this election shall be equal to the Net Available Cash, which shall be distributed Pro Rata based on the face amount of TCH First Priority Notes held by all such electing holders; and

(d)	one (1) share of New Common Stock for each $14.60 of the Cash Cut Back for such holder.

New Common Stock Election. A holder of TCH First Priority Notes that elects to maximize its recovery in New Common Stock shall receive:

(a)	its Pro Rata share of the TCH First Cash Distribution;

(b)	its Pro Rata share of $425.0 million in aggregate face amount of New Notes;

(c)	4.80 shares of New Common Stock per $1,000 of principal amount of its TCH First Priority Notes, provided that if the aggregate amount of New Common Stock that would be allocated to all holders of TCH First Priority Notes making this election exceeds the Net Available New Common Stock, the number of shares of New Common Stock distributed to all holders of TCH First Priority Notes making this election shall be equal to the Net Available New Common Stock, which shall be distributed Pro Rata based on the face amount of TCH First Priority Notes held by all such electing holders; and

(d)	Cash in the amount of $14.60 for each one (1) share of New Common Stock of the New Common Stock Cut Back for such holder.

Voting. Class 2 is Impaired and the holders of Claims in Class 2 are entitled to vote to accept or reject the Plan.

Application of Payments under Adequate Protection Order. Except as otherwise provided in the Plan, the adequate protection provided or received by the holders of Claims in Class 2 under the Adequate Protection Order shall not change or diminish the distributions provided herein.

c. Class 3 – TCH Second Priority Notes Claims.

Classification. Class 3 consists of Allowed TCH Second Priority Notes Claims.

Allowance. For purposes of the Plan and assuming that Class 3 accepts the Plan, the TCH Second Priority Notes Claims are deemed Allowed in the amount of $54.6 million, plus interest at the contract rate for such notes from October 15, 2004, through and including the Effective Date.

Consensual Treatment. If Class 3 accepts the Plan, each holder of an Allowed TCH Second Priority Notes Claim shall receive on the Effective Date or as soon as practicable thereafter:

(i)	its Pro Rata share of the TCH Second Cash Distribution;

(ii)	its Pro Rata share of $2.3 million of additional Cash;

(iii)	its Pro Rata share of $47.7 million in aggregate face amount of New Notes; and

(iv)	its Pro Rata share of 145,116 shares of New Common Stock.

Non-Consensual Treatment. If Class 3 rejects the Plan, (i) the Bankruptcy Court shall determine the Allowed amount of the Claims in Class 3 and (ii) the holders of the TCH Second Priority Notes Claims shall receive such treatment that the Bankruptcy Court determines satisfies the minimum requirements of section 1129(b) of the Bankruptcy Code.

Voting. Class 3 is Impaired and the holders of Claims in Class 3 are entitled to vote to accept or reject the Plan.

Application of Payments under Adequate Protection Order. Except as otherwise provided in the Plan, the adequate protection provided or received by the holders of Claims in Class 3 under the Adequate Protection Order shall not change or diminish the distributions provided herein.

d. Class 4 – DJT Secured Notes Claim.

Classification. Class 4 consists of the Allowed DJT Secured Notes Claim.

Allowance. For purposes of the Plan, the DJT Secured Notes Claim is deemed Allowed in the amount of $16,366,686 plus interest at the contract rate for such notes from October 15, 2004, through and including the Effective Date.

Treatment. The holder of the DJT Secured Notes Claim shall receive from Reorganized THCR Holdings, New THCR Holdings Interests exchangeable for 1,043,867 shares of New Common Stock.

Voting. Class 4 is Impaired and the holder of Allowed Claims in Class 4 is entitled to vote to accept or reject the Plan.

e. Class 5 – Other Secured Claims.

Classification. Class 5 consists of the Allowed Other Secured Claims. This Class will be further divided into subclasses designated by letters of the alphabet (Class 5A, Class 5B and so on), so that each holder of any Other Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. Class 5 consists of all Other Secured Claims against each Debtor, a list of which will be Filed with the Bankruptcy Court at least ten (10) days prior to the Voting Deadline.

Treatment. The Debtors expect that the Claims of the foregoing Class 5 members shall be Unimpaired under subsections (i) and (v) of this paragraph and Impaired under subsections (ii), (iii), (iv) and (vi) of this paragraph. Each Allowed Other Secured Claim in Class 5 shall, in the discretion of the Debtors, receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 5 Claim; (ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 5 Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Debtors’ property securing the Allowed Class 5 Claim; (iii) the Debtors’ property securing such holder’s Allowed Class 5 Claim; (iv) payments or Liens amounting to the indubitable equivalent of the value of such holder’s interest in the Debtors’ property securing the Allowed Class 5 Claim; (v) Reinstatement of such Class 5 Claim; or (vi) such other treatment as the Debtor and such holder shall have agreed upon in writing. The Debtor will make the foregoing election and provide notice of such election to the applicable holder of an Allowed Class 5 Claim no later than ten (10) days prior to the Voting Deadline.

Voting. Allowed Claims in Class 5 that are paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter are Unimpaired under the Plan and the holders of such Allowed Claims in Class 5 will be deemed to have voted to accept the Plan. Allowed Claims in Class 5 that receive any alternative treatment are Impaired and therefore entitled to vote to accept or reject the Plan.

f. Class 6 – Priority Claims.

Classification. Class 6 consists of Allowed Priority Claims entitled to priority pursuant to subsection 507(a) of the Bankruptcy Code, other than Allowed Administrative Claims and Allowed Priority Tax Claims.

Treatment. The Plan provides that unless otherwise agreed to by the applicable Debtor and the applicable holder of a Claim, each holder of an Allowed Priority Claim in Class 6 will be paid the Allowed amount of such Claim in full in Cash by such Debtor on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtor and the holder of such Claim.

Voting. Class 6 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Claims in Class 6 are conclusively presumed to have accepted the Plan and therefore are not entitled to vote on the Plan.

g. Class 7 – General Unsecured Claims.

Classification. Class 7 consists of Allowed General Unsecured Claims.

Treatment. The Plan provides that unless otherwise agreed to by the applicable Debtor and the applicable holder of a Claim, each holder of an Allowed General Unsecured Claim in Class 7 will be paid the Allowed amount of such Claim in full in Cash by such Debtor on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtor and the holder of such Claim.

Voting. Class 7 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims in Class 7 are conclusively presumed to have accepted the Plan and therefore are not entitled to vote on the Plan.

h. Class 8 – Intercompany Claims.

Classification. Class 8 consists of all Allowed Intercompany Claims by and among the Debtors.

Treatment. On the Effective Date, all Allowed Intercompany Claims of Other Subsidiaries shall be Reinstated.

Voting. Class 8 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims in Class 8 are conclusively presumed to have accepted the Plan.

i. Class 9 – Old Equity Interests of Other Subsidiaries.

Classification. Class 9 consists of Allowed Old Equity Interests of Other Subsidiaries.

Treatment. On the Effective Date, all Allowed Old Equity Interests of Other Subsidiaries shall be Reinstated.

Voting. Class 9 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Allowed Old Equity Interests of Other Subsidiaries in Class 9 are conclusively presumed to have accepted the Plan.

j. Class 10 – Old THCR Holdings Interests.

Classification. Class 10 consists of holders of Old THCR Holdings Interests.

Treatment. On the Effective Date, each holder of the Allowed Class 10 Interest shall retain its Old THCR Holdings Interests, subject to the terms of the New THCR Partnership Agreement.

Voting. Class 10 is Impaired and the holders of Allowed Old THCR Holdings Interests in Class 10 are entitled to vote to accept or reject the Plan.

k. Class 11 – Old THCR Common Stock Interests.

Classification. Class 11 consists of holders of Old THCR Common Stock.

Treatment. On the Effective Date, each holder of an Allowed Old THCR Common Stock Interest shall retain its existing shares of Old THCR Common Stock, subject to the Reverse Stock Split and dilution upon issuance of the New Common Stock, on a Pro Rata basis. Each such holder of an Allowed Old THCR Common Stock Interest (other than DJT) as of the New Class A Warrants Record Date shall receive, on a Pro Rata basis, New Class A Warrants.

Voting. Class 11 is Impaired and the holders of Allowed Old THCR Common Stock Interests in Class 11 are entitled to vote to accept or reject the Plan.

l. Class 12 – Old THCR Class B Common Stock.

Classification. Class 12 consists of the holders of Old THCR Class B Common Stock.

Treatment. On the Effective Date, each holder of an Allowed Class 12 Interest shall receive shares of New Class B Common Stock, on a one-for-one basis based on such holder’s ownership of Old THCR Class B Common Stock.

Voting. Class 12 is Impaired and the holders of Allowed Interests in Class 12 are entitled to vote to accept or reject the Plan.

m. Class 13 – Interests of Holders of Old THCR Stock Rights and All Claims Arising Out of Such Old THCR Stock Rights.

Classification. Class 13 consists of Allowed Interests of holders of Old THCR Stock Rights and all Claims arising out of such Old THCR Stock Rights.

Treatment. Holders of Allowed Class 13 Claims and Interests shall not receive or retain any Cash or property on account of such Claims and Interests.

Voting. Class 13 is Impaired and deemed to have rejected the Plan.

n. Class 14 – Securities Claims Against THCR.

Classification. Class 14 consists of Allowed Securities Claims against THCR.

Treatment. Holders of Allowed Class 14 Claims shall not receive or retain any Cash or property on account of such Claims.

Voting. Class 14 is Impaired and deemed to have rejected the Plan.

C.	Means for Implementing the Plan

(1)	Overview

The Plan provides for a reorganization of the Debtors and an equity investment by DJT in accordance with the terms of the DJT Investment Agreement. The Reorganized Debtors shall not be subject to any Claims against or Interests in such Debtors that are being discharged under the Plan.

Except as otherwise set forth herein or in the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the funds received under the DJT Investment Agreement, the Exit Facility, the Reorganized Debtors’ Cash balances, the operations of the Reorganized Debtors or post-Effective Date borrowings, as applicable.

(2)	Continued Corporate Existence and Vesting

Subject to the corporate reorganizations described in Section VII.C(5) below, after the Effective Date, each of the Reorganized Debtors shall continue to exist in accordance with the law in the jurisdiction in which it is incorporated and pursuant to its certificate of incorporation and bylaws or other applicable organizational document in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other applicable organizational document are amended under the Plan and as provided in the Amended Organizational Documents.

Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all Claims, rights and causes of action and any property acquired by any Debtor or Reorganized Debtor under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, each of the Reorganized Debtors may operate its business and may use, acquire and dispose of property and compromise or settle any Claims or Interests without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order.

(3)	Amended Organizational Documents

On the Effective Date, each Reorganized Debtor shall adopt the applicable Amended Organizational Documents (including the New THCR Partnership Agreement) pursuant to applicable non-bankruptcy law and section 1123(a)(5)(1) of the Bankruptcy Code, except for those Debtors being dissolved or merged into another Debtor. The Amended Organizational Documents will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Amended Certificate of Incorporation of Reorganized THCR shall also include, among other things, provisions (i) authorizing a change in the name of Reorganized THCR from “Trump Hotels & Casino Resorts, Inc.” to “Trump Entertainment Resorts, Inc.,” (ii) authorizing at least 50,000,000 shares of New Common Stock, at least 1,000 shares of New Class B Common Stock and at least 1,000,000 shares of Old THCR Preferred Stock, (iii) requiring during the Nomination Period that Reorganized THCR’s board of directors consist of at least five (5) Class A Directors, (iv) stating that during the Nomination Period, the Class A Directors then in office shall have the sole right to nominate, on behalf of Reorganized THCR’s board of directors, Persons to serve as Class A Directors, (v) stating that during the Nomination Period, in the event that any Class A Director is unable to serve, or once having commenced to serve, is removed or withdraws from the board of Reorganized THCR, such Class A Director’s replacement shall be designated by a majority of the remaining Class A Directors serving as directors of Reorganized THCR at such time, (vi) requiring that DJT shall serve as the Chairman of Reorganized THCR’s board of directors [on terms to be agreed], (vii) requiring that, during the term of the DJT Voting Agreement, if DJT beneficially owns at least 7.5% of the New Common Stock, he may nominate three (3) directors of Reorganized THCR, (viii) requiring that, during the term of the DJT Voting Agreement, if DJT beneficially owns at least 5.0% but less than 7.5% of the New Common Stock, he may nominate two (2) directors of Reorganized THCR, (ix) requiring that, during the term of the DJT Voting Agreement, if DJT owns less than 5.0% of the New Common Stock, he may serve as a director of Reorganized THCR as long as the DJT Services Agreement shall not have been terminated, (x) stating that, during the term of the DJT Voting Agreement, in the event that any director of Reorganized THCR who is designated by DJT is unable to serve, or once having commenced to serve, is removed or withdraws from the board of Reorganized THCR, such director’s replacement shall be designated by DJT, and (xi) requiring that, during the term of the DJT Voting Agreement, if DJT beneficially owns at least 5.0% of the New Common Stock, the Joint Director must be acceptable to him. The Amended Organizational Documents will become effective on or prior to the Effective Date and may be amended following the Effective Date in accordance with applicable non-bankruptcy law.

(4)	Board of Directors and Management

Prior to the hearing on confirmation of the Plan, THCR shall submit to the Bankruptcy Court the names of nine (9) individuals as proposed directors of Reorganized THCR. The list shall designate (i) the five (5) individuals proposed to be the Class A Directors, (ii) the three (3) individuals selected by DJT to serve on the Initial Board (one (1) of whom shall be DJT) and (iii) an individual who is mutually acceptable to the TAC Noteholder Committee and DJT as the “Joint Director.” Subject to the approval of the Initial Board by the Bankruptcy Court in the Confirmation Order, on the Effective Date, the nine (9) individuals will become the board of directors of Reorganized THCR. DJT shall serve as the Chairman of the Initial Board. Immediately following the Effective Date, the Class A Directors shall comprise a majority of the members of each committee of Reorganized THCR’s board of directors. From and after the Effective Date, a majority of the board of directors of Reorganized THCR shall select the directors (or managing members, partners or similar entities) of the Reorganized Debtors, which (subject to the DJT Voting Agreement) may include directors of Reorganized THCR.

The directors shall be divided into three (3) classes, each having staggered three (3)-year terms. One (1) of DJT’s designees, one (1) of the Class A Directors and the Joint Director shall serve in the class of directors of Reorganized THCR whose terms will expire at the first (1st) annual meeting of stockholders following their election. One (1) of DJT’s designees and two (2) of the Class A Directors shall serve in the class of directors of Reorganized THCR whose terms will expire at the second (2nd) annual meeting of stockholders following their election. DJT and two (2) of the Class A Directors shall serve in the class of directors of Reorganized THCR whose terms will expire at the third (3rd) annual meeting of stockholders following their election.

The terms, nomination, election and reelection of members of the board of directors shall be governed by the Amended Organizational Documents of Reorganized THCR and the DJT Voting Agreement. Pursuant to and in accordance with the DJT Voting Agreement, from and after the Effective Date, DJT shall vote all shares of New Common Stock beneficially owned by him, and Reorganized THCR shall take all necessary and desirable actions within its control (including, without limitation, calling and holding special meetings of Reorganized THCR’s board of directors and stockholders), so that: (i) at any given time, the authorized number of directors of Reorganized THCR shall not be less than the number of directors entitled at such time to be nominated as Class A Directors, DJT designees or the Joint Director; (ii) such nominees shall be elected to the board of directors of Reorganized THCR; (iii) during the Nomination Period, each Class A Director then serving as a director of Reorganized THCR shall, prior to the expiration of such director’s term, be nominated to serve for a successive term as a Class A Director; (iv) during the Nomination Period, a majority of the directors serving on each committee of the board of directors of Reorganized THCR shall consist of Class A Directors; and (v) DJT, so long as he is a director of Reorganized THCR, shall serve on each committee of the board of directors of Reorganized THCR other than the compensation committee and the audit committee thereof.

Certain decisions related to the disposition of the casino assets of the Reorganized Debtors will require the consent or indemnification of DJT, as described in the New THCR Partnership Agreement.

The current members of management of THCR may serve in their respective positions through the first meeting of the board of directors after the Effective Date, which shall take place no later than thirty (30) days after the Effective Date. From and after the Effective Date, a majority of the board of directors of Reorganized THCR shall select the senior management of the Reorganized Debtors, which may include current members of management, subject to mutually acceptable terms of employment.

The board of directors of Reorganized THCR may authorize appropriate compensation and bonus plans for senior management employed by the Reorganized Debtors after the Effective Date. On or as reasonably practicable after the Effective Date, the board of directors of Reorganized THCR will adopt the New THCR Stock Incentive Plan for certain officers and employees of Reorganized THCR and its subsidiaries. Options under such New THCR Stock Incentive Plan will be based on a vesting schedule and any other performance criteria structured by the board of directors of Reorganized THCR. The terms of the DJT Services Agreement shall be specifically approved through the Plan without the need of further action by the board of directors.

The foregoing composition of the board of directors of Reorganized THCR obviates the need of Reorganized THCR to continue to be bound by that certain stipulation of settlement, compromise and release dated September 28, 2001, as approved by the District Court of the Southern District of New York in its order and final judgment dated December 11, 2001, in Case No. 96 Civ. 7820 (GEL), and that certain stipulation of settlement agreement, dated May 15, 2001, as approved by the Superior Court of New Jersey, Chancery Division, Atlantic County on August 17, 2001, which provided for the appointment of a special committee of independent directors who are not affiliated with DJT to review any offers to purchase THCR and certain transactions between THCR and any officer or director of THCR, among other provisions. Accordingly, upon the Effective Date, the composition of the board of directors of Reorganized THCR and Reorganized THCR’s relationship with DJT, including any transactions or other matters previously covered by such settlement agreements, shall be governed by the Plan and the DJT Agreements.

(5)	Corporate Reorganizations

On or prior to the Effective Date, Trump Taj Mahal Associates, Trump Plaza Associates and Trump Marina Associates, L.P. and such other corporate entities selected by THCR shall be converted or merged into limited liability companies in the state of organization as selected by THCR. THCR/LP, THCR Management Holdings, LLC, THCR Enterprises, LLC, THCR Enterprises, Inc., Trump Internet Casino, LLC, TAC, TCH, Trump Casino Funding, Inc., Trump Atlantic City Funding, Inc., Trump Atlantic City Funding II, Inc., Trump Atlantic City Funding III, Inc., Trump Marina, Inc., Trump Atlantic City Holding, Inc., THCR Holding Corp., Trump Plaza Funding, Inc., Trump Atlantic City Corporation and THCR Ventures, Inc. shall be dissolved. In addition, on or prior to the Effective Date, as a condition to the closing of the DJT Investment Agreement, TCI 2 will merge with and into TCI 2 Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of THCR, with TCI 2 Holdings, LLC as the entity surviving such merger, pursuant to the TCI 2 Merger Agreement. Pursuant to such merger, DJT will receive [            ] shares of Old THCR Common Stock in exchange for his shares of capital stock of TCI 2. Furthermore, on or prior to the Effective Date, Trump Indiana Casino Management, LLC will be renamed as Trump Springs Valley, LLC. On the

Effective Date, all the foregoing actions involving the corporate structure of the Reorganized Debtors shall be deemed to have occurred without further action under applicable law, regulation, order or rule, including, without limitation, any action by the stockholders of THCR or Reorganized THCR.

(6)	Settlement of Certain Disputes

The treatment provisions of Sections VII.B(5)a, b and c constitute a good faith settlement and compromise, pursuant to Bankruptcy Rule 9019, of disputes among the Debtors and the holders of Claims in Classes 1, 2 and 3 as to the Allowed amount and treatment of the Claims in such Classes, as well as to certain intercreditor rights and obligations among such holders. The settlement involves a reallocation of value among those three (3) Classes and is intended to, and shall, be final. No distributions to the holders in any of those Classes shall be shared or further reallocated to holders in either of the other two (2) Classes by virtue of any prepetition indenture, intercreditor agreement or other document, provided, however, that if Class 3 rejects the Plan, the benefits of the settlement described herein shall not extend to holders of the Claims in Class 3.

(7)	Reverse Stock Split

On the Effective Date, the Reverse Stock Split shall occur, such that each 1000 shares of Old THCR Common Stock immediately prior to the Reverse Stock Split shall, following the Reverse Stock Split (and subject to adjustment for fractional entitlements discussed below), be consolidated into one (1) share of New Common Stock, without the need for any further corporate or other action under any applicable law, regulation, order or rule.

(8)	Fractional Entitlements; Exchange or Cancellation of Existing Securities

Each stock certificate for shares of Old THCR Common Stock shall, from and after the Effective Date, represent the number of shares of New Common Stock into which the shares of Old THCR Common Stock represented by such certificate shall have been reclassified, rounded up to the nearest whole number. Each holder of record of such certificate shall receive, upon surrender of such certificate to the Transfer Agent, a New Common Stock certificate representing the number of whole shares of New Common Stock into which the shares of Old THCR Common Stock represented by such old stock certificate shall have been reclassified. If more than one (1) Old THCR Common Stock certificate is surrendered for the account of the same stockholder, the number of whole shares of New Common Stock for which a New Common Stock certificate is issued shall be computed on the basis of the aggregate number of shares represented by the Old THCR Common Stock certificates surrendered. In the event that the Transfer Agent determines that a holder of Old THCR Common Stock certificates has not tendered all such certificates for exchange, the Transfer Agent shall carry forward any fractional shares until all certificates of such holder have been presented for exchange such that rounding up of fractional shares as to any one stockholder shall not exceed one (1) share. On the Effective Date, all options issued under the Old THCR Stock Incentive Plan will be terminated, cancelled and extinguished.

(9)	Issuance of New Common Stock, New Class B Common Stock, New Class A Warrants and New DJT Warrant

All shares of New Common Stock and New Class B Common Stock issued pursuant to the Plan (or upon exercise of any New Class A Warrants or the New DJT Warrant, or upon exchange of New THCR Holdings Interests) will be, upon issuance, validly issued, fully paid and non-assessable, and will not entitle the holders thereof to preemptive power or other rights to subscribe for additional shares (except as expressly provided in the DJT Agreements and the Amended Organizational Documents of Reorganized THCR and Reorganized THCR Holdings).

(10)	New Warrants

The New Class A Warrants will, among other things, (i) entitle the holders thereof to purchase in the aggregate up to 3,425,193 shares of New Common Stock, (ii) be exercisable for the period beginning the day after the Effective Date and ending on the first (1st) anniversary of the Effective Date and (iii) have an exercise price per share equal to $14.60 per share of New Common Stock, subject to adjustment for dilution as provided in the New Class A Warrants. Proceeds from the exercise of the New Class A Warrants, as well as any portion of the Reserve Shares remaining on the first (1st) anniversary of the Effective Date, shall be distributed to the TAC Noteholders as part of their distribution under the Plan, on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date. Prior to distribution, Cash proceeds received upon exercise of the New Class A Warrants shall be held in a segregated account, and interest accrued thereon shall be distributed equally and ratably to TAC Noteholders upon distribution of the New Class A Warrants Proceeds as soon as reasonably practicable after the first (1st) anniversary of the Effective Date.

The New DJT Warrant will, among other things, (i) entitle the holder thereof to purchase in the aggregate up to 1,446,706 shares of New Common Stock, (ii) be exercisable for the period beginning the day after the Effective Date and ending on the tenth (10th) anniversary of the Effective Date and (iii) have an exercise price equal to $21.90 per share of New Common Stock, subject to adjustment for dilution as provided in the New DJT Warrant.

(11)	Listing

On or as soon as reasonably practicable after the Effective Date, Reorganized THCR shall (i) continue to be a reporting company under the Exchange Act and (ii) use its commercially reasonable efforts to cause the shares of New Common Stock to be listed on the NYSE, or, if Reorganized THCR is unable to have the New Common Stock listed on the NYSE, use commercially reasonable efforts to cause the shares of New Common Stock to be quoted in the national market system or small cap system of the National Association of Securities Dealers’ Automated Quotation System or other national securities exchange.

(12)	New THCR Stock Incentive Plan

On or as soon as reasonably practicable after the Effective Date, Reorganized THCR shall implement the New THCR Stock Incentive Plan. Reorganized THCR shall reserve [            ] shares of New Common Stock for issuance pursuant to the New THCR Stock Incentive Plan, superseding and replacing any prior option pool outstanding with respect to the Old THCR Stock Incentive Plan, without the need for further corporate act of the Reorganized Debtors or any other act or action under applicable law, regulation, order or rule.

(13)	Cancellation of Old Notes

Except for purposes of evidencing a right to distributions under the Plan or otherwise provided in the Plan, on the Effective Date, all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including all indentures, notes, guarantees, mortgages or other documents evidencing such Claims and any options or warrants to purchase Interests, obligating the Debtors to issue, transfer or sell Interests or any other capital stock of the Debtors, shall be canceled; provided, however, that the indentures relating to the TAC Notes Claims, the TCH First Priority Notes Claims, the TCH Second Priority Notes Claims and the DJT Secured Notes Claim shall continue in effect solely for the purposes of (i) allowing the respective indenture trustees to make any distributions on account of holders of those Claims pursuant to the Plan and to perform such other necessary administrative functions with respect thereto and (ii) permitting the respective indenture trustees to maintain any rights or Liens they may have for fees, costs and expenses under such indentures.

(14)	Issuance of New Notes

On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue the New Notes and enter into the New Notes Indenture and the guarantees, mortgages, security agreements and pledge agreements concerning the New Notes set forth in the Plan Supplement.

(15)	Transactions with DJT

a. DJT Investment Agreement

General. On December     , 2004, DJT, THCR and THCR Holdings executed the DJT Investment Agreement. Upon the terms and subject to the conditions set forth in the DJT Investment Agreement, DJT will, among other things, invest $55 million in Cash and contribute the TCH Second Priority Notes beneficially owned by him to Reorganized THCR Holdings on the Effective Date (the “DJT Investment“).

Certain Covenants. During the period prior to the earlier of the closing of the DJT Investment or the termination of the DJT Investment Agreement, THCR shall, and shall cause each of its subsidiaries, in coordination with DJT, to use commercially reasonable efforts to undertake the restructuring of the Debtors as contemplated in the Plan. THCR, THCR Holdings and DJT have also agreed to use their commercially reasonable efforts to take all actions reasonably necessary, proper or advisable under applicable laws to consummate the transactions contemplated under the DJT Investment Agreement and the documents ancillary thereto, as well as to obtain applicable government approvals.

In addition, THCR has agreed to use its commercially reasonable efforts, subject to the requirements of applicable law, to satisfy THCR’s obligations under NYSE Rules and its obligations under applicable contracts, to ensure that Reorganized THCR’s Board of Directors will be comprised at the closing of the DJT Investment of enumerated individuals nominated by the TAC Noteholders and DJT, respectively, pursuant to the terms of the DJT Voting Agreement. See Section X.D(2)b – “The Future Business of the Reorganized Debtors – Certain Agreements of the Reorganized Debtors – Other Agreements with DJT – DJT Voting Agreement.” THCR has also agreed to use its commercially reasonable efforts to relist the New Common Stock on the NYSE.

Indemnification of Present and Former Directors and Executive Officers. THCR has agreed to cause Reorganized THCR and its subsidiaries, after the closing of the DJT Investment, to grant indemnification rights to the present and former directors and officers of THCR and its subsidiaries and has agreed to maintain a specified level of directors’ and officers’ liability insurance for six (6) years. THCR has also agreed to obtain, and DJT has agreed to support THCR’s obtaining a release of DJT and his affiliates from various litigation related to THCR and its subsidiaries, the DJT Investment or the restructuring of the Debtors contemplated therein.

Joint Closing Conditions. The obligations of THCR, THCR Holdings and DJT to effect the closing of the DJT Investment are subject to the satisfaction or waiver of a variety of conditions, including, among others, (1) the absence of an order or law making the DJT Investment illegal or prohibiting the DJT Investment, (2) obtaining material governmental approvals and (3) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if a filing thereunder is required.

THCR Closing Conditions. The obligation of THCR and THCR Holdings to effect the closing of the DJT Investment is subject to the satisfaction or waiver of additional conditions, including, among others, the execution of certain agreements between DJT and the Reorganized Debtors and the confirmation of the Plan by the Bankruptcy Court.

DJT Closing Conditions. The obligation of DJT to effect the closing of the DJT Investment is subject to the satisfaction or waiver of certain conditions, including, among others: (1) the composition of Reorganized THCR’s Board of Directors shall be as described in Section VII.C(4) – “Summary of the Plan of Reorganization – Means for Implementing the Plan – Board of Directors and Management;” (2) the approval by the Bankruptcy Court of the Plan pursuant to a final and non-appealable Confirmation Order; (3) the satisfaction in all material respects of all conditions to the consummation of the Plan; (4) the substantial completion of the restructuring of the Debtors; (5) the filing of THCR’s Amended and Restated Certificate of Incorporation with applicable state authorities and the adoption by the board of directors of Reorganized THCR of its Amended and Restated Bylaws; and (6) the execution of certain agreements between DJT and the Reorganized Debtors as contemplated by the Plan and the DJT Investment Agreement.

Termination. The DJT Investment Agreement can be terminated by mutual consent of all of the parties or under a number of other circumstances by one or more parties, including: (1) termination of the Restructuring Support Agreement; (2) the failure of the DJT Investment to be consummated on or prior to May 1, 2005; (3) the existence of a governmental order or other action that permanently restrains, enjoins or prohibits the closing of the DJT Investment and other related transactions; (4) the issuance by the Bankruptcy Court of a Final Order denying confirmation of the Plan; (5) the termination of the Plan in accordance with its terms or the vacating or reversal of the Confirmation Order by a Final Order; or (6) certain material breaches of representations, warranties and covenants.

On the Effective Date, THCR shall pay (or DJT shall have the right to offset against the DJT Investment an amount equal to) all of the reasonable out-of-pocket expenses of DJT and/or DJT’s affiliates (other than any of the Debtors) arising in connection with the negotiation, preparation and execution of the DJT Investment Agreement and related documents and the consummation of the transactions contemplated by the Plan (including reasonable attorneys’ fees and expenses).

b. Other Agreements and Transactions with DJT

On the Effective Date, DJT shall deliver to THCR executed copies of the other DJT Agreements. The DJT Agreements shall be effective on the Effective Date (except for the DJT Investment Agreement, which shall be effective as of the date of its execution, subject to the terms and conditions set forth therein). DJT, THCR and the other Debtors, and Reorganized THCR and the other Reorganized Debtors shall take any and all actions necessary to implement the DJT Agreements in accordance with their respective terms on the Effective Date.

Pursuant to the DJT Investment Agreement and the Plan, on the Effective Date, DJT will receive (i) [        ]% of the New THCR Holdings Class A Interests (which are exchangeable for 3,767,713 shares of New Common Stock) in exchange for contributing $55 million in Cash to Reorganized THCR Holdings on the Effective Date, (ii) [        ]% of the New THCR Holdings Class A Interests (which are exchangeable for 1,043,867 shares of New Common Stock) in exchange for contributing all Claims under the TCH Second Priority Notes (including interest accrued thereon) beneficially owned by him to Reorganized THCR Holdings on the Effective Date, and (iii) the following in exchange for the execution and delivery of the DJT Agreements (with the exception of the DJT Investment Agreement) and certain amendments and modifications of certain existing contractual relationships between DJT and THCR and/or THCR Holdings: (a) the New THCR Holdings Class B Interests (which are exchangeable for 4,554,197 shares of New Common Stock), (b) the New DJT Warrant, (c) THCR’s 25% beneficial ownership interests in Miss Universe, L.P., LLLP, and (d) the parcels of land (together with any appurtenances, lease and certain rights) in Atlantic City, described specifically on Exhibit Q hereto, constituting the former World’s Fair site. The parcel of land described in clause (d) in the previous sentence shall be transferred subject to a perpetual negative covenant preventing DJT or any transferee, assignee or lessee from developing any gaming activities on, or associated with, such property as provided in the World’s Fair Assignment Agreement. In addition, DJT shall retain the shares of Old THCR Common Stock and the Old THCR Holdings Interests beneficially owned by him, subject to the dilution from the Reverse Stock Split and the issuance of the New Common Stock and New THCR Holdings Interests.

On the Effective Date, the Reorganized Debtors shall execute the DJT Agreements (except for the DJT Investment Agreement, which was executed on December     , 2004). On the Effective Date, all other agreements between DJT and the Debtors or the Reorganized Debtors shall be terminated, except [the lease agreement, dated as of November 1, 1996, between Trump Tower Commercial LLC and THCR Holdings, as amended].

(16)	Exit Facility

On and following the Effective Date, the Reorganized Debtors, in accordance with the terms of the Plan, will be authorized to take any and all actions necessary to implement the Exit Facility, which shall (i) repay and refinance any amounts outstanding on the Effective Date under the DIP Facility, (ii) make other payments required to be made on or following the Effective Date and (iii) provide additional borrowing capacity to the Reorganized Debtors following the Effective Date. The applicable Reorganized Debtors are authorized to enter into, execute and deliver the Exit Facility.

D.	Distributions Under the Plan

(1)	General

All distributions will be made on the Effective Date or as soon thereafter as practicable, provided that (i) the distribution of the New Class A Warrants Proceeds to holders of TAC Notes Claims will be made as soon as reasonably practicable after the first anniversary of the Effective Date and (ii) distributions to holders of Disputed Claims whose Claims become Allowed after the Effective Date shall be made within fifteen (15) days after the end of the calendar quarter after such Claim becomes Allowed.

Distributions to holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by any proofs of Claim or Interests (or transfers thereof) that may be Filed pursuant to Bankruptcy Rule 3001.

Subject to the provisions of the Plan, property to be distributed under the Plan to each Unimpaired Class shall be distributed on the later of (i) the Effective Date and (ii) the date on which the distribution to a holder of a Claim in such Class would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Chapter 11 Cases.

The Disbursing Agent will make all distributions of Cash and securities required to be distributed under the applicable provisions of the Plan. The Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The Disbursing Agent will serve without bond, and the Disbursing Agent, other than the Reorganized Debtors, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors.

Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on or wire transfers from a bank selected by the Disbursing Agent. Cash payments of $1 million or more to be made pursuant to the Plan will, to the extent requested in writing no later than five (5) days after the Confirmation Date, be made by wire transfer from a bank. Cash payments to foreign creditors, if any, may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

The Disbursing Agent will make all distributions required under the applicable provisions of the Plan.

(2)	Timing and Methods of Distributions

a. Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

Notwithstanding any other provision of the Plan: (i) each holder of an Allowed Claim or Allowed Interest that is to receive a distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to the Plan.

b. Pro Rata Distribution

When the Plan provides for Pro Rata distribution, the consideration to be distributed under the Plan shall be divided Pro Rata among the holders of Allowed Claims or Allowed Interests of the relevant Class for that particular Debtor; provided that for each holder of an Allowed Claim in Class 1, 2 or 3 that does not select Pro Rata treatment with respect to such Claim, the consideration shall be divided Pro Rata among holders within the same Class that have elected the same treatment.

c. Distribution Record Date

As of the close of business on the Distribution Record Date, the transfer registers for any Old THCR Securities maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and the respective agents of the Debtors will have no obligation to recognize the transfer of the TAC Notes, TCH First Priority Notes, TCH Second Priority Notes, Old THCR Common Stock, Old THCR Class B Common Stock and Old THCR Holdings Interests occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date. Distributions under the Plan shall be made by the Debtors or Reorganized Debtors, as applicable, for the benefit of the holders of Allowed Administrative Claims and Allowed Claims and Allowed Interests on the Debtors’ respective books and records, unless such addresses are superseded by addresses listed on any proofs of Claim or Interests (or transfers thereof) Filed pursuant to Bankruptcy Rule 3001.

d. Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments

In addition to any requirements under the bylaws or other applicable organizational documents of the Debtors, any holder of a Claim or Interest evidenced by a certificated instrument, as defined in section 9-102(47) of the Uniform Commercial Code, as in effect and as modified or amended from time to time, that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of such loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an instrument. Upon compliance with the Plan, the holder of a Claim or Interest evidenced by such an instrument will, for all purposes under the Plan, be deemed to have surrendered an instrument, as applicable.

e. Undeliverable or Unclaimed Distributions

Any Person that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within ninety (90) days of its issuance shall be entitled to receive a reissued check from the Reorganized Debtors, for the amount of the original check, without any interest, if such Person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent requests to verify that such Person is entitled to such check, prior to the first anniversary of the Effective Date. If a Person fails to cash a check within ninety (90) days of its issuance and fails to request reissuance of such check prior to the first (1st) anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under the Plan. If the distribution to any holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the Disbursing Agent is notified in writing of such holder’s then-current address. Undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to the Plan until such time as a distribution becomes deliverable.

Undeliverable Cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds and will be accounted for separately. The Disbursing Agent holding undeliverable Cash shall invest such Cash in a manner consistent with the Reorganized Debtors’ investment and deposit guidelines. Any distribution that is not claimed within one (1) year of the Effective Date shall be deemed property of the Reorganized Debtors.

(3)	Objections to Claims and Interests and Authority to Prosecute Objections; Claims and Interests Resolution

The right to prosecute, File, litigate and settle objections to Disputed Claims and Disputed Interests, whether or not the subject of litigation pending as of the Effective Date, shall be deemed automatically transferred by the Debtors and their Estates to the Reorganized Debtors as of the Effective Date. From and after the Effective Date, only the Reorganized Debtors shall have the right to File, litigate or settle any objections to Disputed Claims and Disputed Interests.

Except as otherwise provided in the Plan, objections to any Disputed Claim and Disputed Interest shall be Filed within the later of sixty (60) days after (i) the Effective Date and (ii) the date the Claim or Interest, as applicable, is Filed, or within such additional period of time as the Bankruptcy Court may allow upon motion made by the Reorganized Debtors (which may be made on an ex parte basis), within such sixty (60)-day period. Pursuant to orders with respect to the Debtors’ interim use of cash collateral, the Bankruptcy Court limits the ability of certain parties-in-interest to challenge the validity, priority or enforceability of the Liens asserted against the Debtors by the holders of TAC Notes, TCH First Priority Notes and TCH Second Priority Notes. As of the date hereof, no party-in-interest may bring such a challenge. Nothing contained herein shall modify any of the foregoing orders.

Notwithstanding that the Reorganized Debtors shall have the right to File objections to Claims and Interests (other than to Claims in Classes 1, 2, 3 and 4), litigate and settle objections to Disputed Claims and Disputed Interests on behalf of the Debtors and their Estates, nothing contained herein shall be deemed to obligate the Reorganized Debtors to take any such actions, all of which shall be determined by the Reorganized Debtors in their sole and absolute discretion.

From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court.

THE DEBTORS HAVE NOT FULLY REVIEWED THE CLAIMS AND INTERESTS IN THE CHAPTER 11 CASES OR DETERMINED WHETHER OBJECTIONS TO CLAIMS AND INTERESTS EXIST. THIS INVESTIGATION IS ONGOING AND WILL OCCUR, IN LARGE PART, AFTER THE CONFIRMATION DATE. AS A RESULT, CREDITORS AND OTHER PARTIES-IN-INTEREST ARE HEREBY ADVISED THAT, NOTWITHSTANDING THAT THE EXISTENCE OF ANY PARTICULAR OBJECTION TO A DISPUTED CLAIM OR DISPUTED INTEREST MAY NOT BE LISTED, DISCLOSED OR SET FORTH IN THE PLAN, AN OBJECTION TO A CLAIM OR INTEREST MAY BE BROUGHT AGAINST ANY CREDITOR OR PARTY-IN-INTEREST AT ANY TIME, SUBJECT TO THE TIME LIMITATIONS SET FORTH IN SECTION 5.18 OF THE PLAN — “OBJECTIONS TO CLAIMS AND INTERESTS AND AUTHORITY TO PROSECUTE OBJECTIONS; CLAIMS AND INTERESTS RESOLUTION.” IN ADDITION TO THE FOREGOING, THE REORGANIZED DEBTORS RETAIN AND HEREBY RESERVE THE RIGHT TO OBJECT TO (i) ANY CLAIMS OR INTERESTS FILED AFTER THE BAR DATE OF                     , 2004 AND (ii) ANY CLAIMS FILED IN ORDER TO SET FORTH

DAMAGES ARISING FROM THE REJECTION OF AN EXECUTORY CONTRACT OR OTHER AGREEMENT WITH THE DEBTORS.

Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, the Official Committee (if any) and the professionals (or other Person) to whose application the objections are addressed on or before (i) thirty (30) days after such application is Filed and served or (ii) such later date as the Bankruptcy Court shall order upon application made prior to the end of such thirty (30)-day period or upon agreement between the Reorganized Debtors and the affected professional (or other Person).

(4)	Disputed Claims and Disputed Interests; Reserve and Estimations

a. Treatment of Disputed Claims and Disputed Interests

Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. The Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim or Interest pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether any Debtor previously objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any contingent or unliquidated Claim or Interest at any time during litigation concerning any objection to the Claim or Interest, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount will constitute either the Allowed amount of such Claim or Interest or a maximum limitation on such Claim or Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim or Interest, the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim or Interest. All of these Claims and Interest objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims and Interests as provided in the Plan, the Reorganized Debtors may resolve or adjudicate certain Disputed Claims and Disputed Interests of holders in Unimpaired Classes in the manner in which the amount of such Claim or Interest and the rights of the holder of such Claim or Interest would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, subject to any applicable discharge and limitations on amounts of Claims and remedies available under bankruptcy law. Claims and Interests may be subsequently compromised, settled, withdrawn or resolved by the Reorganized Debtors without order of the Bankruptcy Court.

b. Distributions on Account of Disputed Claims and Disputed Interests Once They Are Allowed

Within fifteen (15) days following the end of each calendar quarter, the Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest in accordance with the Plan. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Except as provided in the Plan, holders of Disputed Claims or Disputed Interests that are ultimately Allowed will not be entitled to receive, on the basis of the amounts ultimately Allowed, any interest. Notwithstanding the foregoing, distributions to holders of any Disputed Secured Claims shall be paid as soon as practicable after such Claims are Allowed.

c. Reserve for Allowed Administrative and Allowed Priority Claims

Each Debtor shall establish an appropriate reserve in an amount to be agreed upon by the Debtors, to satisfy Allowed Administrative Claims against the Debtors through and including the Effective Date (including Claims for compensation and reimbursement of expenses by professionals providing services to the Debtors and Allowed Priority Claims against the Debtors). Following the Effective Date, after the satisfaction of all Allowed Administrative Claims and Allowed Priority Claims against the Debtors and the resolution of all Disputed Administrative Claims and Disputed Priority Claims against the Debtors, any remaining Cash held in the reserve of the Reorganized Debtors will be returned to the Reorganized Debtors.

(5)	Interest on Claims

Unless otherwise specifically provided for or contemplated in the Plan or Confirmation Order, or required by applicable bankruptcy law to render a Claim Unimpaired or otherwise, postpetition interest shall not accrue or be paid on any Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim, other than Other Secured Claims to the extent required by the applicable documents giving rise to such Claims.

(6)	Setoffs

Except with respect to Claims released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights and causes of action of any nature that any of the Reorganized Debtors may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the Reorganized Debtors of any such Claims, rights and causes of action that the Debtors or the Reorganized Debtors may possess against such holder.

E.	General Information Concerning the Plan

The following is a summary of certain additional information concerning the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan.

(1)	Executory Contracts and Unexpired Leases

Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Petition Date is rejected by the Debtors, it will be treated as if the Debtors breached such contract or lease on the date immediately preceding the Petition Date, and the other party to the agreement may assert a General Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by sections 365 and 502 of the Bankruptcy Code. If a Debtor assumes a contract or lease and the non-Debtor party to such contract or lease objects to such Debtor’s ability to provide adequate assurance of future performance (or if the time period for a non-Debtor to object to the cure amount has not yet lapsed), the Debtor may assign the contract or lease to another Debtor. In such a circumstance, the Debtor may demonstrate such Debtor’s ability to provide adequate assurance of future performance.

(2)	Assumption and Rejection

The Debtors are parties to hundreds of executory contracts and nonresidential real property leases. On or before ten (10) days prior to the Voting Deadline, the Debtors will File the Contract/Lease Schedule. Within (1) one business day following the Filing of the Contract/Lease Schedule, the Debtors will serve the Contract/Lease Schedule on the non-Debtor parties to the contracts and leases set forth on the Contract/Lease Schedule. Any party to a contract or lease who objects to the listed cure amounts must File and serve an objection on the applicable Debtor no later than thirty (30) day after the Debtors File and serve the Contract/Lease Schedule. Failure to File and serve a timely objection shall be deemed consent to the cure amounts listed on the Contract/Lease Schedule. Any cure amounts shall be the responsibility of the Reorganized Debtors.

Any monetary cure amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the later of (a) the Effective Date, (b) as due in the ordinary course of business or (c) on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (i) the amount of any cure payments, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or assigned, or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

On the Effective Date, all executory contracts and unexpired leases of the Reorganized Debtors identified on the Contract/Lease Schedule will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. All executory contracts or unexpired leases of the Reorganized Debtors not set forth on the Contract/Lease Schedule will be deemed rejected pursuant to sections 365 and 1123 of the Bankruptcy Code. The Confirmation Order will constitute an order by the Bankruptcy Court approving the assumptions described on the Contract/Lease Schedule, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. Notwithstanding the foregoing, if, as of the date the Bankruptcy Court enters the Confirmation Order, there is pending before the Bankruptcy Court a dispute concerning the cure amount or adequate assurance for any particular contract or lease (or if the time period for a non-Debtor to object to the cure amount has not yet lapsed), the assumption of such contract or lease shall be effective as of the date the Bankruptcy Court enters an order resolving any such dispute and authorizing assumption by the applicable Debtor.

Each executory contract and unexpired lease assumed and/or assigned pursuant to the Plan shall remain in full force and effect and be fully enforceable by the applicable Reorganized Debtor(s) in accordance with its terms, except as modified by the provisions of the Plan or any order by the Bankruptcy Court authorizing and providing for its assumption or applicable law. To the extent applicable, all executory contracts or unexpired leases of the Reorganized Debtors assumed pursuant to the Plan shall be deemed modified such that the transactions contemplated thereby shall not be a “change of control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease, shall be deemed satisfied by confirmation of the Plan.

The Debtors are in the preliminary stages of their review of which contracts and leases are to be assumed and which are to be rejected. Based on their review to date, including a review of amounts currently shown as outstanding for such leases and contracts in the Debtors’ accounts payable system, the Debtors currently believe that the total amount of cure payments for assumed leases and contracts will not exceed $     million. The Debtors have not yet finalized their list of contracts and leases to be assumed, and the foregoing estimate could vary materially after the Debtors have finally determined which contracts and leases to accept, and have negotiated or resolved any disputed cure amounts. All such cure payments will be made by the Reorganized Debtors.

(3)	Bar Date for Rejection Damages

Any holder of any Claim arising from the rejection of an executory contract or unexpired lease must File a proof of Claim within the earlier of (a) thirty (30) days following entry of an order by the Bankruptcy Court authorizing rejection of the applicable contract or lease and (b) thirty (30) days after the Confirmation Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

(4)	Continuation of Certain Retirement and Other Benefits

On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, each Reorganized Debtor shall continue to pay all retiree benefits (if any), as the term “retiree benefits” is defined in section 1114(a) of the Bankruptcy Code, maintained or established prior to the Confirmation Date.

(5)	Executory Contracts and Unexpired Leases Entered Into, and Other Obligations Incurred, After the Petition Date

Executory contracts and unexpired leases entered into, and other obligations incurred, after the Petition Date by the Debtors shall be performed by the Debtors or Reorganized Debtors in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations shall survive and remain unaffected by the entry of the Confirmation Order or the occurrence of the Effective Date under, and the effectiveness of, the Plan.

(6)	The Official Committee

On the Effective Date, the Official Committee (if any) shall be dissolved and the members of such committee shall be released and discharged from all further rights and duties arising from or related to the Chapter 11 Cases. The professionals retained by such committee and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date, except in connection with the preparation and prosecution of, and objections to, fee applications.

F.	Allocation of Consideration

The aggregate consideration to be distributed to holders of Allowed Claims and Allowed Interests in each Class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim and Allowed Interest for such holders, and any remaining consideration considered as satisfying accrued but unpaid interests and costs, if any, and attorneys’ fees where applicable, to the extent permitted by law.

G.	Certain Provisions in Respect of the Old Notes and the Old Indenture Trustee

(1)	Liens of Indenture Trustees

Anything in the Plan to the contrary notwithstanding, but subject to the terms of the indentures governing the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes and to applicable law, the Plan shall not affect the Liens of any of the trustees under such notes pursuant to Section 8.7 of the indentures governing the TAC Notes, Section 7.07 of the indenture governing the TCH First Priority Notes and Section 7.07 of the indenture governing the TCH Second Priority Notes, as applicable, on all money or property now or in the future held by any of the trustees under the indentures governing the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes, including, without limitation, any distributions in respect of such notes pursuant to the Plan, solely with respect to securing payment of the fees and expenses incurred or to be incurred by the trustees under the indentures governing the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes (including, without limitation, the reasonable fees and expenses of its counsel) and the indemnity and all other obligations set forth in Section 8.7 of the indentures governing the TAC Notes, Section 7.07 of the indenture governing the TCH First Priority Notes and Section 7.07 of the indenture governing the TCH Second Priority Notes, which Liens shall continue on the foregoing distributions, as applicable, notwithstanding the occurrence of the Confirmation Date and the Effective Date and notwithstanding the discharge of the Debtors pursuant to the Plan and section 1141 of the Bankruptcy Code. Anything in the Plan to the contrary notwithstanding, but subject to the terms of the indentures governing the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes and applicable law, the trustees under the indentures governing the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes may at any time, and from time to time, pay or reserve for such fees, expenses, indemnity and other obligations from any such money or property now or in the future held by any of the trustees under the indentures governing such notes, as applicable. However, the Plan provides for full payment of such expenses.

(2)	Tax Reporting

Subject to the terms of the indentures governing the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes and to applicable law, none of the indenture trustees under the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes or the Disbursing Agent shall have any obligation to pay, make withholdings in respect of, or make any filings with or reportings to any governmental entity or agency or any other Person in respect of, any tax or tax-related obligations in respect of the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes or any distributions pursuant to the Plan in respect of such notes. Instead, (i) the beneficial holder of each TAC Note, TCH First Priority Note or TCH Second Priority Note shall have the obligation to pay all taxes in respect of such distributions and (ii) the top-tier Depository Trust Company participant in respect of each TAC Note, TCH First Priority Note or TCH Second Priority Note shall have the obligation to comply with all such withholding, filing and reporting requirements.

H.	Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date to the full extent permitted by law, including, without limitation, jurisdiction to:

(i)	Allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate a Claim or Interest pursuant to the Plan;

(ii)	Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

(iii)	Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims or Interests arising therefrom;

(iv)	Ensure that distributions to holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

(v)	Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors and the Reorganized Debtors arising out of or related to the Chapter 11 Cases;

(vi)	Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

(vii)	Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity’s rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

(viii)	Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

(ix)	Issue injunctions, enter and implement other orders of the Bankruptcy Court, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(x)	Enter and implement such orders of the Bankruptcy Court, as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(xi)	Determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan or the Plan Supplement; and

(xii)	Enter an order concluding the Chapter 11 Cases.

The foregoing list is illustrative only and not intended to limit in any way the Bankruptcy Court’s exercise of jurisdiction. If the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including, without limitation, the matters set forth in this Section, this Section shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

I.	Miscellaneous Provisions

(1)	Exemption From Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

(2)	Payment of Statutory Fees

All fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code shall be paid on the Effective Date or as soon as practicable thereafter.

(3)	Modification or Withdrawal of the Plan

The Debtors reserve the right, in accordance with the Bankruptcy Code and their respective fiduciary obligations, to amend, modify or withdraw the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors, with the reasonable consent of DJT, the TAC Noteholder Committee and the TCH Noteholder Committee, may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and intent of the Plan. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder.

(4)	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or except as set forth in any applicable document, the laws of (i) the State of New York shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of any Debtor shall govern corporate governance matters with respect to such Debtor, without giving effect to the principles of conflicts of law thereof.

(5)	Filing or Execution of Additional Documents

On or before the Effective Date, the Debtors shall File or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

(6)	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributions thereon, to the extent applicable and except as provided in the Plan, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions thereunder shall be subject to any such withholding and reporting requirements.

(7)	Waiver of Rule 62(a) of the Federal Rules of Civil Procedure

The Debtors may request that the Confirmation Order include (i) a finding that Rule 62(a) of the Federal Rules of Civil Procedure shall not apply to the Confirmation Order and (ii) authorization for the Debtors to consummate the Plan immediately after the entry of the Confirmation Order.

(8)	Headings

Headings used in the Plan are for convenience and reference only and shall not constitute a part of the Plan for any purpose.

(9)	Exhibits and Schedules

All Exhibits and Schedules to the Plan and this Disclosure Statement are incorporated into and constitute a part of the Plan as if set forth therein.

(10)	Notices

All notices, requests and demands hereunder to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed and addressed as provided for in the Plan.

(11)	Plan Supplement

Forms of the Amended Organizational Documents, New THCR Stock Incentive Plan, New Class A Warrants, DJT Agreements (to the extent not attached as an Exhibit to the Plan or this Disclosure Statement), Exit Facility, New Notes, New Notes Indenture and the guaranty agreements, mortgages, security agreements and pledge agreements related to the New Notes shall be contained in the Plan Supplement and Filed at least five (5) days prior to the deadline to vote to accept or reject the Plan. Upon its Filing with the Bankruptcy Court, the Plan Supplement may be inspected during normal Bankruptcy Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to counsel to the Debtors.

(12)	Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

(13)	Saturday, Sunday or Legal Holiday

If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

(14)	Post-Effective Date Effect of Evidences of Claims or Interests

Notes, bonds, stock certificates and other evidences of Claims against, or Interests in, the Debtors, and all instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

(15)	Severability of Plan Provisions

If, prior to confirmation of the Plan by the Bankruptcy Court, any term or provision of the Plan that does not govern the treatment of Claims or Interests provided for therein or the conditions to the Effective Date are held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

(16)	No Admissions or Waiver of Objections

Notwithstanding anything herein or in the Plan to the contrary, nothing contained herein or in the Plan shall be deemed to be an admission by any Debtor or the Official Committee (if any) with respect to any matter set forth herein including, without limitation, liability on any Claim or Interest or the propriety of the classification of any Claim or Interest. The Debtors are not bound by any statements herein or in the Plan as judicial admissions.

(17)	Survival of Settlements

All Bankruptcy Court-approved settlements shall survive consummation of the Plan, except to the extent that any provision of any such settlement is inconsistent with the Plan, in which case the provisions of the Plan shall supersede such inconsistent provision of such settlement.

(18)	Tax Liability

The Reorganized Debtors are authorized to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtor for all taxable periods ending after the Petition Date through, and including, the Effective Date.

(19)	Controlling Documents

To the extent there is any inconsistency or ambiguity between any term or provision contained in the Plan, on the one hand, and this Disclosure Statement, on the other, the terms and provisions of the Plan, as applicable, shall control.

SECTION VIII.

SOLICITATION AND VOTING PROCEDURE

A.	Solicitation of Votes

The Debtors will solicit votes from holders of Claims and Interests in Classes entitled to vote (e.g., those Classes that (i) are Impaired and (ii) are receiving property or Cash under the Plan). For a list of such Classes, see Section II.B. – “Overview of the Plan – Holders of Claims and Interests Entitled to Vote.” As to such Classes, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims and interests of that class that have timely voted to accept or reject a plan.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

Subject to certain exceptions provided in the Bar Date Order, any holder of a Claim or Interest in an Impaired Class (i) whose Claim or Interest has been listed by the Debtors in the Debtors’ Schedules Filed with the Bankruptcy Court (provided that such Claim or Interest has not been scheduled as Disputed, contingent or unliquidated) or (ii) who Filed a proof of Claim or Interest on or before January 18, 2005 (or, if not Filed by such date, any proof of Claim or Interest Filed within any other applicable period of limitations or with leave of the Bankruptcy Court), which Claim or Interest is not the subject of an objection or request for estimation, is entitled to vote.

The Disclosure Statement and the appropriate Ballot are being distributed to all holders of Claims and Interests who are entitled to vote on the Plan. A separate Ballot has been designated for each Impaired Class in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance and the term “Ballot” is used without intended reference to the Ballot of any specific Class of Claims or Interests.

Each holder of an Allowed Claim or an Allowed Interest entitled to vote on the Plan will receive a Ballot. The Ballot will contain two (2) boxes, one indicating acceptance of the Plan and the other indicating rejection of the Plan. Holders of Allowed Claims or Allowed Interests who elect to vote on the Plan must mark one or the other box pursuant to the instructions contained on the Ballot. Any executed Ballot that does not indicate acceptance or rejection of the Plan, or any Ballot that is not completely filled in, will be deemed to be an acceptance of the Plan.

(1)	Voting Procedures

As of the Voting Record Date, if you are a registered holder of TAC Notes, TCH First Priority Notes, DJT Secured Notes Claims, TCH Second Priority Notes, Old THCR Common Stock, Old THCR Class B Common Stock or Old THCR Holdings Interests (collectively, “Voting Securities”), in each case, to the extent such holder is entitled to vote, you will receive the Ballot relating to the securities you hold of record. Registered holders may include brokerage firms, commercial banks, trust companies or other nominees. If such entities do not hold Voting Securities for their own account, they should provide copies of this Disclosure Statement and an appropriate Ballot to their customers and to beneficial owners. Any beneficial owner who has not received the Plan, this Disclosure Statement or a Ballot should contact his or her brokerage firm or nominee or the Voting Agent.

All votes to accept or reject the Plan must be cast by using the Ballot or, in the case of a brokerage firm, commercial bank, trust company or other nominee holding Voting Securities in its own name on behalf of a beneficial owner, by using the Ballot distributed to the trustees under the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes, and the nominees or holders of record of such notes, to record the votes, if any of the beneficial holders of such instruments (a “Master Ballot“), enclosed with this Disclosure Statement. Brokerage firms, commercial banks, trust companies or other nominees holding Voting Securities for the account of only one beneficial owner may use a Ballot rather than completing a Master Ballot in accordance with the procedures set forth in Section VIII.A(3) below. Purported votes cast in any other manner will not be counted. Ballots and Master Ballots must be received by the Voting Agent no later than the Voting Deadline, which may be extended at the Debtors’ discretion or with Bankruptcy Court approval. Ballots must be sent to the Voting Agent at the following address:

THCR/LP Corporation, et al.

c/o The Trumbull Group, LLC

P.O. Box 721

Windsor, CT 06095

Phone: 860-687-3948

Fax:     860-683-8697

You may receive a Ballot relating to Voting Securities that you did not beneficially own on the Voting Record Date. You should complete only the Ballot corresponding to each Class of Voting Securities that you beneficially owned on the Voting Record Date. Holders who purchase or whose purchase is registered after the Voting Record Date and who wish to vote on the Plan must arrange with their seller to receive a proxy from the holder of record on the Voting Record Date, a form of which is provided with each Ballot and Master Ballot.

Holders of Voting Securities who elect to vote on the Plan should complete and sign the Ballot or Master Ballot, as applicable, in accordance with the instructions thereon being sure to check the appropriate box entitled “Accept the Plan” or “Reject the Plan.” Holders may not split their vote on the Plan with respect to a particular class of Voting Securities. A holder must vote all securities beneficially owned in a particular Class in the same way (i.e., all “accept” or all “reject”) even if such Voting Securities are owned through more than one broker or bank.

Again, delivery of the Ballots must be made to the Voting Agent at the addresses set forth above. The method of such delivery is at the election and risk of the holder. If such delivery is by mail, it is recommended that holders use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

You may receive multiple mailings of this Disclosure Statement, especially if you own your Voting Securities through more than one broker or bank. If you submit more than one Ballot for a Class or issue of Voting Securities because you beneficially own such Voting Securities through more than one broker or bank, be sure to indicate in item [        ] of the Ballot(s) the names of all broker dealers or other intermediaries who hold Voting Securities for you.

(2)	Beneficial Owners of Voting Securities in Street Name

A beneficial owner holding Voting Securities in “street name” (i.e., through a brokerage firm, bank, trust company or other nominee) or a beneficial owner’s authorized signatory (a broker or other intermediary having power of attorney to vote on behalf of a beneficial owner) can vote by following the instructions set forth below:

1.	Fill in all the applicable information on the Ballot.

2.	Sign the Ballot (unless the Ballot has already been signed by the brokerage firm, bank, trust company or other nominee).

3.	Return the Ballot to the addressee in the preaddressed, stamped envelope enclosed with the Ballot. If no envelope was enclosed, contact the Voting Agent for instructions.

Authorized signatories voting on behalf of more than one beneficial owner must complete a separate Ballot for each such beneficial owner. Any Ballot submitted to a brokerage firm or proxy intermediary will not be counted until such brokerage firm or proxy intermediary (i) properly executes and delivers such Ballot to the Voting Agent or (ii) properly completes and delivers a corresponding Master Ballot to the Voting Agent.

By submitting a vote for or against the Plan, you are certifying that you are the beneficial owner of the Voting Securities being voted or an authorized signatory for such a beneficial owner. Your submission of a Ballot will also constitute a request that you (or in the case of an authorized signatory, the beneficial owner) be treated as the record holder of such Voting Securities for purposes of voting on the Plan.

(3)	Brokerage Firms, Banks and Other Nominees

A brokerage firm, commercial bank, trust company or other nominee that is the registered holder of a Voting Security for a beneficial owner, or is a participant in a securities clearing agency and is authorized to vote in the name of such securities clearing agency pursuant to an omnibus proxy (as described below) and is acting for a beneficial owner, can vote on behalf of such beneficial owner by (i) distributing a copy of this Disclosure Statement and all appropriate Ballots to such owner, (ii) collecting all such Ballots, (iii) completing a Master Ballot compiling the votes and other information from the Ballots collected and (iv) transmitting such completed Master Ballot to the Voting Agent. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such beneficial owner. A brokerage firm, commercial bank, trust company or other nominee that is the registered holder of a Voting Security for only one (1) beneficial owner also may arrange for such beneficial owner to vote by executing the appropriate Ballot and by distributing a copy of this Disclosure Statement and such executed Ballot to such beneficial owner for voting and returning such Ballot to the Voting Agent.

(4)	Voting Deadline and Extensions

In order to be counted for purposes of voting on the Plan, all of the information requested by the applicable Ballot must be provided. Ballots indicating acceptance or rejection of the Plan must be received by the Voting Agent at its address set forth below no later than                     , 2005, at 4:00 p.m. New York Time (the “Voting Deadline“). The Debtors reserve the right, in their sole discretion, to extend the Voting Deadline or the Bankruptcy Court may extend the Voting Deadline, in which case the term “Voting Deadline” shall mean the latest date on which a Ballot will be accepted.

(5)	Withdrawal of Votes on the Plan

Notice of Withdrawals. The solicitation of acceptances of the Plan will expire on the Voting Deadline. A properly submitted Ballot may be withdrawn by delivering, at any time prior to the Voting Deadline, a written or facsimile transmission notice of withdrawal to the Voting Agent at the following address:

THCR/LP Corporation, et al.

c/o The Trumbull Group, LLC

P.O. Box 721

Windsor, CT 06095

Phone: 860-687-3948

Fax:     860-683-8697

After the Voting Deadline, withdrawal may be effected only with the approval of the Bankruptcy Court.

In order to be valid, a notice of withdrawal must (i) specify the name of the holder who submitted the votes on the Plan to be withdrawn, (ii) contain a description of the Claim or Interest to which it relates and the aggregate principal amount or number of shares represented by such Claim or Interest and (iii) be signed by the holder in the same manner as on the Ballot. The Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of votes on the Plan.

Subsequent Ballot. Any holder who has previously submitted to The Trumbull Group, LLC prior to the Voting Deadline a properly completed Ballot may revoke and change such vote by submitting to The Trumbull Group, LLC prior to the Voting Deadline a subsequent properly completed

Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the one that bears the latest date will be counted for purposes of determining whether sufficient acceptances required to seek confirmation of the Plan by the Bankruptcy Court have been received. If more than one Master Ballot is submitted and the later dated Master Ballot(s) supplement rather than supersede the earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words “Additional Votes” or such other language as is customarily used to indicate additional votes that are not meant to revoke earlier votes.

(6)	Voting Agent

The Trumbull Group, LLC has been appointed as Voting Agent for the Plan. Questions and requests for assistance may be directed to the Voting Agent. Requests for additional copies of this Disclosure Statement, the Ballots or the Master Ballots should be directed to the Voting Agent by logging on to the Debtors’ website for the Chapter 11 Cases, www.THCRrecap.com. See Section I.C. – “Introduction – Where You Can Find Additional Information About the Debtors.”

SECTION IX.

CONFIRMATION OF THE PLAN

A.	The Confirmation Hearing

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for [March     ], 2005 at              a.m., Eastern Time, before the Honorable Judge Judith H. Wizmur at the United States Bankruptcy Court for the District of New Jersey. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation of the Plan by the Bankruptcy Court must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Interests held by the objector. Any such objection must be Filed and served so that it is received by the Bankruptcy Court and the following parties on or before [February     ], 2005 at 4:00 p.m., Eastern Time:

Counsel for the Debtors: Latham & Watkins LLP Attorneys for the Debtors 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 Fax: (213) 891-8763 Attn: Robert A. Klyman, Esq.	Local Counsel for the Debtors: Schwartz, Tobia, Stanziale, Sedita & Campisano Kip’s Castle 22 Crestmount Road Montclair, NJ 07042 Fax: (973) 655-0699 Attn: Charles A. Stanziale, Jr., Esq.

Counsel for DJT: Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Fax: (212) 728-8111 Attn: Thomas M. Cerabino, Esq.	United States Trustee: Office of the United States Trustee Raymond Blvd. One Newark Center, Suite 2100 Newark, NJ 07102-5504 Fax: (973) 645-5993 Attn: Anthony Sodono Donald MacMaster

Counsel for the TAC Noteholder Committee: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Fax: (212) 310-8007 Attn: Michael F. Walsh, Esq. John J. Rapisardi, Esq.

Counsel for the TCH Noteholder Committee:

        Milbank, Tweed, Hadley & McCloy LLP

        601 South Figueroa Street, 30th Floor

        Los Angeles, CA 90017

        Fax:   (213) 629-5063

        Attn: Paul S. Aronzon, Esq.

                  Thomas R. Kreller, Esq.

Counsel for the DIP Lender: Jenkens & Gilchrist, a professional corporation 1445 Ross Avenue Suite 3200 Dallas, TX 75202 Fax: (214) 855-4300 Attn: Gregory G. Hesse, Esq.

B.	Confirmation Requirements

The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must make a series of findings concerning the Plan and the Debtors, including, without limitation, that (i) the Plan has classified Claims and Interests in a permissible manner, (ii) the Plan complies with applicable provisions of the Bankruptcy Code, (iii) the Debtors have complied with applicable provisions of the Bankruptcy Code, (iv) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (v) the disclosure required by section 1125 of the Bankruptcy Code has been made, (vi) the Plan has been accepted by the requisite votes of creditors (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code), (vii) the Plan is feasible and confirmation of the Plan by the Bankruptcy Court is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors, (viii) the Plan is in the “best interests” of all holders of Claims or Interests in an Impaired Class in that it provides to such holders on account of their Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan, (ix) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the Plan, have been paid or the Plan provides for the payment of such fees on the Effective Date and (x) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to confirmation of the Plan by the Bankruptcy Court pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the Debtors have obligated themselves to provide such benefits.

A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds of the number of shares in such class vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations.

In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that such plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the “fair and equitable” and “unfair discrimination” tests in section 1129(b) of the Bankruptcy Code discussed below.

The Bankruptcy Code contains provisions authorizing the confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the plan by an insider) has accepted it. These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (i) is “fair and equitable” and (ii) “does not discriminate unfairly” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. The “fair and equitable” standard, also known as the “absolute priority rule,” requires, among other things, that unless a dissenting class of claims or class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims. The Bankruptcy Code establishes different “fair and equitable” tests for secured creditors, unsecured creditors and equityholders, as follows:

(a)	Secured Creditors: Either (i) each impaired secured creditor retains its Liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim; (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim; or (iii) the property securing the claim is sold free and clear of Liens with such Liens to attach to the proceeds, and the Liens against such proceeds are treated in accordance with clause (i) or (ii) of this subparagraph (a).

(b)	Unsecured Creditors: Either (i) each impaired unsecured creditor receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the nonaccepting class do not receive any property under the plan of reorganization on account of such claims and interests.

(c)	Equity Holders: Either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of such stock or (y) the value of the stock; or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.

The “fair and equitable” standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims or allowed interests. The requirement that a plan not “discriminate unfairly” means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

Attached as Exhibit I is a summary of a valuation analysis by UBS Securities LLC. Based on the analysis by UBS Securities LLC, the Debtors believe that the Plan satisfies the “fair and equitable” standard.

The Debtors believe that, if approved, the Plan may need to be crammed down over the dissent of certain Classes of Claims and Interests in view of the treatment proposed for such Classes. To the extent necessary and appropriate, the Debtors intend to amend the Plan to permit cramdown of dissenting Classes of Claims or Interests. There can be no assurance, however, that the requirements of section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes. The Debtors believe that the treatment under the Plan of the holders of Claims and Interests will satisfy the “fair and equitable” test since, although no distribution will be made in respect of Claims or Interests in such Classes and, as a result, such Classes will be deemed pursuant to section 1126 of the Bankruptcy Code to have rejected the Plan, no Class junior to such nonaccepting Classes will receive or retain any property under the Plan.

In addition, the Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization “does not discriminate unfairly” if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or interests. The Debtors believe the Plan does not discriminate unfairly.

THE DEBTORS INTEND TO SEEK CONFIRMATION OF THE PLAN UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE.

Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect the Debtors’ ability to modify the Plan to satisfy the requirements of section 1129 of the Bankruptcy Code for confirmation of the Plan by the Bankruptcy Court.

(1)	Feasibility of Plan

Section 1129(a)(11) of the Bankruptcy Code requires as a condition for confirmation of the Plan by the Bankruptcy Court that the Bankruptcy Court determine that the Plan is not likely to be followed by a liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors, unless such liquidation or reorganization is proposed in the Plan. The Debtors believe that the Plan satisfies this requirement. The Debtors have prepared certain financial projections for the Reorganized Debtors which are attached to this Disclosure Statement as Exhibit H (the “Projections”). The Debtors believe that throughout the forecast period ending December 31, 2009, assuming the underlying assumptions are realized, cash provided by operations combined with availability under the post-Effective Date borrowings will be adequate to meet capital expenditure and debt service requirements. See Section XI – “Projections.”

(2)	Best Interests Test/Liquidation Analysis

With respect to each Impaired Class of Claims and Interests, confirmation of the Plan by the Bankruptcy Court requires that each holder of a Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Interests of each Impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation case. The cash amount that would be available for satisfaction of Claims and Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional Administrative Claims and Priority Claims that might result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation.

The Debtors’ cost of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of Claims and other Claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including unpaid expenses incurred by the Debtors during the Chapter 11 Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims and Interests.

To determine if the Plan is in the best interests of each Impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Classes of Claims and Interests under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail and (iii) the substantial increases in Claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan by the Bankruptcy Court will provide each holder of an Allowed Claim or Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

The Debtors also believe that the value of any distributions to each Class of Allowed Claims and Allowed Interests in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two (2) years after the completion of such liquidation in order to resolve Claims and Interests and prepare for distributions. In the likely event litigation were necessary to resolve Claims and Interests asserted in a chapter 7 case, the delay could be prolonged.

The Debtors’ liquidation analysis is attached hereto as Exhibit F. The information set forth in Exhibit F provides a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ Estates. Reference should be made to the liquidation analysis attached as Exhibit F hereto for a complete discussion and presentation of the liquidation analysis.

Underlying the liquidation analysis is a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The liquidation analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of more than one (1) year, allowing for, among other things, the (i) discontinuation of operations, (ii) selling of assets and (iii) collection of receivables. See Section XII – “Alternatives to Confirmation and Consummation of the Plan.”

C.	Confirmation and Effective Date Conditions

(1)	Conditions to Confirmation

The conditions to confirmation of the Plan shall be the following:

(a) a finding by the Bankruptcy Court that the requirements of 11 U.S.C. § 1129 have been satisfied; and

(b) the Confirmation Order shall (i) be reasonably acceptable in form and substance to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee and (ii) expressly authorize and direct the Debtors and applicable third parties to perform the actions that are conditions to the effectiveness of the Plan.

(2)	Conditions to the Effective Date

The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived by the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee:

(a) the Confirmation Order shall be entered by the Bankruptcy Court and shall have become a Final Order;

(b) all authorizations, consents and regulatory approvals required for the Plan’s effectiveness shall have been obtained including, without limitation, all gaming and antitrust regulatory approvals and consents;

(c) the New Notes Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

(d) the Restructuring Transactions (as described in Section 5.11 of the Plan —”Restructuring Transactions”) shall have each been consummated by the Reorganized Debtors;

(e) the Debtors shall have purchased directors’ and officers’ liability insurance for the directors and officers of the Reorganized Debtors;

(f) the Bankruptcy Court shall have approved the initial directors of Reorganized THCR;

(g) the Class A Directors shall be acceptable to the TAC Noteholder Committee;

(h) the DJT Agreements shall have been executed and delivered by DJT;

(i) the forms of documents set forth in the Plan Supplement are reasonably satisfactory to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee (except for the DJT Agreements, Amended Organizational Documents, New Class A Warrant, New Notes, New Notes Indenture, New THCR Stock Incentive Plan and TCI 2 Merger Agreement, which must be satisfactory to such parties);

(j) the Effective Date shall have occurred by May 1, 2005; and

(k) all other actions and documents necessary to implement the treatment of Claims and Interests shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

(3)	Waiver of Conditions

The Debtors may waive any or all of the other conditions set forth in the Plan without leave of or order of the Bankruptcy Court and without any formal action, provided that the Debtors shall have obtained the consent of DJT, the TAC Noteholder Committee and the TCH Noteholder Committee. The Debtors reserve the right to amend or revoke the Plan in the exercise of their fiduciary duties, subject to the approval of the board of directors of Reorganized THCR. Although the Plan is styled as a joint plan, with the prior reasonable consent of DJT, the TAC Noteholder Committee and the TCH Noteholder Committee, the Debtors reserve the right to ask the Bankruptcy Court to confirm the Plan for one or more Debtors but not all Debtors.

(4)	Effect of Failure of Conditions

In the event that the Effective Date does not occur within one (1) year following entry of the Confirmation Order, upon notification submitted by the Debtors to the Bankruptcy Court: (a) the Confirmation Order shall be vacated; (b) no distributions under the Plan shall be made; (c) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (d) the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged (except to the extent of any payments made after entry of the Confirmation Order but prior to the Effective Date) and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

(5)	Order Denying Confirmation

If an order denying confirmation of the Plan is entered by the Bankruptcy Court, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the holder of any Claim against, or Interest in, the Debtors, (c) prejudice in any manner any right, remedy or Claim of the Debtors or (d) be deemed an admission against interest by the Debtors, DJT, the TAC Noteholder Committee, the TCH Noteholder Committee, the Official Committee (if any) or any committee’s respective members.

D.	Discharge of Reorganized Debtors and Injunction

Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, each Reorganized Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is Allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against each Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Reorganized Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Reorganized Debtor at any time obtained to the extent that it relates to a Claim discharged.

Except as otherwise provided in the Plan or the Confirmation Order, all Persons that have held, currently hold or may hold a Claim or other debt or liability or an Interest or other right of such holders, are permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities, Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any of the Debtors or Reorganized Debtors; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Debtors or Reorganized Debtors; (c) creating, perfecting or enforcing any Lien or encumbrance against any of the Debtors or Reorganized Debtors; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtors or Reorganized Debtors; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

E.	Exculpation; Limitation of Liability

(1)	No Liability for Solicitation or Participation

None of the Debtors, the Reorganized Debtors, the indenture trustees for the TAC Notes, TCH First Priority Notes and TCH Second Priority Notes, the Official Committee (if any), the members of and advisors to the TAC Noteholder Committee and TCH Noteholder Committee, the holders of the TAC Notes and the TCH Notes that are parties to the Restructuring Support Agreement, DJT, nor any of

their respective current or former members, partners, officers, directors, employees, affiliates, agents and advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) shall have or incur any liability to any holder of any Claim or Interest for any act or omission in connection with, or arising out of the Debtors’ restructuring, the Plan, the Chapter 11 Cases, this Disclosure Statement, the DJT Investment Agreement, the Restructuring Support Agreement, the DIP Facility, the Exit Facility, any agreements relating to the foregoing or to the transactions contemplated by the Restructuring Support Agreement, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court. The foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(2)	Releases by the Debtors

As of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as Debtors in Possession, will be deemed to forever release, waive and discharge all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, Reorganized Debtors, the parties released pursuant to Section 5.16 of the Plan —”Limitation of Liability,” the Chapter 11 Cases, the Plan or this Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity, against (i) the current and former directors, officers and employees of the Debtors (other than for money borrowed from or owed to the Debtors, by any such directors, officers or employees as set forth in the Debtors’ books and records), and the respective affiliates and current and former officers, partners, directors, employees, agents, members, stockholders, advisors (including any attorneys, financial advisors, investment bankers and accountants) and professionals of the foregoing and (ii) the indenture trustees for the TAC Notes, TCH First Priority Notes and TCH Second Priority Notes, the Official Committee (if any), the members of and advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) to the TAC Noteholder Committee and TCH Noteholder Committee, the holders of the TAC Notes and the TCH Notes that are parties to the Restructuring Support Agreement, DJT and the respective affiliates and current and former officers, partners, directors, employees, agents, members, stockholders, advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) and professionals of the foregoing.

(3)	Releases by Holders of Claims and Interests

On the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors and Reorganized Debtors under the Plan, the obligations of DJT under the DJT Investment Agreement and the Cash, New Common Stock, New THCR Holdings Interests, New Notes, New Class A Warrants, New DJT Warrant and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, and each entity (other than the Debtors) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to forever release, waive and discharge all Claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the Debtors’ or Reorganized Debtors’ obligations under the Plan, and the contracts, instruments, releases, agreements and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the negotiation and execution of the Restructuring Support Agreement, the Chapter 11 Cases, the Plan or this Disclosure Statement against (i) DJT, (ii) the current and former directors, officers, employees and advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals) of the Debtors, (iii) the indenture trustees for the TAC Notes, TCH First Priority Notes and TCH Second Priority Notes, the Official Committee (if any), the members of and advisors to the TAC Noteholder Committee and TCH Noteholder Committee and the holders of the TAC Notes and the TCH Notes that are parties to the Restructuring Support Agreement and (iv) the respective affiliates and current and former officers, partners, directors, employees, agents, members, stockholders, advisors (including any attorneys, financial advisors, investment bankers and accountants) and professionals of the foregoing. The Debtors believe the releases set forth in the Plan are reasonable and appropriate given the extraordinary facts and circumstances of these cases. The releases and injunctions provided in Sections 5.16(a) and (b) of the Plan are an integral part of the Plan and are supported by the consideration provided under the Plan and under the DJT Investment Agreement. DJT and the other parties to the Restructuring Support Agreement have made substantial contributions to the reorganization by funding the Plan and agreeing to compromise their Allowed Claims and to payment in full by the Debtors of Allowed Claims. Absent the contributions of the parties to the Restructuring Support Agreement, the Debtors would be unable to reorganize under the Plan, which provides for payment in full in Cash to holders of Allowed General Unsecured Claims pursuant to the Plan.

(4)	Injunction Related to Releases and Exculpation

The Confirmation Order will permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 5.16(a) and (b) of the Plan.

SECTION X.

THE FUTURE BUSINESS OF THE REORGANIZED DEBTORS

A.	Structure of Reorganized Debtors

For an illustration that depicts the general corporate structure of the Debtors before and after the reorganization under the Plan and that summarizes the distributions under the Plan, please see the charts attached hereto as Exhibit E.

B.	Management and Directors of the Reorganized Debtors

For a discussion of the composition of the board of directors and management of the Reorganized Debtors following the Effective Date, see Section VII.C(4) – “Summary of the Plan of Reorganization – Means for Implementing the Plan – Board of Directors and Management.” For a description of certain agreements between the Reorganized Debtors and DJT regarding the composition of Reorganized THCR’s board of directors and DJT’s role as Chairman of the board, see Section X.D(2)b – “The Future Business of the Reorganized Debtors – Certain Agreements of the Reorganized Debtors – Other Agreements with DJT – DJT Voting Agreement,” and Section X.D(2)a – “The Future Business of the Reorganized Debtors – Certain Agreements of the Reorganized Debtors – Other Agreements with DJT – DJT Services Agreement.”

(1)	Compensation of Management and Directors of the Reorganized Debtors

The board of directors of Reorganized THCR may authorize appropriate compensation and bonus plans for senior management employed by the Reorganized Debtors after the Effective Date. On or as reasonably practicable after the Effective Date, the board of directors of Reorganized THCR will adopt the New THCR Stock Incentive Plan for certain officers and employees of Reorganized THCR and its subsidiaries. Options under such New THCR Stock Incentive Plan will be based on a vesting schedule and any other performance criteria structured by the board of directors of Reorganized THCR. The terms of the DJT Services Agreement are specifically approved under the Plan without the need of further action by the board of directors.

(2)	Pro Forma Security Ownership of Certain Beneficial Owners and Management of Reorganized THCR

The table below sets forth the beneficial ownership of the fully diluted shares of New Common Stock on a pro forma basis to give effect to the Plan (including the Reverse Stock Split) as of September 30, 2004 for (a) DJT, (b) the TAC Noteholders, (c) the TCH First Priority Noteholders, (d) the TCH Second Priority Noteholders (excluding DJT), (e) all directors and executive officers as a group (excluding DJT) and (f) the public stockholders of New Common Stock (assuming all Reserve Shares are exercised).

Pursuant to Rule 13d-3 under the Exchange Act, shares of common stock which are issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days are deemed beneficially owned and outstanding for purposes of computing the percentage of outstanding common stock owned by that Person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other Person.

	New Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned**	Percent of Class
Donald J. Trump***	10,836,362	26.22%
TAC Noteholders	26,325,562	63.69%
TCH First Priority Noteholders	582,283	1.41%
TCH Second Priority Noteholders (excluding DJT)	145,116	0.35%
Public Stockholders (excluding DJT)	3,445,137	8.33%
All Executive Officers and Directors (as a group without naming them, excluding DJT) (8 Persons)	*	*

*	Represents less than one percent.

**	Excludes options and shares of New Common Stock reserved for issuance under the New THCR Stock Incentive Plan.

***	Includes New THCR Holdings Interests exchangeable into New Common Stock and the DJT Warrant.

C.	Securities to be Issued by the Reorganized Debtors

(1)	General

In connection with the restructuring of the debt securities of THCR’s subsidiaries, the Reorganized Debtors will issue (i) an aggregate of                                  shares of New Common Stock, (ii) $1,250 million aggregate principal amount of New Notes, (iii) $23.57 million in Cash, (iv) the TAC Cash Distribution, TCH First Cash Distribution and the TCH Second Cash Distribution, (v) the New Class A Warrants, (vi) the New Class A Warrants Proceeds and (vii) the New DJT Warrant, as follows:

(a)	the TAC Noteholders will receive from the Reorganized Debtors, (i) the TAC Cash Distribution, (ii) $777.3 million in aggregate principal face amount of New Notes and (iii) 26,325,562 shares of New Common Stock. TAC Noteholders may elect a non-Pro Rata allocation of New Notes and New Common Stock on the applicable Election Form, pursuant to which such noteholders may elect to maximize the distribution of New Notes or New Common Stock to such noteholders. In addition, on or as soon as reasonably practicable after the first anniversary of the Effective Date, TAC Noteholders will receive, on a Pro Rata basis, the New Class A Warrants Proceeds, consisting of (a) Cash proceeds from the exercise of New Class A Warrants (plus any interest accrued thereon), and (b) if any of the New Class A Warrants are not exercised, any remaining Reserve Shares.

(b)	the TCH First Priority Noteholders will receive from the Reorganized Debtors (i) the TCH First Cash Distribution, (ii) $425.0 million aggregate principal face amount of New Notes, (iii) additional Cash in the amount of $21.25 million and (iv) 582,283 shares of New Common Stock. TCH First Priority Noteholders may elect a non-Pro Rata allocation of Cash and New Common Stock on the applicable Election Form, pursuant to which such noteholders may elect to maximize the distribution of Cash or New Common Stock to such noteholders (such payments to be made on the regularly scheduled interest payment dates for the TCH First Priority Notes).

(c)	the TCH Second Priority Noteholders will receive from the Reorganized Debtors, on a Pro Rata basis, (i) $47.7 million aggregate principal amount of New Notes, (ii) $2.3 million in Cash, (iii) 145,116 shares of New Common Stock and (iv) the TCH Second Cash Distribution.

In addition, as of the Effective Date, and after giving effect to the 1000 for 1 Reverse Stock Split, holders of Old THCR Common Stock will be entitled to receive New Common Stock, on a one-to-one basis, subject to dilution upon the issuance of the New Common Stock. Furthermore, holders of Old THCR Common Stock shall be entitled to receive New THCR Class A Warrants on a Pro Rata basis, as described below.

The issuance of the New Notes, the New Common Stock, New Class A Warrants, New DJT Warrant and New THCR Holdings Interests under the Plan will be exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of the exemption from registration provided under section 1145 of the Bankruptcy Code and section 4(2) of the Securities Act.

(2)	Issuance of the New Notes

The following summary description of the New Notes does not purport to be complete and is qualified in its entirety by reference to the New Notes Indenture, which will be set forth in the Plan Supplement.

a. General. Pursuant to the Plan, Reorganized THCR Holdings and Reorganized Trump Hotels & Casino Resorts Funding, Inc. (“Reorganized THCR Funding“) will issue the New Notes. Pursuant to the Plan, (1) the holders of the TAC Notes as of the Effective Date will receive $777.3 million aggregate principal amount of New Notes, (2) the holders of the TCH First Priority Notes as of the Effective Date will receive $425.0 million aggregate principal amount of New Notes and (3) the holders of the TCH Second Priority Notes (other than DJT) as of the Effective Date will receive $47.7 million aggregate principal amount of New Notes.

b. Description of the New Notes.

Issuer. The issuers of the New Notes will be Reorganized THCR Holdings and Reorganized THCR Funding.

Securities Offered. Reorganized THCR Holdings and Reorganized THCR Funding will issue the New Notes to the holders of the TAC Notes and the TCH Notes pursuant to the Plan. The New Notes will be nonrecourse to Reorganized THCR Holdings and Reorganized THCR Funding and to the partners of Reorganized THCR Holdings; provided, however, that an amount of up to $[520] million aggregate principal amount of New Notes will be fully recourse to Reorganized THCR Holdings and Reorganized THCR Funding.

Guarantors. The guarantors of the New Notes will be the subsidiaries of Reorganized THCR Holdings immediately following the Effective Date, with the exception of Reorganized THCR Funding, the co-issuer of the New Notes, and Reorganized Trump Indiana, Inc. All such guarantors are not treated as corporations under federal income tax law. Guarantees by such subsidiaries will be nonrecourse and enforceable only against the collateral securing the New Notes. There will be an additional guarantee in the amount of $[520] million by all of the subsidiaries of Reorganized THCR (except for Reorganized THCR Funding, the co-issuer of the New Notes), including Trump Indiana, Inc. that will be fully recourse and unsecured. If Reorganized THCR Holdings creates or acquires any new domestic subsidiaries, they will also guarantee the New Notes (except for Reorganized THCR Funding, the co-issuer of the New Notes) unless Reorganized THCR Holdings designates any such subsidiary as an “unrestricted subsidiary” under the New Notes Indenture or such subsidiary does not have significant assets. The existing and future subsidiaries that guarantee the New Notes are collectively referred to as the “Guarantors.”

Ranking. The New Notes will be senior obligations of Reorganized THCR Holdings and Reorganized THCR Funding and will rank senior in right of payment to all of the future subordinated indebtedness of Reorganized THCR Holdings and Reorganized THCR Funding. The obligations of Reorganized THCR Holdings and Reorganized THCR Funding under the New Notes will be guaranteed on a senior basis by each of the Guarantors and will rank senior in right of payment to any of the Guarantors’ future subordinated indebtedness. Notwithstanding the foregoing, the New Notes and the guarantees thereof will be effectively subordinated to the Exit Facility.

Collateral. Reorganized THCR Holdings’ obligations under the New Notes will be secured by a second priority security interest, subject to certain exceptions, on substantially all the Guarantors’ now owned or, subject to certain exceptions, hereafter acquired real property and incidental personal property and certain other property of the Debtors (the “New Notes Collateral”). [The DJT New Trademark License Agreement will provisionally be included in the collateral securing the New Notes. However, a third-party valuation expert shall conduct an appraisal of the DJT New Trademark License Agreement and New Notes Collateral prior to the Effective Date and annually thereafter. If, based on such appraisal, the DJT New Trademark License Agreement, together with the New Notes Collateral that is not comprised of real property and property incidental thereto, exceeds 10% of the fair market value of the aggregate value of the collateral securing the New Notes, then the DJT New Trademark License Agreement will not be included in the collateral securing the New Notes.]

The Liens securing the New Notes and the guarantees of the New Notes will be subordinated to the Liens securing the Exit Facility and certain Liens that are permitted to be prior to the Liens securing the New Notes. From and after the time when the Exit Facility and other priority indebtedness and all refinancings of the Exit Facility and other priority indebtedness that are permitted under the New Notes Indenture are no longer outstanding, the Liens securing the New Notes and the guarantees thereof will no longer be subordinated to any other Liens, except for certain permitted Liens under the New Notes Indenture.

Term. The New Notes will mature ten (10) years from the Effective Date.

Interest Rate. The New Notes will bear interest at a rate of 8.5% per annum.

Optional Redemption. Except in connection with a public or private equity offering, the New Notes will not be redeemable until the fifth anniversary of the Effective Date. Until the third anniversary of the Effective Date, Reorganized THCR Holdings and Reorganized THCR Funding may redeem up to 35.0% of the aggregate principal amount of the New Notes with the net proceeds of one or more public or private equity offerings. For the 12-month period commencing on the fifth anniversary of the Effective Date, the New Notes are redeemable at [        ]% of their outstanding principal amount. For the twelve (12)-month period commencing on the sixth anniversary of the Effective Date, the redemption price decreases to [        ]% of the outstanding principal amount. For the 12-month period commencing on the seventh anniversary of the Effective Date, the redemption price decreases to [        ]% of the outstanding principal amount. After the eighth anniversary of the Effective Date, the redemption price will be 100% of the outstanding principal amount.

Asset Sales. If the issuers or Guarantors of the New Notes engage in certain asset sales, the issuers of the New Notes will have the option, subject to certain exceptions, to invest the net cash proceeds from such sales in certain permitted businesses within a prescribed period of time or repay obligations under the Exit Facility or other indebtedness secured by Liens that are senior to the Liens securing the New Notes. In the event any net asset sale proceeds that are not invested or applied within such time period exceed $[        ], Reorganized THCR Holdings and Reorganized THCR Funding will be required to offer to purchase the New Notes at a purchase price of [100]% of the principal amount, plus accrued interest.

Gaming Redemption. The New Notes will be subject to redemption requirements imposed by gaming laws and regulations of gaming regulatory authorities in New Jersey and Indiana and other gaming regulatory authorities with jurisdiction over Reorganized THCR Holdings’ properties.

Change of Control. If a “change in control” of Reorganized THCR Holdings occurs, Reorganized THCR Holdings must give holders of the New Notes the opportunity to sell to Reorganized THCR Holdings their New Notes at 101% of their face amount, plus accrued interest. The Reorganized Debtors may not be able to pay the required price for the New Notes presented for repurchase upon a change of control, however, because the Reorganized Debtors may not have sufficient funds at that time or the terms of the Exit Facility and other debt might prevent the Reorganized Debtors from paying.

Covenants. The New Notes Indenture contains covenants limiting Reorganized THCR Holdings’ (and most or all of its subsidiaries’) ability to:

•	incur additional debt;

•	pay dividends or distributions on its capital stock or repurchase its capital stock;

•	issue stock of subsidiaries;

•	make certain investments;

•	create liens on its assets to secure debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.

In addition, the New Notes Indenture will contain a covenant pursuant to which Reorganized THCR Holdings and the Guarantors agree not to incur any indebtedness or encumber the shares or assets of Reorganized Trump Indiana, Inc. in favor of any third party to secure payment of any indebtedness of Reorganized THCR Holdings or any of its subsidiaries, other than Liens securing payment of obligations under the Exit Facility, subject to certain exceptions.

These covenants are subject to a number of important limitations and exceptions as described in New Notes Indenture.

(3)	Issuance of New Common Stock

The following summary description of the anticipated capital stock of Reorganized THCR as of the Effective Date does not purport to be complete and is qualified in its entirety by reference to Reorganized THCR’s Amended and Restated Certificate of Incorporation and Reorganized THCR’s Amended and Restated By-Laws, which are to be set forth in the Plan Supplement.

Upon the Effective Date, the authorized capital stock of Reorganized THCR will consist of (a) 50,000,000 shares of New Common Stock, par value $0.01 per share, [            ] of which shall be issued and outstanding, (b) 1,000 shares of New Class B Common Stock, par value $0.01 per share, all of which will be issued and outstanding and (c) 1,000,000 shares of Old THCR Preferred Stock, par value $1.00 per share, none of which are issued and outstanding.

Pursuant to the terms of the Plan, as of the Effective Date, an aggregate of [            ] shares of New Common Stock will be issued or reserved for issuance by Reorganized THCR, including

(a) 26,325,562 shares of New Common Stock to be issued to the TAC Noteholders, (b) 582,283 shares of New Common Stock to be issued to the TCH First Priority Noteholders, (c) 145,116 shares of New Common Stock to be issued to the TCH Second Priority Noteholders, (d) 10,836,362 shares of New Common Stock (or shares issuable upon exchange of New THCR Holdings Interests beneficially owned by DJT) to be issued to DJT, including 3,767,713 shares of New Common Stock (or shares issuable upon exchange of New THCR Holdings Interests beneficially owned by DJT) in exchange for DJT’s $55 million equity investment, 1,043,867 shares of New Common Stock (or shares issuable upon exchange of New THCR Holdings Interests beneficially owned by DJT) in exchange for DJT’s contribution of the TCH Second Priority Notes beneficially owned by him (including interest accrued thereon), 4,554,197 shares of New Common Stock (or shares issuable upon exchange of New THCR Holdings Interests beneficially owned by DJT) in exchange for the modification of existing contractual arrangements between the Debtors and DJT, 1,446,706 shares of New Common Stock issuable upon the exercise of the New DJT Warrant, and 23,880 shares of New Common Stock representing shares of Old THCR Common Stock beneficially owned by DJT (or issuable upon exchange of the Old THCR Holdings Interests beneficially owned by DJT), and (e) 3,445,137 shares of New Common Stock to be issued to the public stockholders (excluding DJT) of Old THCR Common Stock, including 3,425,193 shares of New Common Stock issuable upon the exercise of the New Class A Warrants. In addition to the foregoing, [            ] shares of New Common Stock shall be issuable upon the exercise of options under the New THCR Stock Incentive Plan. Additional New Common Stock can only be authorized by the approval of holders of a majority of the issued and outstanding New Common Stock.

a. Description of the New Common Stock

Voting Rights. Holders of New Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of shares of New Common Stock are entitled to vote in any election of directors.

Dividends. Holders of New Common Stock are entitled to receive ratably such dividends, if any, as may be declared by Reorganized THCR’s board of directors out of funds legally available therefor. The Reorganized Debtors do not anticipate paying cash dividends on the New Common Stock in the foreseeable future. The terms of the New Notes Indenture and the Exit Facility will restrict the Reorganized Debtors’ ability to declare and pay dividends on the New Common Stock. The Reorganized Debtors currently intend to retain all future earnings, if any, for use in the operation of their business and to fund future growth.

Liquidation, Dissolution, Winding-Up. Upon the liquidation, dissolution or winding-up of Reorganized THCR, the holders of New Common Stock and New Class B Common Stock will share ratably, out of the assets of Reorganized THCR legally available for distribution to its stockholders, to the extent of their par value, $0.01 per share. After such payment is made, the holders of New Common Stock will be entitled to participate ratably in all of the remaining assets of Reorganized THCR available for distribution.

No Redemption or Other Rights. Holders of New Common Stock will have no redemption or conversion rights. Holders of New Common Stock will have no preemptive rights to subscribe to any additional securities that Reorganized THCR may issue, nor will the New Common Stock be subject to calls or assessments by Reorganized THCR.

Valid Issue. All the shares of New Common Stock to be issued in connection with the Plan, when issued and paid for, will be validly issued, fully paid and nonassessable.

Preferred Stock. The rights, preferences and privileges of holders of New Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that Reorganized THCR may designate and issue in the future.

Listing. The Debtors expect that the Old THCR Common Stock will continue to be listed for trading on the OTC Bulletin Board during the Chapter 11 Cases and, on or as soon as practicable after the Effective Date, Reorganized THCR will apply for the relisting of the New Common Stock on the NYSE or, if Reorganized THCR is unable to have the New Common Stock listed on the NYSE, will apply for such stock to be quoted in the national market system or small cap system of the National Association of Securities Dealers’ Automated Quotation System or other national securities exchange. The Debtors expect that following the Effective Date Reorganized THCR will continue to be, and Reorganized THCR Holdings will be, public companies that file reports under Section 13(a) or 15(d) of the Exchange Act.

State Gaming Laws. In accordance with the requirements of the New Jersey Casino Control Act and the Indiana Riverboat Gambling Act, Reorganized THCR’s Amended and Restated Certificate of Incorporation will provide that all securities of Reorganized THCR are held subject to the condition that, if a holder thereof is found to be disqualified, such holder shall: (a) dispose of his interest in Reorganized THCR; (b) not receive any dividends or interest upon any such securities; (c) not exercise, directly or indirectly or through any trustee or nominee, any right conferred by such securities; and (d) not receive any remuneration in any form from the casino licensee for services rendered or otherwise. Reorganized THCR’s Amended and Restated Certificate of Incorporation will further provide that Reorganized THCR may redeem any shares of Reorganized THCR’s capital stock held by any Person whose holding of shares may cause the loss or non-reinstatement of a governmental license held by Reorganized THCR. Such redemption shall be at the lesser of fair market value (as defined in Reorganized THCR’s Amended and Restated Certificate of Incorporation), the purchase price of such capital stock or such other redemption price as required by the pertinent state or federal law pursuant to which the redemption is required. Reorganized THCR’s Amended and Restated Certificate of Incorporation may also contain other provisions required by the gaming laws of other jurisdictions.

b. Description of the New Class B Common Stock

As of the Effective Date, DJT will be the beneficial owner of 900 outstanding shares of New Class B Common Stock, 850 shares of which will be held directly by DJT, 50 shares of which will be held indirectly through TCI. The remaining 100 authorized shares of New Class B Common Stock will be held by a wholly owned subsidiary of Reorganized THCR. The New Class B Common Stock will vote together with the New Common Stock as a single class on all matters submitted to stockholders of Reorganized THCR for a vote or in respect of which consents are solicited (other than in connection with certain amendments of Reorganized THCR’s Amended and Restated Certificate of Incorporation described below). The number of votes represented by the New Class B Common Stock held by any holder equals the number of shares of New Common Stock issuable to the holder upon the exchange of such holder’s New THCR Holdings Interests into New Common Stock. Upon such exchange, the corresponding voting power of shares of New Class B Common Stock (equal in voting power to the number of shares of New Common Stock issued upon such exchange) will be proportionately diminished. The New Class B Common Stock will provide DJT with a voting interest in Reorganized THCR that is proportionate to his equity interest in Reorganized THCR Holdings’ assets represented by his New THCR Holdings Interests. Except for the right to receive par value upon liquidation, the New Class B Common Stock will have no right to receive any dividend or other distribution in respect of the equity of Reorganized THCR. In addition, Reorganized THCR’s Amended and Restated Certificate of Incorporation will provide that the New Class B Common Stock will not be entitled to a separate class vote on any matters submitted to the stockholders of Reorganized THCR for their approval, except for any amendment of the terms of the New Class B Common Stock, which requires (x) the affirmative vote of the New Class B Common Stock, voting as a separate class and (y) the affirmative vote of a majority of the shares of New Common Stock held by Persons who are not beneficial owners of New Class B Common Stock, voting as a separate class. Pursuant to applicable Delaware law, the 100 shares of New Class B Common Stock that will be held by a wholly owned subsidiary of Reorganized THCR will not be entitled to vote or otherwise counted for the purposes of determining whether a quorum is present at any meeting of the stockholders of Reorganized THCR.

(4)	New Warrants

a. New Class A Warrants

Pursuant to the terms of the Plan, each of the holders of Old THCR Common Stock as of the New Class A Warrants Record Date, excluding DJT, will receive, proportionate to that holder’s existing ownership, New Class A Warrants.

The New Class A Warrants will, among other things, (i) entitle the holders thereof to purchase, in the aggregate, up to 3,425,193 shares of New Common Stock, (ii) be exercisable for the period beginning the day after the Effective Date and ending on the first (1st) anniversary of the Effective Date and (iii) have an exercise price per share equal to $14.60 per share of New Common Stock, subject to adjustment for dilution as provided in the New Class A Warrants.

Proceeds from the exercise of the New Class A Warrants, as well as any portion of the Reserve Shares remaining on the first (1st) anniversary of the Effective Date, shall be distributed to the TAC Noteholders on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date. Prior to distribution, Cash proceeds received upon exercise of the New Class A Warrants shall be held in a segregated account, and interest thereon shall be distributed equally and ratably to TAC Noteholders upon distribution of the New Class A Warrants Proceeds on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date.

b. New DJT Warrant

On the Effective Date, the Reorganized Debtors shall issue the New DJT Warrant to DJT. The New DJT Warrant will, among other things, (i) entitle the holder thereof to purchase up to 1,446,706 shares of New Common Stock, (ii) be exercisable for the period beginning the day after the Effective Date and ending on the tenth (10th) anniversary of the Effective Date and (iii) have an exercise price equal to $21.90 per share of New Common Stock, subject to dilution as provided in the New DJT Warrant.

c. Procedure and Exercise for Class A Warrants

The New Class A Warrants will each be evidenced by a warrant certificate and will be subject to the terms and conditions of the New Class A Warrants.

New Class A Warrants may be exercised at any time on or prior to 5:00 p.m., New York time, on the expiration date listed on the applicable warrant certificate. A holder of New Class A Warrants may exercise such warrants by surrendering the applicable warrant certificate, with the form of election to purchase properly completed and executed, together with payment of the applicable exercise

price as specified in the New Class A Warrants, at the principal corporate trust office of [            ], as new warrant agent (the “New Warrant Agent”). In the event that upon any exercise of New Class A Warrants, the number of such warrants exercised shall be less than the total number of New Class A Warrants evidenced thereby, Reorganized THCR shall issue to the holder thereof or his assignee a new warrant certificate evidencing the number of New Class A Warrants not exercised.

The New Class A Warrants provide that upon the occurrence of certain events, the number of shares of New Common Stock issuable upon exercise of such warrants may be adjusted, subject to certain conditions. No fractions of a share of New Common Stock will be issued upon exercise of any New Class A Warrant, but Reorganized THCR will pay the cash value thereof as provided in the New Class A Warrants. No adjustment shall be made for any dividends on any New Common Stock issuable upon exercise of such warrants.

Warrant certificates, when surrendered at the principal corporate trust office of the Warrant Agent (with respect to New Class A Warrants) by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the New Class A Warrants, but without payment of any service charge, for another certificate or certificates of like tenor evidencing in the aggregate a like number of New Class A Warrants.

Upon due presentation for registration of transfer of a warrant certificate at the office of the Warrant Agent, a new warrant certificate or certificates shall be issued to the transferee(s) in exchange for such certificates(s), subject to the limitations provided in the New Class A Warrants, without charge except for any tax or governmental charge imposed in connection therewith.

The Warrant Agent may deem and treat the registered holders(s) of New Class A Warrants as the absolute owners(s) of a warrant certificate (notwithstanding any notation of ownership or other writing thereon), for the purpose of any exercise thereof, of any distribution to the holder(s) thereof or for any other purpose, and neither the Warrant Agent nor Reorganized THCR shall be affected by any notice to the contrary. Neither the Class A Warrants nor the DJT Warrants (the “New Warrants”) nor the related warrant certificates entitle any holder thereof to any rights as a stockholder of Reorganized THCR.

(5)	Resale of Securities

In connection with consummation of the Plan, the Debtors will rely on section 1145 of the Bankruptcy Code to the extent it is applicable, to exempt the issuance (with the exception of any issuance to DJT) of (i) the New Common Stock, (ii) the New Notes, (iii) the New Class A Warrants and (iv) the shares of New Common Stock issuable upon exercise of the New Class A Warrants, from the registration requirements of the Securities Act and of any state securities or “blue sky” laws. Section 1145 of the Bankruptcy Code exempts from registration the sale of a debtor’s securities under a chapter 11 plan if such securities are offered or sold in exchange, or primarily in exchange, for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New Common Stock, the New Notes and the New Class A Warrants generally should be exempt from the registration requirements of the Securities Act.

Accordingly, recipients will be able to resell the New Common Stock, the New Notes and the New Class A Warrants without registration under the Securities Act and state securities or “blue sky” laws, unless the recipient is an “underwriter” with respect to such securities, within the meaning of section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who (a) purchases a claim or interest with a view to distribution of any security to be received in exchange for the claim or interest, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from Persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an “issuer” of the relevant security, as such term is used in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes both the issuer of securities and any “affiliate” of the issuer, which means any Person directly or indirectly through one (1) or more intermediaries controlling, controlled by or under common control with the issuer. Whether any particular Person would be deemed to be an “issuer” and therefore an “underwriter” with respect to the New Common Stock, the New Notes and the New Class A Warrants would depend upon various facts and circumstances applicable to that Person, including, without limitation, the relative size of the Person’s Interest in the Debtors, the distribution and concentration of other Interests in the Debtors and whether the Person (acting alone or in concert with others) has a contractual or other relationship giving that Person power over management policies and decisions. Accordingly, the Debtors express no view as to whether any Person would be an “affiliate” or “underwriter” with respect to the New Common Stock, the New Notes or the New Class A Warrants.

Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Persons that believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144 under the Securities Act.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE OFFICIAL COMMITTEE (IF ANY) OR THE INFORMAL NOTEHOLDER COMMITTEES MAKES ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THESE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN OR UPON ANY SUBSEQUENT EXERCISE THEREOF.

The securities described herein have not been registered with, recommended by or approved by the SEC or any other federal or state securities commission or regulatory authority, nor has the SEC or any such state securities commission or authority passed upon the accuracy or adequacy of the Plan or this Disclosure Statement. Any representation to the contrary is a criminal offense.

D.	Certain Agreements of the Reorganized Debtors

The following summary of the New THCR Partnership Agreement, New THCR Exchange Rights Agreement, DJT Services Agreement, DJT Voting Agreement, DJT New Trademark License Agreement (and related trademark security agreement), DJT ROFO Agreement, Miss Universe Assignment Agreement and World’s Fair Assignment Agreement and the descriptions of certain provisions of such agreements set forth elsewhere in this Disclosure Statement are qualified in their entirety by reference to such agreements, which are Filed as Exhibits to this Disclosure Statement.

(1)	New THCR Partnership Agreement

THCR Holdings was formed in 1995 under the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware RULPA”). On the Effective Date, the Reorganized Debtors and DJT are each authorized to enter into the New THCR Partnership Agreement and New THCR Exchange Rights Agreement. With the exception of DJT, stockholders of THCR will be neither general nor limited partners of Reorganized THCR Holdings, and will influence or control Reorganized THCR Holdings solely through their ownership of New Common Stock.

a. Management

As the sole general partner of Reorganized THCR Holdings, Reorganized THCR shall be responsible for the management of Reorganized THCR Holdings’ business and affairs. Except for certain major decisions and subject to certain limitations, Reorganized THCR shall have full and complete power, authority and discretion to take actions on behalf of Reorganized THCR Holdings that Reorganized THCR shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the partnership’s business and the purposes for which the partnership was organized. The limited partners of Reorganized THCR Holdings shall have no authority to take part in the management of Reorganized THCR Holdings’ business, transact any business on Reorganized THCR Holdings’ behalf or otherwise bind the partnership.

The New THCR Partnership Agreement provides that Reorganized THCR shall not, without the written consent of a majority-in-interest of the limited partners, undertake actions relating to any of the following during such time as the limited partners own more than 10% of the outstanding partnership interests in Reorganized THCR Holdings: the dissolution of Reorganized THCR Holdings; the institution of any proceedings for bankruptcy on behalf of Reorganized THCR Holdings; or the making of a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee for all or any part of the assets of Reorganized THCR Holdings. In addition, without the written consent of all of the limited partners, Reorganized THCR shall not conduct any business other than the management of the business of the partnership or the ownership of partnership interests in Reorganized THCR Holdings.

Reorganized THCR shall not receive compensation for its services as general partner of Reorganized THCR Holdings. However, Reorganized THCR shall be reimbursed on a monthly basis for all organization, formation, administrative and operating costs and expenses incurred as general partner. Reorganized THCR Holdings may engage in transactions and enter into contracts with affiliates on terms that are no less favorable to Reorganized THCR Holdings than would be available in comparable transactions in arm’s-length dealings with unaffiliated third parties; provided that the foregoing shall not limit any of the transactions with DJT that are contemplated by the New THCR Partnership Agreement, the Plan or are otherwise in existence as of the Effective Date. Notwithstanding the foregoing, (i) no compensation shall be paid to DJT by Reorganized THCR Holdings or any of Reorganized THCR Holdings’ subsidiaries without the consent of a special committee of independent directors of Reorganized THCR, except the DJT Agreements and THCR Holdings’ lease for office space in Trump Tower in New York City, and (ii) Reorganized THCR Holdings and its subsidiaries will not enter into any management, services, consulting or similar agreements with DJT or any of his affiliates, except the DJT Services Agreement or employment agreements in the ordinary course of business, consistent with industry practice, that are approved by the compensation committee of Reorganized THCR’s board of directors.

Reorganized THCR Holdings may not sell or transfer the Trump Taj Mahal Casino, the Trump Plaza Casino, the Trump Marina Casino or the Trump Indiana Casino without the prior written consent of DJT if gain is recognized on such sale or transfer for purposes of computing U.S. federal income tax. If Reorganized THCR Holdings desires to sell or transfer any of the aforementioned casinos in a transaction in which such gain will be realized, and DJT does not consent to such sale, Reorganized THCR Holdings may proceed with such sale; provided that Reorganized THCR Holdings indemnifies DJT for all income taxes associated with such sale or transfer.

b. Distributions and Allocations of Profits and Losses

[To come]

c. Transferability of Interests

The New THCR Partnership Agreement provides that Reorganized THCR may not withdraw as general partner of Reorganized THCR Holdings, or transfer any of its New THCR Holdings Interests without the consent of a majority-in-interest of the limited partners (other than Reorganized THCR), so long as the limited partners hold at least a 10% interest in Reorganized THCR Holdings. However, such consent right shall not apply to a determination by the Reorganized THCR or Reorganized THCR Holdings to enter into a merger, consolidation, combination, sale of substantially all the assets or stock or similar transaction that has been approved by the stockholders of Reorganized THCR.

A limited partner may transfer all or any portion of his interests in Reorganized THCR Holdings, provided that (i) Reorganized THCR, including a majority of the special committee of independent directors of Reorganized THCR, consents to such transfer, which consent may not be unreasonably withheld or delayed, except no such consent is required for (a) a transfer of New THCR Holdings interests described below under “Exchange and Registration Rights,” (b) a transfer to certain permitted holders (including the spouse and descendants of such limited partner (including any related trusts controlled by, and established and maintained for the sole benefit of, such limited partner or such spouse or descendant) and the estate of any of the foregoing, or other limited partners that are affiliates of DJT, with respect to each other), or (c) subjecting of an interest of a limited partner pursuant to certain permitted liens and subsequent foreclosure upon such liens and (ii) such transfer does not violate certain other restrictions on transfer contained in the New THCR Partnership Agreement. No transferee is admitted as a substitute limited partner of Reorganized THCR Holdings having the rights of a limited partner without the consent of the Reorganized THCR, including a majority of a special committee of independent directors of Reorganized THCR.

d. Additional Capital Contributions; Issuance of Additional Partnership Interests

No partner is required under the terms of the New THCR Partnership Agreement to make additional capital contributions to Reorganized THCR Holdings, except as described below in connection with the issuance of additional partnership interests.

Reorganized THCR is authorized to cause Reorganized THCR Holdings to issue to Reorganized THCR, as general partner, and the limited partners additional partnership interests on terms and conditions determined by Reorganized THCR for consideration of not less than fair market value. Notwithstanding the foregoing, no additional partnership interests shall be issued to Reorganized THCR or any subsidiary or nominee of Reorganized THCR, unless either: (i) the additional partnership interests are issued in connection with the issuance of new securities, as described in the following paragraph, subject to certain other terms and conditions set forth in the New THCR Partnership Agreement; (ii) the additional partnership interests are issued to all partners in proportion to their respective percentage interests; (iii) additional partnership interests are issued in connection with any other contribution of value made by Reorganized THCR to Reorganized THCR Holdings under the New THCR Partnership Agreement; or (iv) the additional partnership interests are issued with the consent of all the limited partners.

The New THCR Partnership Agreement provides that Reorganized THCR will not issue additional debt or equity securities, other than pro rata to all holders of New Common Stock, unless the proceeds of such issuance are contributed to Reorganized THCR Holdings and that Reorganized THCR will not issue any additional shares of New Class B Common Stock, except to DJT or his permitted holders under the New THCR Partnership Agreement.

e. Term

The term of the New THCR Partnership Agreement continues until December 31, 2035, or until sooner dissolved upon (i) the dissolution, liquidation, termination, withdrawal or bankruptcy of Reorganized THCR or other event causing dissolution under the Delaware RULPA, (ii) the election of Reorganized THCR to dissolve the partnership with the consent of and a majority-in-interest of the limited partners, (iii) the sale or other disposition of all or substantially all the assets of Reorganized THCR Holdings (unless Reorganized THCR elects to continue the partnership business for the purpose of the receipt and collection of indebtedness or the collection of any other consideration to be received in exchange for the assets of the partnership), or (iv) the entry of a decree of judicial dissolution of Reorganized THCR Holdings pursuant to the provisions of the Delaware RULPA, which decree is final and not subject to appeal; provided, however, that upon the bankruptcy, dissolution, liquidation or withdrawal of the general partner (a “Disabling Event”), or any other event of dissolution under the Delaware RULPA, the remaining partners may elect to reconstitute the partnership and its business and select a substitute general partner, if necessary. An election to continue THCR Holdings must be unanimous unless the Delaware RULPA permits such election pursuant to the vote of a lesser percentage in interest of the limited partners, in which event such election may be by such lesser percentage in interest as is permitted in the Delaware RULPA, but in no event shall such election be by a vote of less than a majority-in-interest of the limited partners. A general partner that has suffered a Disabling Event shall automatically be converted to a limited partner having none of the voting rights or privileges provided under the New THCR Partnership Agreement for the election to reconstitute the partnership.

f. Exchange and Registration Rights

Under the New THCR Exchange Rights Agreement, (i) DJT, TCI and their permitted successors and assigns (an “Optionee”) may exchange all or any portion of their New THCR Holdings Class A Interests for New Common Stock, (ii) a majority of the special committee of independent directors of Reorganized THCR has the right to require any holder of a New THCR Holdings Interest (other than DJT, TCI and their permitted holders) to exchange their partnership interests for New THCR Common Stock and (iii) DJT may exchange New THCR Holdings Class B Interests for New Common Stock upon the earliest of (a)                 , 2015, (b) DJT’s death or permanent disability, (c) any merger, consolidation, combination, sale of all or substantially all of the assets or stock of Reorganized THCR, the New THCR Holdings Interests held by Reorganized THCR, or similar transaction or (d) a change of control of Reorganized THCR or Reorganized THCR Holdings as defined in the New Notes

Indenture; provided, however, that Reorganized THCR may, at its option, pay DJT an amount of Cash equal to the fair market value of the New Common Stock otherwise exchangeable for New THCR Holdings Class B Interests. The New THCR Exchange Rights Agreement also contains certain provisions under which the New THCR Holdings Class B Interests must be mandatorily redeemed. The number of shares of New Common Stock issuable upon exchange of New THCR Holdings Interests is adjusted from time to time to reflect stock dividends, stock splits, reverse stock splits, reclassifications and recapitalizations.

The exchange of New THCR Holdings Interests for shares of New Common Stock under the New THCR Exchange Rights Agreement is subject to (i) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the satisfaction of certain other conditions contained in the New THCR Exchange Rights Agreement.

The New THCR Exchange Rights Agreement provides that, upon a transfer of New THCR Holdings Interests, the transferee will obtain the benefits of, and be subject to, all of the provisions of the New THCR Exchange Rights Agreement. The New THCR Exchange Rights Agreement also grants certain registration rights under the Securities Act in favor of the holders of the New Common Stock issuable upon the exchange of New THCR Holdings Interests.

g. Tax Matters Partner

Pursuant to the New THCR Partnership Agreement, Reorganized THCR is the tax matters partner of Reorganized THCR Holdings and, as such, has authority to make tax elections under the Internal Revenue Code on behalf of Reorganized THCR Holdings, subject to certain notice and consultation rights in favor of the limited partners.

(2)	Other Agreements with DJT

On the Effective Date, the Reorganized Debtors are each authorized to enter into: (i) the DJT Services Agreement; (ii) the DJT Voting Agreement; (iii) the DJT New Trademark License Agreement (and related trademark security agreement); (iv) the DJT ROFO Agreement; and (v) the Miss Universe Assignment Agreement and World’s Fair Assignment Agreement, each of which agreements are summarized below.

a. DJT Services Agreement

Chairman of the Board. Pursuant to the DJT Services Agreement, Reorganized THCR will recommend that DJT be nominated to serve as a member of Reorganized THCR’s board of directors during the term of the agreement, and if so elected, that DJT serve as Chairman of the Board during the term of the agreement. So long as DJT is the Chairman of Reorganized THCR’s board of directors, he will have reasonable and customary powers and duties associated with such position in a public company in addition to those powers and duties conferred by Reorganized THCR’s bylaws and the Reorganized THCR board of directors. In addition, Reorganized THCR may request that DJT participate in promotional or marketing activities on behalf of Reorganized THCR, provided that DJT shall be obligated to participate in up to (and not more than) six (6) specified events within any one (1)-year period at Reorganized THCR’s expense, subject to the terms and conditions of the DJT Services Agreement. In addition, Reorganized THCR and DJT shall reasonably cooperate to arrange for DJT’s participation, at Reorganized THCR’s sole expense, in the production of advertisements on Reorganized THCR’s behalf; provided that the nature of DJT’s participation in any such advertisement shall be determined by DJT in his reasonable discretion, and that Reorganized THCR shall obtain DJT’s prior approval of the content of any such advertisement (subject to DJT’s reasonable discretion). DJT will also be required to serve as a director of subsidiaries of Reorganized THCR, upon terms and conditions agreed to by him and the Reorganized THCR board of directors. DJT will use his reasonable efforts to maintain all applicable material casino gaming licenses and qualifications required for him to perform his obligations under the agreement. DJT will not be required to devote any fixed amount of time to the performance of his duties under the DJT Services Agreement, but shall devote sufficient time to discharge his duties and responsibilities in a professional manner and in the best interests of Reorganized THCR consistent with the standards generally applicable to directors of public companies. However, DJT is not required to serve or undertake duties customarily associated with the position of an officer or executive of a company.

Term. The initial term of the DJT Services Agreement will be three (3) years and, thereafter, will be automatically extended so that the remaining term on any given date will always be three (3) years.

DJT’s Remuneration. Under the DJT Services Agreement, DJT’s annual base fee will be $2.0 million. In addition, DJT will be eligible to receive an annual bonus, if and as determined by the compensation committee of Reorganized THCR’s board of directors, in its sole discretion. DJT will also be entitled to reimbursement for reasonable and documented expenses incurred by him or his controlled affiliates in respect of his performance under the agreement or as Chairman of Reorganized THCR’s board of directors (including all travel expenses) and, subject to a budget approved by the compensation committee of Reorganized THCR’s board of directors, certain reasonably documented administrative and overhead expenses. For so long as he is serving as Chairman of the board of directors of Reorganized THCR, DJT will also be entitled to fringe benefits and perquisites in accordance with Reorganized THCR’s most favorable plans, practices, programs, policies and arrangements for other directors and office space and support services consistent with his role as Chairman of Reorganized THCR’s board of directors.

Termination. The DJT Services Agreement may be terminated:

•	by DJT upon thirty (30)-days’ written notice to Reorganized THCR and Reorganized THCR Holdings for “Good Reason,” defined as: [(1) the failure for any reason of the stockholders of Reorganized THCR to elect DJT as a director of Reorganized THCR, (2) if DJT is then serving as a director of Reorganized THCR, the failure for any reason of the board of directors of Reorganized THCR to elect DJT as Chairman thereof, (3) any material increase or diminution in his authority or responsibility as Chairman of the board of directors of Reorganized THCR; (4) the assignment of duties or responsibilities that are inconsistent in any material respect with DJT’s position or status as Chairman of the board of directors of Reorganized THCR; or (5) the failure (for any reason) by Reorganized THCR or Reorganized THCR Holdings to pay or provide DJT any material amount of compensation or benefit provided for under the DJT Services Agreement that has not been cured upon thirty (30)-days’ notice;]

•

by Reorganized THCR and Reorganized THCR Holdings upon thirty (30)-days’ written notice to DJT for “Cause,” which shall arise if DJT: [(1) is convicted of, or pleads guilty or no contest to any felony; (2) engages in conduct that constitutes (a) gross neglect or willful gross misconduct in carrying out his duties to Reorganized

THCR resulting or reasonably likely to result in material economic harm to Reorganized THCR or Reorganized THCR Holdings, (b) intentional fraud by DJT in the performance of his duties, or (c) intentional misappropriation of Reorganized THCR’s funds by DJT; (3) materially breaches his obligations under the agreement (except with respect to the specified marketing events and production of advertisements to be performed by DJT pursuant to the terms of the agreement); (4) fails to maintain any applicable material casino gaming license or qualification; or (5) materially and in a recurring manner breaches his obligations to perform specified marketing events and production of advertisements pursuant to the terms of the agreement; provided that with respect to (2), (3) and (5) above, DJT shall be given thirty (30)-days’ written notice to cure (to the extent capable of cure) any such action or omission alleged to give rise to Cause;]

•	by reason of DJT’s permanent disability, upon thirty (30)-days’ written notice to DJT from Reorganized THCR and Reorganized THCR Holdings;

•	automatically in the event of DJT’s death; or

•	by Reorganized THCR and Reorganized THCR Holdings, if the stockholders of Reorganized THCR fail to elect DJT to serve as a member of Reorganized THCR’s board of directors.

Upon termination of the DJT Services Agreement, DJT will be entitled to all accrued and unpaid salary and bonus as of the date of termination plus, if DJT terminates the agreement for Good Reason, if the stockholders of Reorganized THCR shall fail to elect DJT to serve as a member of Reorganized THCR’s board or directors or upon DJT’s death or permanent disability, all fees and bonus that would otherwise be payable for a period of three (3) years following the date of such expiration or termination].

Indemnification. DJT also has indemnification rights under the DJT Services Agreement (to the extent DJT is not entitled to full indemnification pursuant to Reorganized THCR’s Amended and Restated Articles of Incorporation or by-laws, or the New THCR Partnership Agreement), including with respect to the performance of his obligations under the agreement, his actions as a director, officer, employee or agent of Reorganized THCR or Reorganized THCR Holdings and his actions with respect to the business, transactions, disclosure or activities of Reorganized THCR or Reorganized THCR Holdings. DJT will have the right of advancement of reasonable costs and expenses in connection with such indemnification. THCR has agreed to maintain director and officer liability insurance for the benefit of DJT consistent with its current practices.

Terminated Agreements. The DJT Services Agreement terminates that certain Employment Agreement, dated as of January 1, 2003, by and among DJT, THCR, THCR Holding and TAC and the Contribution Agreement, dated as of June 12, 1995, as amended, between DJT and THCR Holdings.

b. DJT Voting Agreement

Election of Directors. Pursuant to and in accordance with the DJT Voting Agreement, from and after the Effective Date, DJT shall vote all shares of New Common Stock beneficially owned by him, and Reorganized THCR shall take all necessary and desirable actions within its control

(including, without limitation, calling and holding special meetings of Reorganized THCR’s board of directors and stockholders), so that: (a) (i) at any given time, the authorized number of directors of Reorganized THCR shall be not less than the number of directors entitled at such time to be nominated as Class A Directors, DJT designees or the Joint Director; (ii) such nominees shall be elected to the board of directors of Reorganized THCR; (iii) during the Nomination Period, each Class A Director then serving as a director of Reorganized THCR shall, prior to the expiration of such director’s term, be nominated to serve for a successive term as a Class A Director, (iv) during the Nomination Period, a majority of the directors serving on each committee of the board of directors of Reorganized THCR shall consist of Class A Directors; and (v) DJT, so long as he is a director of Reorganized THCR, shall serve on each committee of the board of directors of Reorganized THCR other than the compensation committee and the audit committee thereof, and (b) during the Nomination Period, DJT shall vote (in his capacity as director) to re-nominate each Class A Director for a further term as director on the board of Reorganized THCR prior to the expiration of each Class A Director’s current term as a director thereof.

In the event that, during the Nomination Period any Class A Director is unable to serve, or once having commenced to serve, is removed or withdraws from the board, such director’s replacement shall be designated by a majority of the remaining Class A Directors at such time. In addition, DJT and his controlled affiliates beneficially owning shares of New Common Stock and Reorganized THCR agree to take all action within their respective power (including, with respect to DJT and such controlled affiliates, voting of all shares of New Common Stock beneficially owned by them) to cause the election of such substitute director promptly following his or her nomination to the board, or upon the written request of a majority of the Class A Directors serving as directors of Reorganized THCR at such time, to remove, with cause, any relevant Class A Director, in each case regardless of the amount of shares of New Common Stock owned by DJT. The foregoing actions are subject to applicable law, fiduciary duties and stock exchange and securities market rules.

DJT’s Power to Appoint Directors. If DJT beneficially owns at least 7.5% of the New Common Stock, he may nominate three (3) directors, one (1) of whom will be DJT and one (1) of whom will be independent. If DJT beneficially owns at least 5.0% but less than 7.5% of the New Common Stock, he may nominate two (2) directors, one (1) of whom will be DJT and one (1) of whom will be independent. If DJT owns less than 5.0% of the New Common Stock, he may serve as a director as long as the DJT Services Agreement shall not have been terminated. DJT will select substitutes for the directors appointed by him until DJT’s ownership of New Common Stock drops below the percentages specified above. In addition, if DJT beneficially owns at least 5.0% of the New Common Stock, the Joint Director must be acceptable to him. If, during the Nomination Period, DJT owns less than 5.0% of the New Common Stock, the Joint Director shall be acceptable to a majority of the Class A Directors.

Termination. The DJT Voting Agreement shall terminate until such time that DJT and his affiliates and any Persons with whom they have formed a “group,” as described in the rules and regulations of the Exchange Act, shall own all of the outstanding shares of New Common Stock and New Class B Common Stock.

c. DJT New Trademark License Agreement

General. Pursuant to the DJT New Trademark License Agreement, and subject to certain restrictions, DJT will grant to Reorganized THCR Holdings a perpetual, exclusive, royalty-free, worldwide license to use the names and marks of “DONALD J. TRUMP,” “DONALD TRUMP,” “D.J. TRUMP,” “D. TRUMP,” and “TRUMP” and certain related intellectual property rights (collectively the “Licensed Marks”) and use DJT’s likeness solely in connection with casino and gaming activities, and related activities, services, advertising, promotions and products to the extent conducted, provided, sold or distributed in connection with such casino and gaming activities solely within the Reorganized Debtors’ property bearing the “Trump” name or such other offsite locations specified in such agreement, or by direct mail to Reorganized THCR Holdings’ existing or targeted casino customers (collectively, the “Casino Services and Products”). DJT will also grant Reorganized THCR and Reorganized THCR Holdings the right to use the Licensed Marks as Internet domain names for a website maintained by Reorganized THCR Holdings solely for the purposes of advertising and/or offering Casino Services and Products for the Reorganized Debtors’ casino and gaming properties. Such license does not include a right to use the Licensed Marks or DJT’s likeness in connection with online or Internet gaming or any form of electronic gaming activities, which activities are expressly prohibited under the DJT New Trademark License Agreement; provided, however, that DJT and Reorganized THCR Holdings agree to negotiate in good faith an agreement pursuant to which DJT shall grant to Reorganized THCR Holdings the right to use the Licensed Marks in connection with online or Internet gaming activities, subject to the terms and conditions of the DJT New Trademark License Agreement.

Quality Control Provisions. DJT shall have the right to exercise quality control over the use of the Licensed Marks and DJT’s likeness to a degree necessary to maintain the validity of the Licensed Marks and to protect the goodwill and integrity associated with the Licensed Marks and DJT’s likeness. Upon DJT’s request, Reorganized THCR Holdings shall submit for DJT’s approval samples of proposed uses (other than uses of the Licensed Marks and DJT’s likeness prior to the Effective Date, provided that the level of quality is consistent with prior uses) of the Licensed Marks and DJT’s likeness. DJT shall advise Reorganized THCR Holdings in writing of his approval or rejection of such samples, and Reorganized THCR Holdings shall refrain, and cause its sublicensees to refrain, from any rejected use until such objections have been satisfied. Reorganized THCR Holdings shall cooperate with DJT to cure any noncompliance within sixty (60) days after DJT provides such notice. If after sixty (60) days from the date of notice by DJT to Reorganized THCR Holdings, Reorganized THCR Holdings shall have failed to correct (or to have caused is such subsidiaries to correct) such non-conforming activities, DJT’s sole and exclusive remedy shall be to seek court action to compel Reorganized THCR Holdings to comply (or cause its subsidiaries to comply) with such quality control standards, as specified in the DJT New Trademark License Agreement. DJT shall not have the right to terminate the DJT New Trademark License Agreement for any breach (or alleged breach) of the quality control standards, unless a court determines that Reorganized THCR Holdings has failed to comply with a court order or injunction respecting quality standards obtained by DJT in a court proceeding.

Reorganized THCR Holdings shall also be required to obtain certain minimum comprehensive general liability insurance, worker’s compensation insurance and umbrella liability insurance in certain minimum amounts. Prior to the Effective Date, THCR shall assign to THCR Holdings all of THCR’s right, title and interest in the trademark license agreement, dated June 12, 1995, between THCR and DJT, and the DJT New Trademark License Agreement shall amend and restate such agreement.

Effects of Termination of DJT Services Agreement. If the DJT Services Agreement is terminated by Reorganized THCR and/or Reorganized THCR Holdings other than for “Cause” or by DJT for “Good Reason,” or if Reorganized THCR and Reorganized THCR Holdings are not offering terms to DJT pursuant to a services agreement at least as favorable to DJT as the DJT Services Agreement, in either case other than as a result of DJT’s death or permanent disability (such event, a “License Termination Event”), then (1) at Reorganized THCR Holdings’ option, the license will convert to a royalty-bearing license or (2) if Reorganized THCR Holdings does not exercise this option within fifteen (15) days after the occurrence of a License Termination Event, the DJT New Trademark License Agreement will terminate, subject to certain exceptions.

The royalty-bearing license would have a term of ten (10) years from the date of the License Termination Event. For each Company Property (as defined below) that uses the Licensed Marks or DJT’s likeness, Reorganized THCR, Reorganized THCR Holdings, such Company Property and their respective subsidiaries will jointly and severally be obligated to pay to DJT an annual royalty, payable quarterly, in the amount of: (1) $500,000 for each Company Property with an annual EBITDA (as defined in the DJT New Trademark License Agreement) of at least $25 million or (2) $100,000 for each Company Property with an annual EBITDA of less than $25 million, provided that, the aggregate royalties will not exceed $5 million a year. Any payments that are not paid within thirty (30)-days after such payments are due will bear interest from the end of such thirty (30) day period at the rate of ten (10) percent per annum. If any property of Reorganized THCR ceases to use any Licensed Marks or DJT’s likeness name and the Casino Services and Products provided thereon, then DJT shall receive a pro rata royalty during any such twelve (12) month period in which any property of Reorganized THCR used such Licensed Mark(s) or DJT’s likeness.

As defined in the DJT New Trademark License Agreement, a “Company Property” means the Trump Taj Mahal Casino, Trump Plaza Casino, Trump Marina Casino, Trump Indiana Casino, Trump 29 Casino, and any lodging, restaurant or entertainment at a casino or other gaming facility that Reorganized THCR, Reorganized THCR Holdings or any of their respective subsidiaries owns, operates, manages or develops.

Sublicensing. Reorganized THCR Holdings may sublicense its right to use the Licensed Marks under the DJT New Trademark License Agreement, in its sole discretion, to Reorganized THCR and/or any subsidiary of Reorganized THCR Holdings and Persons or entities providing Casino Services and Products on any Company Property, provided in each case that such sublicensee agrees in writing to be bound by the terms and conditions of the agreement. DJT is not restricted from using or further licensing the Licensed Marks and/or his likeness in connection with services, products and activities other than Casino Services and Products. In particular, DJT will have the right to use, register, license or otherwise exploit the Licensed Marks in connection with hotel, dockside, riverboat, cruise ship, transportation, entertainment, sports, resort, bar, restaurant and retail store activities and services and merchandise to the extent not provided or sold in connection with Casino Services and Products, including in connection with board games and similar games. DJT will also have the right to use the Licensed Marks in connection with the operation of any Internet websites maintained by DJT or any of his affiliates (including providing a link to Reorganized THCR’s, Reorganized THCR Holdings’ or their respective subsidiaries’ Internet websites) to the extent not provided or sold in connection with Casino Services and Products, subject to certain terms and conditions set forth in the DJT New Trademark License Agreement.

Trademark Security Agreement. DJT’s obligations under the DJT New Trademark License Agreement will be secured by a trademark security agreement, pursuant to which DJT will grant Reorganized THCR Holdings a first priority security interest in the Licensed Marks in connection with Casino Services and Products.

d. DJT ROFO Agreement

General. Pursuant to the DJT ROFO Agreement, the Trump Organization LLC will have a right of first offer to perform certain construction management services, general contracting services and development management services, with respect to any future development, redevelopment, renovation, improvement, alteration, construction, restoration or rehabilitation of casinos, casino hotels, hotels and related hospitality lodging, in each case with an initial budget in excess of $[    ] million, by Reorganized THCR or its affiliates. If the Trump Organization LLC does not exercise its right of first offer within thirty (30) days after Reorganized THCR provides notice to DJT, then Reorganized THCR and Reorganized THCR Holdings may engage any party to perform such services upon any terms. However, if Reorganized THCR or Reorganized THCR Holdings do not engage a party within nine (9) months of the right of first offer notice, then it cannot engage another party without giving the Trump Organization LLC another right of first offer. The DJT ROFO Agreement further sets forth the terms, conditions and parameters for the negotiation of the terms of any services to be provided by DJT.

Termination. Subject to certain exceptions, the DJT ROFO Agreement will terminate upon the third anniversary of the effective date of the agreement. However, Reorganized THCR and Reorganized THCR Holdings will have the right to extend the agreement for an additional [            ] with notice one hundred twenty (120) days prior to the original date of termination.

e. THCR Miss Universe Interests and Trump World’s Fair Site

On the Effective Date, as part of the consideration for the DJT New Trademark License Agreement, the Reorganized Debtors shall transfer to DJT (or his designee) THCR’s 25% beneficial interest in Miss Universe L.P., LLLP, pursuant to the Miss Universe Assignment Agreement, and the Debtors’ interest in the parcels of land constituting the site of the former Trump World’s Fair, together with any appurtenances, easements, lease and rights pursuant to the World’s Fair Assignment Agreement; provided that such land shall be subject to a perpetual negative covenant preventing DJT or any transferee, assignee or lessee from developing any gaming activities on, or associated with, such property as provided in the operating transaction documents under which such property is transferred to DJT.

E.	Exit Facility

On December     , 2004, THCR, TAC and TCH entered into a commitment letter (the “Exit Facility Commitment Letter”), a form of which is attached hereto as Exhibit R, with Morgan Stanley (“Morgan Stanley”) and UBS Loan Finance LLC and UBS Securities LLC (collectively, “UBS”), pursuant to which Morgan Stanley and UBS agreed to provide a financing commitment for, and act as joint lead arrangers and bookrunners and Morgan Stanley agreed to act as administrative agent in connection with, the Exit Facility. The Exit Facility Commitment Letter is subject to certain terms and conditions set forth in the letter and the term sheet attached thereto and is subject to Bankruptcy Court approval. The Debtors expect that on the Effective Date, the Reorganized Debtors, Morgan Stanley and UBS will enter into the Exit Facility, which will incorporate the terms of the Exit Facility Commitment Letter.

General. The Exit Facility Commitment Letter contemplates an Exit Facility in the aggregate principal amount of up to $500 million in the form of (i) a single draw term loan facility in the amount of $150 million (the “Tranche B-1 Term Loan Facility”), (ii) a delayed draw term loan facility in the amount of $150 million (the “Tranche B-2 Term Loan Facility,” together with the Tranche B-1 Term Loan Facility, the “Term Loans”), and (iii) a revolving credit facility in the amount of $200 million (the “Revolving Credit Facility”).

Availability of Loans. Loans under the Tranche B-1 Loan Facility may only be borrowed on the Effective Date. Loans under the Tranche B-2 Loan Facility may be borrowed in multiple drawings during the period commencing on the Effective Date through the first (1st) anniversary of the Effective Date. Loans under the Revolving Loan Facility may be borrowed, repaid and reborrowed on and after the Effective Date through the fifth (5th) anniversary of the Effective Date.

Interest and Fees. Subject to certain exceptions, amounts borrowed under the Exit Facility will be interest, as follows:

•	For the first six (6) months after the Effective Date, borrowings under the Revolving Credit Facility will bear interest, at the Reorganized Debtors’ election: (i) at a base rate plus 1.50% per annum or (ii) an adjusted Eurodollar rate plus 2.50% per annum. Thereafter, the interest rate for such borrowings will be the base rate or adjusted Eurodollar rate, at the Reorganized Debtors’ election, plus, in either case, a margin based on the Reorganized Debtors’ consolidated ratio of consolidated EBITDA to total indebtedness; and

•	Borrowings under the Tranche B-1 Term Loan Facility and Tranche B-2 Term Loan Facility will bear interest, at the Reorganized Debtors’ election, at a base rate plus 1.75% per annum or an adjusted Eurodollar rate plus 2.75% per annum.

The Reorganized Debtors will also pay the following fees for unused commitments under the Exit Facility:

•	For the Tranche B-2 Term Loan Facility, the Reorganized Debtors will pay, quarterly in arrears, 1.00% per annum on the daily average unborrowed available funds under such facility; and

•	For the Revolving Credit Facility, the Reorganized Debtors will pay, quarterly in arrears, 0.50% per annum on the daily average of unborrowed available funds under such facility.

Furthermore, the Reorganized Debtors will pay all reasonable out-of-pocket fees and expenses incurred by Morgan Stanley, UBS and their affiliates in connection with the Exit Facility Commitment Letter and Exit Facility.

Maturity and Amortization. The Tranche B-1 Term Loan Facility and the Tranche B-2 Term Loan Facility will mature on the seventh anniversary of the Effective Date. The Tranche B-1 Term Loan Facility and the Tranche B-2 Term Loan Facility will be repaid during the final year of such loans in equal quarterly amounts, subject to amortization of approximately 1% per year prior to such final year.

The Revolving Credit Facility shall mature on the fifth anniversary of the Effective Date and all loans thereunder shall be repaid on the maturity date.

Security. The Exit Facility shall be secured by a first priority security interest in:

•

Substantially all of the present and future property and assets of the Debtors, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, license rights, patents, trademarks, trade names, copyrights, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash;

•	All shares of capital stock of (or other ownership interests in) and intercompany debt of the Reorganized Debtors and each present and future subsidiary of the Reorganized Debtors, subject to applicable regulatory approvals; and

•	All proceeds and products of the property and assets described in the two bullet points above.

Guarantees. The obligations under the Exit Facility shall be guaranteed by each of direct and indirect wholly-owned subsidiaries of Reorganized THCR, subject to customary exceptions, exclusions and release mechanics. Each guarantee of the obligations under the Exit Facility will be a senior secured obligation of each guarantor, and will rank pari passu in right of payment with any future senior indebtedness of the guarantors. The guarantees under the Exit Facility will rank effectively senior to the Guarantors’ obligations under the New Notes. In addition, each guarantee will rank senior in right of payment to all of the existing and future subordinated indebtedness of each guarantor.

Prepayments. The Reorganized Debtors will have the option to prepay any or all borrowings under the Exit Facility without premium or penalty, subject to certain terms and conditions. The Reorganized Debtors will be required to make mandatory prepayments of indebtedness under the Exit Facility from a percentage (with step-downs to zero, based on the Reorganized Debtors’ consolidated leverage ratio) of the net cash proceeds from all asset sales, tax refunds, indemnity payments, pension reversions, insurance proceeds and debt offerings subject to exceptions described in the Exit Facility. Commencing on the first anniversary of the Effective Date, the Reorganized Debtors will also be required to make mandatory payments of indebtedness under the Exit Facility from a percentage of the Reorganized Debtors’ cash flow, initially 50%, and decreasing to zero, based on the Debtors’ consolidated leverage ratio. In addition, the Reorganized Debtors will be required to make mandatory payments of indebtedness under the Exit Facility from a percentage of the Reorganized Debtors’ net cash proceeds from the issuance of equity, initially 50%, and decreasing to zero, based on the Reorganized Debtors’ consolidated leverage ratio.

Covenants. The Reorganized Debtors will be required to comply with negative and affirmative covenants, including limitations on liens, indebtedness, mergers and acquisitions, sales of assets, investments, dividends and distributions, becoming a general partner in any partnership, new subsidiaries, repurchasing shares of capital stock, prepaying, redeeming or repurchasing debt, capital expenditures, negative pledges, changing the nature of the Debtors’ business, amending organizational documents, debt documents or other material agreements, changing accounting policies or reporting practices, transactions with affiliates and customary financial and other reporting requirements, among other restrictions. In addition, the Debtors will be required to comply with certain financial ratios and other financial covenants, such as consolidated EBITDA to total indebtedness, consolidated EBITDA to first lien debt and consolidated EBITDA to cash interest expense, in each case calculated on a consolidated basis for each consecutive four (4) fiscal quarter period.

Events of Default. The Exit Facility will contain customary events of default, including failure to make payments when due, material breaches of representations and warranties, noncompliance with covenants, cross defaults, bankruptcy and insolvency defaults, material monetary judgment defaults, impairment of security interests in collateral, change of control and ERISA matters.

Use of Proceeds. The Tranche B-1 Term Loan Facility, the Tranche B-2 Term Loan Facility and the Revolving Credit Facility shall be used solely to (i) refinance all amounts outstanding under the DIP Facility, (ii) fund the construction of a new tower at the Trump Taj Mahal Casino, (iii) pay the fees and expenses incurred in connection with the Chapter 11 Cases and (iv) provide for the ongoing working capital and general corporate needs of the Reorganized Debtors.

Conditions to Exit Facility. The commitment of Morgan Stanley and UBS will be subject to the negotiation, execution and delivery of definitive agreements in connection with the Exit Facility. The Exit Facility will also be subject to customary conditions, including Morgan Stanley’s and UBS’s reasonable satisfaction with the Plan, Disclosure Statement and Confirmation Order; effectiveness of the Plan; Morgan Stanley’s and UBS’s reasonable satisfaction with the corporate and legal structure and organizational documents of the Debtors; ownership of the capital stock of the Debtors free and clear of any Liens, charges or encumbrances, other than the collateral securing the Exit Facility, the Liens securing the New Notes and agreed upon additional Liens; absence of material adverse change; absence of pending or threatened material litigation; governmental and third-party consents; accuracy of information regarding the Debtors supplied to Morgan Stanley and UBS in all material respects; Morgan Stanley’s and UBS’s reasonable satisfaction with environmental matters; Morgan Stanley’s and UBS’s satisfaction with the Debtors’ ability to meet material ERISA obligations; Morgan Stanley’s and UBS’s satisfaction with the Debtors’ insurance policies; completion of relevant due diligence; receipt by Morgan Stanley and UBS of legal opinions with respect to the Debtors; nonexistence of any event of default under the loan documentation; the representations and warranties of the Debtors being true in all material respects; payment of accrued fees and expenses of Morgan Stanley and UBS; and obtaining of ratings for the Exit Facility from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services.

F.	Gaming Authority Approval

For a discussion of certain restrictions upon the issuance, ownership and transfer of securities of a regulated company as set forth in the New Jersey Casino Control Act, the Indiana Riverboat Gambling Act, and Indiana Gaming Regulatory Act and certain other laws and regulations, please reference THCR’s Annual Report on Form 10-K for the year ended December 31, 2003, attached as Exhibit S hereto, and THCR’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, attached as Exhibit T hereto.

SECTION XI.

PROJECTIONS

The Debtors have developed financial projections to assess the feasibility of the Reorganized Debtors generally. These projections and valuations are based on a number of significant assumptions, including the successful reorganization of the Debtors, an assumed Effective Date of                             , 2005, and no significant downturn in the specific markets in which the Debtors operate.

THE PROJECTIONS ARE BASED ON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY.

Annexed to this Disclosure Statement as Exhibit H are unaudited financial projections of the Reorganized Debtors prepared as of                             , 2004, and include updates by the Debtors to

reflect the declines in customers being experienced by the Debtors while in bankruptcy, their post-Petition financial performance and other factors.

The Projections are dependent upon many factors over which the Debtors (and the Reorganized Debtors) have no control. No assurance can be given that any of the assumptions on which the Projections are based will prove to be correct. The Projections were not prepared in compliance with (i) published guidelines of the SEC, (ii) the guidelines established by the American Institute of Certified Public Accountants regarding projections or (iii) generally accepted accounting principles. While presented with numerical specificity, such projections are based upon a variety of assumptions that may not be realized relating to future business and operations of the Reorganized Debtors and the integration of their operations. The Projections are subject to uncertainties and contingencies, all of which are difficult to predict, and many of which are beyond the control of the Reorganized Debtors. THE DEBTORS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE PROJECTIONS, OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED.

The Debtors believe the Projections illustrate the feasibility of the Plan and of the Reorganized Debtors generally. The Projections reflect the positive effects of implementing the Plan. Please see the Projections attached hereto as Exhibit H for more detailed information about projected results.

SECTION XII.

ALTERNATIVES TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Liquidation Under Chapter 7

If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities prescribed by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

The Debtors believe that in a liquidation under chapter 7, before holders of Claims against and Interests in the Debtors receive any distribution, additional administrative expenses arising from the appointment of a trustee and attorneys, accountants and other professionals to assist such trustee would cause a substantial diminution in the value of the Debtors’ Estates. The assets available for distribution to holders of Claims against and Interests in the Debtors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization. In a liquidation under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs.

Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims and Interests under a chapter 11 liquidation plan probably would be delayed substantially.

The Debtors believe that, although preferable to a chapter 7 liquidation, any alternative liquidation under chapter 11 is a much less attractive alternative than the Plan to holders of Claims against and Interests in the Debtors.

THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO CREDITORS AND INTEREST HOLDERS THAN WOULD A LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11 OF THE BANKRUPTCY CODE.

The liquidation analysis prepared by the Debtors with the assistance of Deloitte & Touche LLP is premised upon a liquidation in a chapter 7 case. In such liquidation analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of such assets, and the extent to which the assets are subject to Liens and security interests.

The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors’ assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the Debtors’ opinion, the recoveries projected to be available in liquidation are not likely to afford holders of Claims as great a realization potential as does the Plan.

B.	Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtors could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ businesses or orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors to realize the most value under the circumstances. However, in a liquidation under chapter 11, the Debtors’ assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and Interest holders than the Plan because of the greater return provided by the Plan.

C.	Post-Confirmation Conversion/Dismissal

A creditor or party-in-interest may bring a motion to convert or dismiss the Chapter 11 Cases under section 1112(b), after the Plan is confirmed if there is a default in performance under the Plan. If the Bankruptcy Court orders the case converted to chapter 7 after the Plan is confirmed, then all property that had been property of the chapter 11 Estates, and that has not been disbursed pursuant to the Plan, will revest in the chapter 7 estates. The automatic stay will be reimposed upon the revested property, but only to the extent that relief from stay was not previously authorized by the Bankruptcy Court during these cases.

The Confirmation Order may also be revoked under very limited circumstances. The Bankruptcy Court may revoke the Confirmation Order if the Confirmation Order was procured by fraud and if a party-in-interest brings an adversary proceeding to revoke confirmation of the Plan by the Bankruptcy Court within 180 days after the entry of the Confirmation Order.

D.	Final Decree

Once the Estates have been fully administered as referred to in Bankruptcy Rule 3019, the Reorganized Debtors, or such other party as the Bankruptcy Court shall designate in the Plan Confirmation Order, shall File a motion to obtain a final decree to close the Chapter 11 Cases.

SECTION XIII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain material U.S. federal income tax consequences expected to result to (i) the Debtors and the Reorganized Debtors and (ii) TAC Noteholders, TCH Noteholders and holders of Old THCR Common Stock other than DJT, TCI and TCI 2 (collectively, the “Holders”) from the consummation of the Plan and the holding of New Notes, New Common Stock and New Class A Warrants. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Tax Code”), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the “Service”). There can be no assurance that the Service will not take a contrary view. No ruling from the Service has been or will be sought nor will any counsel provide a legal opinion as to any of the expected tax consequences set forth below.

Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to the Holders, the Debtors and the Reorganized Debtors. It cannot be predicted whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Holders, the Debtors or the Reorganized Debtors.

The following discussion is for general information only, and does not address the tax consequences to holders of Claims who are not Holders (as defined above). The tax treatment of a Holder may vary depending upon such Holder’s particular situation. This discussion assumes that Holders have held their TAC Notes, TCH Notes or Old THCR Common Stock, as applicable, as “capital assets” within the meaning of Section 1221 of the Tax Code (generally, property held for investment) and will hold the New Notes, the New Common Stock and the New Class A Warrants, as applicable, as “capital assets.” This summary does not address all of the tax consequences that may be relevant to a Holder, such as the potential application of the alternative minimum tax, nor does it address the U.S. federal income tax consequences to DJT, TCI or TCI 2 or to Holders subject to special treatment under the U.S. federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, Holders that hold the TAC Notes, the TCH Notes, the Old THCR Common Stock, the New Notes, the New Common Stock or the New Class A Warrants (collectively, the “Securities”) as a position in a “straddle” or as part of a “synthetic security,” “hedging,” “conversion” or other integrated instrument, Holders that hold the Securities through a partnership or other entity treated as a partnership for U.S. federal income tax purposes, U.S. Holders that have a “functional currency” other than the U.S. dollar and Holders that have acquired the Securities in connection with the performance of services. EACH HOLDER

SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

A.	U.S. Federal Income Tax Consequences to the Debtors

(1)	Cancellation of Indebtedness and Reduction of Tax Attributes

THCR Holdings generally will realize cancellation of indebtedness (“COI“) income with respect to the exchange of TAC Notes and TCH Notes for Cash, New Common Stock and New Notes pursuant to the Plan to the extent that the sum of the Cash, fair market value of the New Common Stock and the issue price of the New Notes received by Holders of TAC Notes and TCH Notes is less than the adjusted issue price, including accrued but unpaid interest, of such TAC Notes and TCH Notes discharged thereby. Under Section 108 of the Tax Code, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Generally, under Section 108(b) of the Tax Code, any COI income excluded from income under the Bankruptcy Exception must be applied against and reduce certain tax attributes of the taxpayer. Unless the taxpayer elects to have such reduction apply first against the basis of its depreciable property, such reduction is first applied against net operating losses (“NOLs”) of the taxpayer (including NOLs from the taxable year of discharge and any NOL carryover to such taxable year), and then to certain tax credits, capital loss and capital loss carryovers, and tax basis. Under Section 108(d)(6) of the Tax Code, when a partnership realizes COI income, the partners of such partnership are treated as receiving their allocable share of such COI income and the Bankruptcy Exception (and related attribute reduction) is applied at the partner level rather than at the partnership level. Accordingly, THCR will be treated as receiving its allocable share of the COI income realized by THCR Holdings. However, because the cancellation of indebtedness will occur in a case brought under the Bankruptcy Code, THCR will be under the jurisdiction of the court in such case and the cancellation of the TAC Notes and the TCH Notes will be pursuant to the Plan, THCR will not be required to recognize any COI income realized as a result of the implementation of the Plan.

Notwithstanding the foregoing, THCR will be required to reduce its tax attributes in an amount equal to the amount of COI income excluded from income under the Bankruptcy Exception. THCR anticipates that it will realize COI income as a result of the consummation of the Plan, and intends to reduce its NOLs by the amount of such COI income. THCR expects to have sufficient NOLs to offset its COI income, with a substantial amount of NOLs remaining thereafter, and accordingly does not expect to be required under Section 108(b) of the Tax Code to reduce any other tax attributes.

(2)	Section 382 Limitations on NOLs

Under Section 382 of the Tax Code, if a corporation with NOLs (a “Loss Corporation”) undergoes an “ownership change,” the use of such NOLs (and certain other tax attributes) to offset subsequent income will generally be subject to an annual limitation as described below. In general, an “ownership change” occurs if the percentage of the value of the Loss Corporation’s stock owned by one or more direct or indirect “five percent shareholders” has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable “testing period” (generally, the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation).

A Loss Corporation’s use of NOLs (and certain other tax attributes) after an “ownership change” will generally be limited annually to the product of the “long-term tax-exempt rate” (determined based on interest rates published monthly by the Service) and the value of the Loss Corporation’s outstanding stock immediately before the ownership change (excluding certain capital contributions) (the “Section 382 Limitation”). However, the Section 382 Limitation for a taxable year any portion of which is within the five-year period following the Effective Date will be increased by the amount of any “recognized built-in gains” for such taxable year. The increase in a year cannot exceed the “net unrealized built-in gain” (which is zero unless such gain exists immediately before the “ownership change” and exceeds a statutorily-defined threshold amount) reduced by recognized built-in gains from prior years ending during such five-year period. THCR expects that it will have a “net unrealized built-in gain” which exceeds the statutorily-defined threshold amount at the Effective Date. The Service has issued guidance under Notice 2003-65 that permits a company to treat as a recognized built-in gain during such five-year period certain amounts which in general represent depreciation or amortization that would have been allowed if the company’s assets had a basis equal to their fair market value on the date of the ownership change over the company’s actual depreciation or amortization (the “338 Approach”).

The Tax Code provides two alternative bankruptcy exceptions from the Section 382 Limitation for Loss Corporations undergoing an ownership change pursuant to a bankruptcy proceeding. The first exception, Section 382(l)(5) of the Tax Code, applies where qualified (so-called “old and cold”) creditors and existing shareholders of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor in a case under the Bankruptcy Code. Under this exception, a debtor’s pre-ownership change NOLs are not subject to the Section 382 Limitation but are instead reduced by the amount of any interest deductions allowed during the three taxable years preceding the taxable year in which the ownership change occurs, and during the part of the taxable year prior to and including the effective date of the bankruptcy reorganization, in respect of the debt converted into stock of the debtor in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the original ownership change to which this exception applied will preclude the debtor’s utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

An “old and cold” creditor is a creditor that has held the debt of the debtor for at least eighteen (18) months prior to the date of the filing of the case or that has held “ordinary course indebtedness” at all times it has been outstanding. However, any debt owned immediately before an ownership change by a creditor that does not become a direct or indirect five (5)% shareholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of any creditor whose participation in formulating the plan of reorganization makes evident to the debtor that such creditor has not owned the debt for such period.

The second bankruptcy exception, Section 382(1)(6) of the Tax Code, provides relief in the form of a relaxed computation of the Section 382 Limitation. Treasury Regulations promulgated under Section 382(1)(6) of the Tax Code provide that the value of the Loss Corporation for purposes of computing the Section 382 Limitation will be the lesser of (i) the value of the stock of the Loss Corporation immediately after the ownership change, and (ii) the value of the Loss Corporation’s gross assets immediately before the ownership change, subject to certain adjustments. Section 382(l)(6) does not require, as does Section 382(l)(5), that the Section 382 Limitation be reduced by prior interest deductions taken in respect of the debt converted into stock of the debtor in the reorganization.

The Plan will trigger an ownership change of THCR on the Effective Date. It is unclear at the present time whether the Section 382(l)(5) exception will be applicable to the ownership change. Moreover, even if the Section 382(l)(5) exception is applicable, (i) the Section 382(l)(5) exception would require significant reductions in THCR’s NOLs in the amount of certain previous interest deductions, as described above and (ii) a subsequent ownership change within the two-year period following the Effective Date would reduce the Section 382 Limitation for periods following the subsequent ownership change to zero. Therefore, THCR intends to apply Section 382(l)(6) to such ownership change. Accordingly, Reorganized THCR’s use of pre-ownership change NOLs, to the extent remaining after the reduction thereof as a result of the COI income allocated to THCR (as described above), will be limited and generally will not exceed each year the sum of (i) the product of the long-term tax-exempt rate and the value of Reorganized THCR and (ii) Reorganized THCR’s recognized built-in gains taken into account for such year (including amounts treated as recognized built-in gain under the 338 Approach set forth in Service Notice 2003-65, as described above).

(3)	Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. Thus, for tax periods after the Effective Date, Reorganized THCR may have to pay AMT regardless of whether it generates a NOL or has sufficient NOL carryforwards to offset regular taxable income for such periods. Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B.	U.S. Federal Income Tax Consequences to U.S. Holders

For purposes of the following discussion, a U.S. Holder is a Holder who or that is or is treated for U.S. federal income tax purposes as (1) an individual that is a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof, (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a U.S. person.

(1)	U.S. Holders of Class 5 Claims

In general, the treatment of a U.S. Holder of a Class 5 Claim will depend upon (i) the nature of the Allowed Other Secured Claim held by such U.S. Holder and (ii) the consideration received in satisfaction thereof. U.S. Holders, if any, whose Class 5 Claims are not Reinstated pursuant to the Plan should consult their tax advisors as to the tax consequences resulting to them as a consequence of the consummation of the Plan.

(2)	U.S. Holders of TAC Notes and TCH Notes

Except as discussed below with respect to certain U.S. Holders of TAC Notes, a U.S. Holder of TAC Notes or TCH Notes will recognize gain or loss equal to the difference between (i) the sum of the cash, the issue price of the New Notes and the fair market value of the New Common Stock received and, in the case of U.S. Holders of TAC Notes, the fair market value of the right to receive the

New Class A Warrants Proceeds (excluding any amount attributable to accrued but unpaid interest on the TAC Notes or TCH Notes, as discussed below) and (ii) the U.S. Holder’s adjusted tax basis in the TAC Notes or TCH Notes, as applicable, exchanged therefor. Any such gain or loss will generally be long-term capital gain or loss (subject to the market discount rules discussed below) if the TAC Notes or TCH Notes, as applicable, have been held for more than one year. A U.S. Holder’s initial tax basis in the New Notes and the New Common Stock received will be equal to their respective fair market values on the Effective Date, and the holding period for the New Notes and the New Common Stock will begin on the day immediately after the Effective Date. Holders of TAC Notes who would otherwise recognize gain on the exchange of their TAC Notes for consideration pursuant to the Plan should consult their tax advisor regarding the possible applicability of the installment sale method to their receipt of New Class A Warrants Proceeds. In general, the installment method will not be available if, among other circumstances, the TAC Notes were treated as traded on an established securities market within the meaning of the Tax Code and applicable Treasury Regulations.

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased TAC Notes or TCH Notes with “market discount.” Subject to a statutory de minimis exception, securities have market discount if they were purchased at an amount less than the stated redemption price at maturity of the securities. In general, unless the U.S. Holder previously elected to include market discount in income currently as it accrued, any gain realized by a U.S. Holder on the exchange of TAC Notes or TCH Notes having market discount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) while such TAC Notes or TCH Notes, as applicable, were held by the U.S. Holder.

A U.S. Holder will be treated as receiving a payment of interest (includible in income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes) to the extent that any property received pursuant to the Plan is attributable to accrued but unpaid interest, if any, with respect to the TAC Notes or the TCH Notes, as the case may be. A U.S. Holder will recognize ordinary income to the extent the value of such property exceeds the amount of interest previously taken into income by the U.S. Holder, and a U.S. Holder’s basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date. A U.S. Holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE DETERMINATION OF THE AMOUNT OF CONSIDERATION RECEIVED UNDER THE PLAN THAT IS ATTRIBUTABLE TO INTEREST.

(3)	U.S. Holders of New Notes

Original Issue Discount. The New Notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. If the New Notes are treated as issued with OID, a U.S. Holder of New Notes will be required to include OID in gross income on an annual basis under a constant yield accrual method, regardless of its regular method of tax accounting.

In general, the amount of OID on a debt instrument is equal to the excess of (i) the sum of the debt instrument’s stated redemption price at maturity over (ii) the issue price of the debt instrument. The stated redemption price at maturity of a New Note will include all payments on the note other than payments of “qualified stated interest.” Stated interest on the New Notes will be treated as qualified stated interest. The “issue price” of the New Notes will depend on whether either (x) the New Notes or

(y) the TAC Notes or TCH Notes (as applicable) exchanged therefor are “publicly traded” under applicable Treasury Regulations. If neither (a) the New Notes nor (b) the TAC Notes or TCH Notes (as applicable) exchanged therefor is so traded, the issue price of a New Note will be equal to its stated principal amount. In such event, the New Notes will not be treated as issued with OID.

If the New Notes are “traded on an established securities market,” then the issue price of the New Notes will be the fair market value of the New Notes. If the TAC Notes or the TCH Notes, as applicable, are “traded on an established securities market” (but the New Notes received in exchange therefor are not), the issue price of the New Notes will generally be equal to the fair market value of the TAC Notes or the TCH Notes, as applicable, exchanged therefor at the time of the exchange (less the fair market value of the portion of such TAC Notes or TCH Notes, as applicable, allocable to any other property received in addition to the new debt instrument, such as cash or New Common Stock).

If the New Notes are issued with OID, then, in general, a U.S. Holder of a New Note must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of its regular method of tax accounting. As a result, a U.S. Holder will include OID in income in advance of the receipt of cash attributable to such income. The amount of OID includible in income by an initial U.S. Holder of a New Note is the sum of the “daily portions” of OID with respect to the New Note for each day during the taxable year or portion thereof in which such U.S. Holder holds such New Note (“Accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a New Note may be of any length and may vary in length over the term of the New Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the New Note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of qualified stated interest allocable to such accrual period. The adjusted issue price of a New Note at the start of any accrual period is equal to its issue price, increased by the Accrued OID for each prior accrual period and reduced by any prior payments made on such New Note (other than payments of qualified stated interest).

AHYDO. Although not expected, if the New Notes have “significant OID,” as defined in Section 163(i)(2) of the Tax Code, and the yield on the New Notes exceeds a certain threshold, as described in Section 163(i)(1)(B) of the Tax Code, the New Notes will be “applicable high yield discount obligations” (“AHYDO”). In such an event, THCR generally would not be able to deduct its distributive share of the OID on the New Notes until such time as such OID was actually paid in cash or other property (other than stock or debt of Holdings, THCR or a related party), and a portion of the OID on the New Notes might not be deductible by THCR at any time, regardless of whether such interest is actually paid in cash or other property.

Sale or Other Taxable Disposition. A U.S. Holder of a New Note will recognize gain or loss on the sale or other taxable disposition of a New Note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the New Note. A U.S. Holder’s adjusted basis in a New Note generally will be the U.S. Holder’s cost therefor, increased by any OID taken into account with respect to the New Note and reduced by any principal payments received by such U.S. Holder. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the New Note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

(4)	U.S. Holders of New Common Stock

Dividends. A U.S. Holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent that such distributions are paid out of Reorganized THCR’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will reduce the U.S. Holder’s tax basis in its New Common Stock and, to the extent such excess distributions exceed such tax basis, will be treated as gain from a sale or exchange of such New Common Stock. U.S. Holders that are treated as corporations for U.S. federal income tax purposes may be entitled to dividends received deduction with respect to distributions out of earnings and profits and are urged to consult their tax advisor regarding the rules relating to the dividends received deduction.

Sale or Other Taxable Disposition. Upon the sale or other taxable disposition of New Common Stock, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash and fair market value of any property received and such U.S. Holder’s adjusted tax basis in such New Common Stock (determined as described above). Subject to the market discount rules discussed above under “–U.S. Holders of TAC Notes and TCH Notes,” this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the New Common Stock for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

(5)	U.S. Holders of Old THCR Common Stock

The Reverse Stock Split will not be a taxable event and consequently U.S. Holders of Old THCR Common Stock will not recognize any gain or loss upon the Reverse Stock Split. The receipt of New Class A Warrants by U.S. Holders of Old THCR Common Stock should not be taxable. Under Treasury Regulations promulgated under Section 307 of the Tax Code, assuming that the fair market value of the New Class A Warrants received by a U.S. Holder on the Effective Date is less than 15% of the fair market value of the Old THCR Common Stock held by such U.S. Holder on the Effective Date, a U.S. Holder’s basis in such New Class A Warrants should be zero. If the fair market value of the New Class A Warrants exceeds 15% of the fair market value of the Old THCR Common Stock, or if the U.S. Holder makes a special election, the U.S. Holder’s basis in its Old THCR Common Stock will be allocated among the New Class A Warrants and the Old THCR Common Stock in proportion to their fair market values on the Effective Date. If the U.S. Holder allows a New Class A Warrant to lapse unexercised, no basis will be allocable to such New Class A Warrant. If a U.S. Holder exercises a New Class A Warrant, the tax basis of the Old THCR Common Stock acquired thereby will be equal to the basis of the New Class A Warrant (if any), increased by the exercise price, and the holding period of the Old THCR Common Stock will include the period during which the U.S. Holder held the New Class A Warrant. The applicability of the above referenced Treasury Regulations is not entirely clear in this circumstance. Holders are urged to consult their tax advisor regarding the determination of their tax basis in New Class A Warrants received.

(6)	Backup Withholding and Information Reporting

A U.S. Holder may be subject to backup withholding at the applicable tax rate (currently 28%) with respect to (i) the receipt of consideration (including cash, New Notes, New Common Stock,

New Class A Warrants and/or New Class A Warrants Proceeds) pursuant to the Plan, (ii) the payment of interest (or OID) on the New Notes, (iii) the payment of dividends on the New Common Stock, and (iv) the proceeds received upon the sale or other taxable disposition of the New Notes or the New Common Stock, unless such U.S. Holder (x) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (y) provides a correct taxpayer identification number (“TIN”) on Service Form W-9 (or a suitable substitute form), certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. An otherwise exempt U.S. Holder may be subject to backup withholding if, among other things, the U.S. Holder (i) fails to properly report payments of interest and dividends or (ii) in certain circumstances, has failed to certify, under penalty of perjury, that such U.S. Holder has furnished a correct TIN. U.S. Holders that do not provide a correct TIN may also be subject to penalties imposed by the Service.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of U.S. federal income taxes, a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Service.

The Reorganized Debtors (or their paying agent) may be obligated to provide information statements to the Service and to U.S. Holders who receive consideration pursuant to the Plan, receive interest (or OID) on the New Notes or receive dividends on the New Common Stock, reporting such payments (except with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations).

C.	U.S. Federal Income Tax Consequences to Non-U.S. Holders

For purposes of the following discussion, a Non-U.S. Holder is a Holder who or that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

(1)	Non-U.S. Holders of TAC Notes and TCH Notes

A Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain recognized on the disposition of its TAC Notes or TCH Notes, as applicable, unless such gain is effectively connected with a United States trade or business of the Non-U.S. Holder (as described below under “United States Trade or Business”). However, a Non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such Non-U.S. Holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain. Amounts received by a Non-U.S. Holder that are attributable to accrued but unpaid interest will be subject to the rules discussed below under Section XIII.B(2) – “Certain Federal Income Tax Consequences of the Plan – U.S. Federal Income Tax Consequences to U.S. Holders – Non-U.S. Holders of New Notes.”

(2)	Non-U.S. Holders of New Notes

Interest. Interest (including OID, if any) paid to a Non-U.S. Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that such payments are not effectively connected with a United States trade or business and (1) such Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the capital or profits interest in

Reorganized THCR Holdings; (2) such Non-U.S. Holder is not a controlled foreign corporation that is related to Reorganized THCR Holdings through actual or constructive stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (3) either (x) the Non-U.S. Holder certifies in a statement provided to the payor, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (y) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to the payor under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such Holder is not a “United States person” and provides the payor with a copy of such statement or (z) the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied. The required certification may be made by submitting a properly executed IRS Form – W-8 BEN prior to payment.

Even if the above conditions are not met, a Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the Non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a Non-U.S. Holder must generally complete Service Form W-8 BEN and claim this exemption on the form.

Disposition. A Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain recognized on the disposition of its New Notes unless such gain is effectively connected with a United States trade or business of the Non-U.S. Holder (as described below in Section XIII.C(5) – “Certain Federal Income Tax Consequences of the Plan – U.S. Federal Income Tax Consequences to Non-U.S. Holders – “United States Trade or Business”). However, a Non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such Non-U.S. Holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

(3)	Non-U.S. Holders of New Common Stock

Dividends. Subject to the discussion below under “—United States Trade or Business,” amounts treated as dividends paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividends (or, if applicable, a lower treaty rate).

Disposition. THCR believes that it is a “United States Real Property Holding Corporation” (or “USRPHC”) for U.S. federal income tax purposes. Accordingly, under the Foreign Investment in Real Property Tax Act (“FIRPTA”) rules, a Non-U.S. Holder of New Common Stock will generally be subject to a 10% withholding tax on the gross proceeds of a sale or other taxable disposition and to U.S. federal income tax on a net income basis as if it were a U.S. Holder on any gain realized on the sale or other taxable disposition. For purposes of the FIRPTA rules, certain dispositions that would otherwise be treated as non-recognition transactions will be treated as taxable dispositions. However, if and for so long as New Common Stock is regularly traded on an established securities market, a Non-U.S. Holder of New Common Stock will not be subject to the 10% withholding tax, but will be subject to U.S. federal income tax on a net basis on gain recognized as a disposition of New Common Stock if the Non-United States holder actually or constructively held more than five (5) percent of such regularly traded New Common Stock.

(4)	Non-U.S. Holders of Old THCR Common Stock

The Reverse Stock Split will not be a taxable event and consequently Non-U.S. Holders of Old THCR Common Stock will not recognize any gain or loss upon the Reverse Stock Split. The receipt of New Class A Warrants by Non-U.S. Holders of Old THCR Common Stock should not be taxable. A Non-U.S. Holder’s basis in the New Class A Warrants received and any New Common Stock received upon the exercise of a New Class A Warrant should generally be as described above under “U.S. Federal Income Tax Consequences to U.S. Holders—U.S. Holders of Old THCR Common Stock.”

(5)	United States Trade or Business

If interest on TAC Notes, TCH Notes or New Notes, dividends received on the New Common Stock or gain from a disposition of TAC Notes, TCH Notes, New Notes or New Common Stock is effectively connected with a Non-U.S. Holder’s conduct of a United States trade or business, and, if so provided by an applicable income tax treaty, the Non-U.S. Holder maintains a United States “permanent establishment” to which the interest or gain is attributable, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest, dividends or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the TAC Notes, the TCH Notes or the New Notes, as applicable, or dividends received on the New Common Stock, is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification, generally on Service Form W-8ECI, is provided). A corporate Non-U.S. Holder may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

(6)	Backup Withholding and Information Reporting

Backup withholding will not apply to the receipt of consideration pursuant to the Plan, payments of interest on the TAC Notes, the TCH Notes or the New Notes, or to payments of dividends on New Common Stock, to a Non-U.S. Holder if the Holder meets the identification and certification requirements discussed above in Section XIII.C(2) – “Certain Federal Income Tax Consequences of the Plan – U.S. Federal Income Tax Consequences to Non-U.S. Holders – Non-U.S. Holders of New Notes – Interest” for exemption from United States federal withholding tax or otherwise establishes an exemption. However, information reporting may still apply. Payments of the proceeds from a disposition by a Non-U.S. Holder of a New Note or New Common Stock made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the Non-U.S. Holder establishes an exemption from information reporting and backup withholding. Payments of the proceeds from a disposition by a Non-U.S. Holder of a New Note or New Common Stock made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker has certain U.S. connections.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of U.S. federal income taxes, a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Service.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Dated: December 15, 2004	Trump Hotels & Casino Resorts, Inc.

/s/ Scott C. Butera
	By:	Scott C. Butera
	Its:	President and Chief Operating Officer

/s/ John P. Burke
	By:	John P. Burke
	Its:	Executive Vice President and
Corporate Treasurer